As filed with the Securities and Exchange Commission on March 30, 2020

Registration No. 333-236253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	61-1898603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8201 Greensboro Dr.

Suite 300

McLean, VA 22102

Telephone: (703) 288-3380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Weiler

KLDiscovery Inc.

8201 Greensboro Dr.

Suite 300

McLean, VA 22102

Telephone: (703) 288-3380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq.

Shagufa R. Hossain, Esq.

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, D.C. 20004

Telephone: (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-236253) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on February 10, 2020, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 26, 2020, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on February 4, 2020.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2020.

PROSPECTUS

KLDISCOVERY INC.

29,350,000 Shares of Common Stock Issuable Upon

Exercise of Outstanding Warrants

This prospectus relates to the issuance by KLDiscovery Inc., a Delaware corporation (the “Company”) of (i) 23,000,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of 23,000,000 warrants (the “Public Warrants”) originally included as part of the units issued in our initial public offering (the “IPO”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (ii) 4,585,281 shares of Common Stock that may be issued upon the exercise of 4,585,281 warrants (the “Private Warrants”) sold in a private placement that closed simultaneously with the consummation of our IPO, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock or, if held by the initial purchaser of such Private Warrants or certain permitted transferees, to purchase Common Stock on a cashless basis, and (iii) 1,764,719 shares of Common Stock that may be issued upon the exercise of 1,764,719 warrants (the “Debenture Holder Warrants” and, together with the Private Warrants, the “Founder Warrants,” and together with the Public Warrants, the “Warrants”) sold in a private placement that closed simultaneously with the consummation of the Business Combination, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock or, if held by the initial purchaser of such Debenture Holder Warrants or certain permitted transferees, to purchase Common Stock on a cashless basis.

We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Common Stock. See “Use of Proceeds.”

Our Common Stock and Public Warrants are currently quoted on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively. On March 24, 2020, the last reported sale price of our Common Stock was $7.70 per share and the last reported price of the Public Warrants was $0.15 per warrant.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk.

See “Risk Factors” beginning on page 6 for a discussion of information that should be considered in connection with the ownership of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2020.

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

i

Frequently Used Terms

As used in this prospectus:

“Business Combination” means the transactions contemplated by the Merger Agreement and related agreements;

“Carlyle” means Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership;

“Code” means the Internal Revenue Code of 1986, as amended;

“Closing Date” means December 19, 2019, the date that the Business Combination was consummated;

“Company” means (i) prior to the Business Combination, Pivotal Acquisition Corp., a Delaware corporation, and (ii) following the Business Combination, KLDiscovery Inc., a Delaware corporation;

“Debentures” means the $200 million aggregate principal amount of 8% convertible debentures due 2024 that were issued on December 19, 2019 in a private placement to certain “accredited investors” pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act;

“Debenture Holders” means Ontario Teachers’ Pension Plan, another large global financial institution and affiliates of MGG Investment Group, LP (“MGG”), an affiliate of Kevin Griffin, one of our directors, who hold the Debentures;

“Debenture Holder Warrants” means the 1,764,719 warrants sold to the Debenture Holders in a private placement that closed simultaneously with the consummation of the Business Combination;

“Founder” means Pivotal Acquisition Holdings LLC, a Delaware limited liability company and an affiliate of certain of the Company’s officers and directors;

“Founder Lock-Up Agreement” means the lock-up agreement, dated as of the Closing Date, entered into by the Company and the Founder;

“founder shares” means the 5,750,000 shares of Class B common stock of the Company that were issued prior to our IPO and, unless otherwise indicated, assumes conversion of those shares upon consummation of the Merger into the Company’s single class of Common Stock on a one-for-one basis;

“Founder Warrants” means the Private Warrants and the Debenture Holder Warrants, collectively;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

“LD Topco” means LD Topco, Inc., a Delaware corporation;

“Merger” means the merger of Merger Sub with and into LD Topco, with LD Topco surviving as a wholly owned subsidiary of the Company;

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of May 20, 2019, as amended by the Amendment to Agreement and Plan of Reorganization, dated as of October 30, 2019, and Amendment No. 2 to Agreement and Plan of Reorganization, dated as of December 16, 2019, by and among the Company, Merger Sub, LD Topco and, solely in its capacity as a representative of the stockholders of LD Topco, Carlyle;

“Merger Sub” means Pivotal Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Pivotal;

ii

“Pivotal” means Pivotal Acquisition Corp., a Delaware corporation, which was renamed “KLDiscovery Inc.” upon the closing of the Merger;

“Private Warrants” means the 6,350,000 warrants sold to the Founder in a private placement that closed simultaneously with the consummation of the IPO, 1,764,719 of which were forfeited in connection with the consummation of the Business Combination;

“public shares” means the Common Stock included in the units issued in our IPO;

“public stockholders” means holders of public shares, including the Founder and the Company’s officers and directors to the extent they hold public shares; provided, that the holders of founder shares will be considered a “public stockholder” only with respect to any public shares held by them;

“Public Warrants” means the 23,000,000 warrants exercisable for Common Stock included in the units issued in our IPO;

“Registration Rights Agreement” means the registration rights agreement, dated as of the Closing Date, entered into in connection with the consummation of the Business Combination among the Company, the stockholders LD Topco, the holders of the founder shares and certain other securityholders of the Company;

“Revolution” means Revolution Growth III, LP, a Delaware limited partnership;

“RG” means Revolution;

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Stockholders’ Agreement” means the stockholders’ agreement, dated as of the Closing Date, as amended by the Amendment to Stockholders’ Agreement, dated as of March 23, 2020, entered into in connection with the consummation of the Business Combination among the Company and affiliates of Carlyle and Revolution;

“TCG” means The Carlyle Group Inc.;

“U.S. GAAP” means generally accepted accounting principles in the United States; and

“Warrants” means the Private Warrants, the Debenture Holder Warrants and the Public Warrants, collectively.

iii

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

Throughout the prospectus, which forms a part of this Registration Statement, we refer to the special purpose acquisition company, Pivotal Acquisition Corp., prior to the Closing Date (defined below) as the “Company.” Following consummation of the Business Combination, the “Company,” and references to “we,” “us,” or similar such references should be understood to be references to the combined company, KLDiscovery Inc. When this prospectus references “LD Topco” and describes the business of KLDiscovery, it refers to the business of LD Topco, Inc. and its subsidiaries prior to the consummation of the Business Combination. Following the date of the Business Consummation, references to “KLDiscovery” should be understood to reference KLDiscovery Inc.

Our Company

The Company was incorporated under the name “Pivotal Acquisition Corp.” as a blank check company on August 2, 2018 under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, stock purchase, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business were not limited to any particular industry or geographic location, but focused on companies in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior.

In August 2018, Pivotal Acquisition Holdings LLC (the “Founder”) purchased 5,750,000 shares of Class B common stock (“founder shares”) for an aggregate purchase price of $25,000 in connection with the Company’s organization. The Founder transferred 50,000 founder shares to each of our independent directors in December 2018 and transferred 100,000 founder shares to our chief financial officer in December 2018, in each case at the same per-share purchase price paid by the Founder. These shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 4, 2019, we consummated our IPO of 23,000,000 units, including 3,000,000 units subject to the underwriters’ over-allotment option. Each unit consisted of one share of Class A Common Stock and one redeemable Public Warrant, with each Public Warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 per share commencing 30 days after the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230 million. Cantor Fitzgerald & Co. acted as the sole book-running manager and BTIG, LLC acted as lead manager of the offering. The securities sold in the IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-229027), which became effective under Section 8(a) of the Securities Act on January 31, 2019.

Simultaneous with the consummation of the IPO, we consummated the private placement of an aggregate of 6,350,000 Private Warrants to the Founder at a price of $1.00 per Private Warrant, generating total proceeds of $6.35 million. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Warrants are identical to the Public Warrants included in the units sold in the IPO, except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchaser or its permitted transferees. In connection with the Business Combination (defined below) the Founder forfeited 1,764,719 Private Warrants.

Following the IPO, a total of $230 million was placed in the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On December 19, 2019 (the “Closing Date”), the Company and LD Topco, Inc., a Delaware corporation (“LD Topco”), consummated a business combination pursuant to an Agreement and Plan of Reorganization, dated as of May 20, 2019, as amended by (i) the Amendment to Agreement and Plan of Reorganization, dated as of October 30, 2019, and (ii) the Amendment No. 2 to Agreement and Plan of Reorganization, dated as of December 16, 2019 (the “Merger Agreement”), by and among the Company, Pivotal Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), LD Topco, and, solely in its capacity as representative of the stockholders of LD Topco, Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership (“Carlyle”). Pursuant to the Merger Agreement, among other things, Merger Sub was merged with and into LD Topco, with LD Topco surviving as a wholly owned subsidiary of the Company (the “Business Combination”).

In connection with the consummation of the Business Combination:

•

each outstanding share of common stock of LD Topco was converted into the right to receive a pro rata portion of (i) 34,800,000 shares of Company common stock and (ii) 2,200,000 additional shares of Company common stock if during the five-year period following the Closing Date (x) a change of control occurs or (y) the reported closing sale price of Company common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days;

•	each outstanding share of the Company’s Class B common stock, par value $0.0001 per share, was converted into one share of the our single class of Common Stock, par value $0.0001 per share;

•

each outstanding Warrant of the Company entitles the holder to purchase shares of our Common Stock beginning the later of (i) 30 days after the Closing Date and (ii) one year after the date of the Company’s IPO; and

•

the Company issued (i) $200,000,000 of 8% convertible debentures due 2024 (the “Debentures”), (ii) 2,097,974 shares of Common Stock and (iii) 1,764,719 Debenture Holder Warrants in a private placement to certain “accredited investors” pursuant to an exemption from registration.

LD Topco

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2018, we served over 4,300 legal technology clients, including 95% of the AM Law 100 and 65% of Fortune 500 companies. We have broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Our technology and service offerings protect our clients from growing information governance challenges, litigation, compliance breaches and data loss.

Our legal technology service offerings provide a wide variety of solutions for information governance and eDiscovery, including forensic collections, data processing, secure hosting, managed document review, advanced analytics and document production. eDiscovery refers to a process in which electronic data is sought, located, secured, searched and analyzed with the intent of using it as evidence in a civil, criminal or investigative legal case or regulatory action. Our data recovery service offerings allow clients to recover data in the event of physical or logical loss and provide data management tools and solutions and proprietary data erasure technologies. We differentiate ourselves through our leading integrated suite of proprietary software and services, geographic scale and award-winning corporate culture, which we believe drives our client service success.

Our longstanding relationships with our clients are driven primarily by two factors: technological excellence and a culture of client service. We were ranked as a top eDiscovery provider in an aggregation of fourteen “Best Of” customer surveys from a variety of ALM online legal publications.

We offer our clients both proprietary and third-party solutions to address their legal technology requirements. Our proprietary end-to-end eDiscovery solution, Nebula, can be deployed on the cloud, on premise or behind a client’s firewall via mobile kits. This technology is a key selling point and these solutions are critical to our success. We believe that our proprietary solutions offer us a unique competitive advantage in the industry, giving us an exclusive product, which allows our clients to execute their job functions quickly and with a high degree of accuracy, thus saving them time and expense. In addition to our proprietary suite of tools, we can integrate third-party applications and tools into our workflow to create what we believe is the best possible solution for our clients. This is useful for projects where clients want to take advantage of our technology platform, but may also have a need to leverage technology that specializes in one narrow aspect. We uphold a core set of client service values including teamwork, responsiveness and sole focus on client service. As we have scaled our global operations, this set of shared beliefs has created a unique environment where employees thrive and work together to deliver our white-glove, 24/7/365 service to our clients. In an industry that is driven by long-term, repeat relationship business, we believe our technology solutions, coupled with our dedication to excellent service, have continued to set us apart from the competition.

Risk Factors

There are a number of risks related to our business and our Common Stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” beginning on page 6 of this prospectus and the other information contained and incorporated by reference in this prospectus.

Accounting Treatment

The Merger was accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on (i) LD Topco being expected to have the majority interest of the combined company, (ii) LD Topco being represented on the board of directors of the combined company by up to three members, in addition to the chief executive officer of LD Topco, (iii) LD Topco’s senior management comprising the senior management of the combined company and (iv) LD Topco’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Merger was treated as the equivalent of LD Topco issuing stock for the net assets of Pivotal, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of LD Topco.

Corporate Information

The mailing address of our principal executive office is 8201 Greensboro Dr., Suite 300, McLean, VA 22102 and the telephone number is (703) 288-3380. The website address is www.kldiscovery.com. The information found on the website is not part of, and is not incorporated into, this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of such extended transition period.

We will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of our IPO), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

THE OFFERING

We are registering the issuance by us of (i) 23,000,000 shares of Common Stock underlying the Public Warrants, (ii) 4,585,281 shares of Common Stock underlying the Private Warrants and (iii) 1,764,719 shares of Common Stock underlying the Debenture Holder Warrants.

Shares of Common Stock to be issued upon exercise of the Warrants	29,350,000 shares of Common Stock.

Shares of Common Stock outstanding prior to exercise of the Warrants (1)	42,529,017 shares of Common Stock

Shares of Common Stock to be outstanding assuming exercise of the Warrants (1)	71,879,017 shares of Common Stock

Terms of the Public Warrants	Each Public Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share, at any time commencing on February 4, 2020, which is 12 months following the closing of our IPO. The Public Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

Terms of the Founder Warrants	Each Founder Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share or, if held by the initial purchaser of the Founder Warrant or certain permitted transferees, on a cashless basis, at any time commencing on February 4, 2020, which is 12 months following the closing of our IPO. The Founder Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”

Use of proceeds	We expect to receive proceeds of approximately $337.5 million from the exercise of the Warrants if they are all exercised for cash at an exercise price of $11.50 per share of Common Stock. To the extent all of the Founder Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use any such proceeds for working capital and general corporate purposes.

Trading market and symbol	Our Common Stock and Public Warrants trade on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively.

(1)

The number of shares of Common Stock does not include (i) 7,500,000 shares of Common Stock available for future issuance under the KLDiscovery Inc. 2019 Incentive Award Plan, (ii) the shares of Common Stock that may be issuable upon conversion of the Debentures and (iii) 2,200,000 shares of Common Stock that may be issuable to certain of LD Topco’s stockholders if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our Common Stock and Warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving client demands and needs. We compete on the basis of various factors, including product functionality, product integration, platform coverage, quality of service interoperability with third-party technologies, ability to scale and price products and services, worldwide sales infrastructure, global technical support, name recognition and reputation.

Our competitors vary in size, scope and breadth of the products and services they offer. Our competitors include software vendors that offer software products that directly compete with our product offerings. In our Data & Storage Technology (“DST”) business, we face growing competition from network equipment, computer hardware manufacturers, large operating system providers and other technology companies. These firms are increasingly developing and incorporating into their products storage, server management software and backup that compete at some levels with our product offerings. Our competitive position could be materially adversely affected to the extent that our clients perceive the functionality incorporated into these products as replacing the need for our products. Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from other eDiscovery and data management services providers. These companies are investing significantly in research and development as well as sales and marketing. In addition, we are facing competition from the backup services solutions offered by cloud information technology (“IT”) providers.

Our competitors may be able to adopt new or emerging technologies or address client requirements more quickly than we can. New and emerging technologies can also have the impact of allowing startup companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their clients or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. Increased competition could harm our business by causing, among other things, price reductions of our products, reduced profitability and loss of market share. In order to better serve the needs of our existing clients and to attract new clients, we must continue to:

•	enhance and improve our existing products and services (such as by adding new content and functionalities);

•	develop new products and services;

•	invest in technology; and

•	strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

If we fail to compete effectively, our financial condition and results of operations would be adversely affected.

We may need to change our pricing models in order to compete successfully.

General economic and business conditions together with the intense competition we face in the sales of our products and services place pressure on us to reduce prices for our software and services, and we frequently encounter aggressive price competition. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable than ours, we may need to lower our prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Additionally, the increasing prevalence of cloud and Software-as-a-Service (“SaaS”) delivery models offered by us and our competitors may unfavorably impact pricing of both our on-site software business and our cloud business, as well as overall demand for our on-site software product and service offerings, which could reduce our revenues and profitability. Our competitors sometimes offer lower pricing on their support offerings, which places pressure on us to further discount our product or support pricing.

Industry pricing models are also evolving, and we anticipate that clients may increasingly request alternative pricing models. These pricing models may exacerbate existing pricing pressures, require investments in different product solutions or place us at a competitive disadvantage relative to our competitors. Moreover, the use of evolving technology by our clients to develop more complex pricing models may lead to additional pricing pressures. If we are unable to adapt our operations to these evolving pricing models, our results of operations may be adversely affected or we may not be able to offer pricing that is attractive relative to our competitors.

Any broad-based change to our prices and pricing policies could cause our revenues to decline or be delayed as our sales force implements, and our clients adjust to, such new pricing policies. Some of our competitors may bundle products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our products. If we do not adapt our pricing models to reflect changes in client use of our products or changes in client demand, our revenues could decrease. An increase in open source software distribution may also cause us to change our pricing models.

If we do not continue to attract, motivate and retain members of our senior management team and highly qualified employees, we may not be able to develop new and enhanced products and services or effectively manage or expand our business.

Our future success depends upon the continued service and performance of our senior management team and certain of our key technical and sales personnel. In particular, we are highly dependent on the services of Christopher J. Weiler, who currently serves as our chief executive officer. If we lose any of our senior management term or key technical and sales personnel, we may not be able to effectively manage our current and future operations, and our business, financial condition and results of operations would be adversely affected.

In addition, our business depends on our ability to continue to attract, motivate and retain highly qualified technical, managerial, and sales and marketing employees in order to implement our corporate development strategy and operations. There is a limited pool of employees who have the requisite skills, training and education. We face intense competition for qualified individuals from numerous technology, software, startup and emerging growth companies, which are active in many of the technical areas and geographic regions in which we conduct product development. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees. For example, we have agreed to provide payments to various current employees in connection with certain changes of control, and such payments may, in the aggregate, be material to us. Due to our status as a public company, these compensation packages may be higher than they would have been if we continued to be a private company. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our ability to implement our business plan and develop and maintain our software could be adversely affected. As a result, our business, financial condition and results of operations would be adversely affected.

Our ability to expand our operations and maintain or increase our revenue is dependent on the quality of our client service and support services, and our failure to perform at a high level and provide high quality service could have a material adverse effect on our results of operations.

Our clients depend upon our client service and support staff to meet their eDiscovery needs. High-quality support services are critical for the success and sale of our services and solutions. If we fail to provide high-quality support on an ongoing basis, our clients may react negatively and our reputation in the marketplace could be materially and adversely affected, which would negatively impact our ability to secure contracts from existing and potential clients. Our failure to maintain high-quality support services could have a material and adverse effect on our business, results of operations and financial condition. Further, we may be unable to respond quickly enough to accommodate short-term increases in client demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our clients. Further client demand for these services could increase our costs and adversely affect our operating results.

An outbreak of disease or similar public health threat, such as a novel strain of coronavirus, could have a material adverse impact on the Company’s business, operating results and financial condition.

We are vulnerable to the general economic effects of disease outbreaks and similar public health threats. Starting in late 2019, there was an outbreak of a novel strain of coronavirus (“COVID-19”) in Wuhan, China that has since spread to other regions in China and the rest of the world. It has recently been declared a pandemic by the World Health Organization and is impacting worldwide economic activity. A public health pandemic, including COVID-19, poses the risk that we or our employees, contractors, suppliers, customers and other business partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. We have offices in 20 countries, including regions most impacted by COVID-19. We have transitioned the majority of our workforce to a remote working model, whereby employees execute their job functions from home leveraging a 2-factor authenticated and secure VPN. Notably, the company’s document review business, which has always been conducted entirely at our facilities, has transitioned to a remote model to ensure continuity of operations. If shutdowns continue, our sales force and in-person services may be impacted, which could impact our sales and operating results. The extent to which COVID-19 will impact our results, including the ability of our customers to continue to pay in a timely manner, is dependent on future developments, which are uncertain and unpredictable, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread of COVID-19 and the measures taken by the governments of countries affected could adversely impact our business, financial condition or results of operations.

We process, store and use personal and other special datasets on behalf of some of our clients, which subjects us to governmental regulation and other legal obligations related to privacy and information security, and our actual or perceived failure to comply with such obligations could harm our business and reputation.

We collect, store, transmit, use, disclose and process data that was collected from or about natural persons or their devices (“personally identifiable information” or “PII”) and other sensitive client data. In addition to terms in our contractual arrangements with our clients, there are numerous federal, state, local and foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of such PII and other personal or client data, the scope of which is continually evolving and subject to differing interpretations. We and our clients must comply with such laws, regulations and directives and we and our clients may be subject to significant consequences, including penalties and fines, for our failure to comply.

For example, on May 25, 2018, the General Data Protection Regulation 679/2016 (“GDPR”) replaced the Data Protection Directive 95/46/EC with respect to the processing of PII in the European Union. The GDPR imposes several stringent requirements for controllers and processors of PII (including non-E.U. processors who process personal data on behalf of E.U. controllers), including, for example, more robust internal accountability controls, a strengthened individual data rights regime, shortened timelines for mandatory data breach notifications, limitations on retention and secondary use of information and additional obligations when we contract with third parties in connection with the processing of the PII. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the E.U. member states may result in fines of up to €20 million or up to 4% of the total worldwide annual revenue for the preceding financial year, whichever is higher, and other administrative penalties. Complying with the GDPR has required us to implement additional internal processes to ensure that we collect and process PII in a compliant way and re-draft of all our standard contracts to meet specific articles within the GDPR. As we continue to operate under the GDPR, compliance may become onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from Europe to the United States. For example, the E.U.-U.S. Privacy Shield Framework, of which we are accredited, is under review and there is currently litigation challenging other E.U. mechanisms for adequate data transfers (i.e., the standard contractual clauses). It is uncertain whether the Privacy Shield Framework and/or the standard contractual clauses will be invalidated by European courts or legislatures (as was the case for the earlier Safe Harbor Framework). We rely on a mixture of mechanisms to transfer our internal PII from the European Union to the United States, and we could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in European courts. If one or more of the legal bases for transferring PII from Europe to the United States is invalidated, or if we are unable to transfer PII between and among countries and regions in which we operate, it could affect the manner in which we provide our services or could adversely affect our financial results.

Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others (including clients), a loss of client confidence, damage to our brand and reputation or a loss of clients, any of which could have an adverse effect on our business. In addition, various federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data-retention and data-protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with clients. For example, some countries have adopted laws mandating that PII regarding clients in their country be maintained solely in their country. Having to maintain local data centers and redesign product, service and business operations to limit PII processing to within individual countries could increase our operating costs significantly.

Additionally, in connection with some of our product initiatives, we expect that our clients may increasingly use our cloud services to store and process PII and other regulated data. We post, on our websites, and, where appropriate, within our products, our privacy policies and practices concerning the treatment of PII that we hold as a “controller.” While we include minimum privacy or information security commitments in our contracts, E.U. requirements may make it so that we will be unable to do business without such commitments. Any failure by us to timely amend client contracts to conform to changing data protection laws, or to comply with our posted privacy policies, other federal, state or international privacy-related or data protection laws and regulations, or the privacy or information security commitments contained in our contracts could result in proceedings against us by governmental entities or others, including individual rights of action, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the increased attention focused upon any liability we may have as a result of lawsuits or regulatory actions could also harm our reputation or otherwise impact the growth of our business. Furthermore, although we market and sell products to our clients to help them comply with federal, state, local and foreign laws, regulations and directives, including the GDPR, our clients are responsible for ensuring they are in compliance with such laws, regulations and directives. Any failure by our clients to comply could result in significant consequences to them, including penalties and fines, and despite the existence of contractual exclusions and marketing disclaimers which make their responsibility for their own compliance clear, our clients may file claims or seek indemnification from us, which may result in reputational harm and require us to expend time, effort and costs to defend such claims or respond to indemnification requests.

In addition to government regulation, privacy advocacy and industry groups or other third parties may propose new and different self-regulatory standards that either legally or contractually apply to our clients or us. Any significant change to applicable laws, regulations, directives or industry practices regarding the collection, storage, transmission, processing, use or disclosure of our clients’ data, or regarding the manner in which the express or implied consent of clients for the collection, storage, transmission, processing, use and disclosure of such data is obtained, could require us to modify our solutions and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our clients voluntarily share with us. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to clients or other third parties, our privacy-related legal obligations or any compromise of security that results in the unauthorized access to, use, release or transfer of PII or other client data, may result in governmental enforcement actions, litigation, negative media attention or public statements against us by consumer advocacy groups or others and could cause our clients to lose trust in us, which would have an adverse effect on our reputation and business. Our clients may also accidentally disclose their passwords or store them on a mobile device that may be lost or stolen, resulting in unauthorized access to their data and creating the perception that our systems are not secure against third-party access. Additionally, if employees or third parties that we work with, such as contractors, vendors or developers, violate applicable laws or our policies, such violations may also put our clients’ information at risk and could in turn have an adverse effect on our business.

We have expanded our involvement in the delivery and provision of cloud computing through business alliances with various providers of cloud computing services and software and expect to continue to do so in the future. The application of U.S. and international data privacy laws to cloud computing vendors is uncertain, and our existing contractual provisions may prove to be inadequate to protect us from claims for data loss or regulatory noncompliance made against us resulting from the failures of cloud computing providers which we may partner with. While we do limit this in our contractual agreements with clients, the failure to comply with data protection laws and regulations by our clients and business partners who provide cloud computing services could have a material adverse effect on our business. Some cloud computing providers have been reluctant to provide us with information which we need in order to comply with E.U. privacy laws, and some providers refuse to offer legally compliant terms or offer terms that are commercially reasonable. We will need to modify our procurement processes in response to changing client and regulatory demands. If we fail to do so correctly, or in a timely manner, we may experience disruptions in client relationships, or receive regulatory inquiries or be the subject of government enforcement actions, which may in turn cause a material loss in revenues or damage our brand and reputation.

We have acquired businesses in the past, and we may consider opportunities in the future to acquire other companies, assets or product lines that complement or expand our business. If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations. A difficult or unsuccessful integration of an acquired business could have an adverse effect on our results of operations.

Achieving the anticipated benefits of any acquisitions depends in part upon whether we can integrate new businesses in an efficient and effective manner. The integration of any acquired businesses involves a number of risks, including, but not limited to:

•	the complexity, time and costs associated with the integration of acquired business operations, workforce, products and technologies;

•	the diversion of management time and attention;

•	unexpected losses of key employees or clients of the acquired business, including costs associated with the termination or replacement of those employees;

•	failure to fully achieve expected synergies and cost savings;

•	difficulties in conforming standards, processes, systems, procedures and controls of the acquired business with our operations;

•	demands on management related to any increases in the scope, geographic diversity and complexity of our operations;

•	difficulties in transferring processes and know-how;

•	the assumption of liabilities of the acquired businesses, including litigation related to the acquired business;

•	the reduction of cash available for operations and other uses and resulting in potentially dilutive issuances of equity securities or the incurrence of debt; and

•	the impairment of relationships with clients or business partners of the acquired business or our own clients as a result of any integration of operations;

•	the addition of acquisition-related debt as well as increased expenses and working capital requirements;

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substantial accounting charges for restructuring and related expenses, write-off of in process research and development, impairment of goodwill, amortization of intangible assets and stock-based compensation expense;

•	managing tax costs and inefficiencies associated with the integration of acquired businesses; and

•	risks relating to the challenges and costs of closing a transaction.

Successful integration of any acquired businesses or operations will depend on our ability to manage these operations, realize opportunities for revenue growth presented by strengthened product and service offerings and expanded geographic market coverage, and eliminate redundant and excess costs to fully realize the expected synergies. Because of difficulties in combining geographically distant operations and systems which may not be fully compatible, we may not be able to achieve the financial strength and growth we anticipate from the acquisitions.

We may not realize our anticipated benefits from our acquisitions, if any, or may be unable to efficiently and effectively integrate acquired operations as planned. If we fail to integrate acquired businesses and operations efficiently and effectively or fail to realize the benefits we anticipate, we may experience material adverse effects on our business, financial condition, results of operations and future prospects.

Defects, disruptions, performance problems or risks related to the provision of our product offerings could impair our ability to deliver our services and could expose us to liability, damage our brand and reputation or otherwise negatively impact our business

Certain of our products and services utilize software solutions developed by us or third parties for our clients’ needs, and new releases of software products are issued to our clients periodically. Complex software products, such as those we offer, may contain undetected errors or defects, especially when they are first introduced or new versions are released. Despite testing, these undetected errors may be discovered only after a product has been installed and used either in our internal processing system or by our clients, and could result in unanticipated service interruptions or other performance problems and cause damage to our clients’ businesses. If that occurs, clients could elect not to renew with us, to delay or withhold payment to us, or to make warranty or other claims against us, and we could be obligated to provide service credits based on our failure to meet service level commitments, which could result in additional expense and risk of litigation.

We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective products and services. The occurrence of errors in our products or services, the discovery of security vulnerabilities or the detection of bugs by our clients may damage our reputation in the market and our relationships with our existing clients, and as a result, we may be unable to attract or retain clients.

In addition, because our products and services are used to manage data that is often critical to our clients, they may have a greater sensitivity to defects in our products than to defects in other, less critical, applications. As a result, the licensing and support of our products and services involve the risk of product liability claims. Our license agreements with our clients typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in our license agreements vary and may not be effective as a result of existing or future national, federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any material product liability claims to date, the sale and support of our products entail the risk of such claims, which could be substantial in light of the use of our products in enterprise-wide environments. In addition, our insurance against product liability may not be adequate to cover all potential claims.

Our products, SaaS offerings, website and networks may be subject to intentional or accidental disruption that could materially adversely affect our reputation, business and future sales.

Despite our precautions and significant ongoing investments to protect against security risks such as data breaches, cyber-attacks and other intentional or accidental disruptions of our products, offerings and networks, we expect to be an ongoing target of attacks specifically designed to breach or interrupt our networks and systems, which could harm our reputation and result in litigation, fines and penalties. Experienced computer programmers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information or cause interruptions to our services. Our products may come under focused threats and attacks and we or our clients may suffer data loss as a consequence of such attacks on our products. Such cyber-attacks threaten to misappropriate our proprietary information and cause interruptions of our IT services. Because the techniques used by unauthorized persons to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or detect these techniques. Further, if unauthorized access or sabotage remains undetected for an extended period of time, the effects of such breach could be exacerbated. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems and networks. We have experienced and defended against threats to our systems and security including malware, phishing attacks and Distributed Denial of Service attacks, with none having had a material adverse effect on our business to date. However, we may experience more serious incidents in the future. Our exposure to cybersecurity threats and negative consequences of cybersecurity breaches will likely increase as we store increasing amounts of our clients’ data in cloud-based environments.

We outsource a number of our internal business functions to third-party contractors, and some of our client facing business operations depend, in part, on the success of our contractors’ own cybersecurity measures. We also partner with cloud service providers for some client service offerings. Similarly, particularly for the DST business, we rely upon distributors, resellers, system vendors and systems integrators to sell our products and our sales operations depend, in part, on the reliability of their cybersecurity measures. Additionally, we depend upon our employees to appropriately handle confidential information and deploy our IT resources in a safe and secure fashion and in accordance with our policies so as not to expose our network systems to security breaches and the loss of data. Accordingly, if our cybersecurity systems, policies and procedures, and those of our contractors, partners and vendors fail to protect against unauthorized access, cyber-attacks or the mishandling of information by our employees, contractors, partners or vendors, our ability to conduct our business effectively could be damaged in a number of ways, including:

•	sensitive data regarding our business, including intellectual property and other proprietary data, could be stolen or mishandled;

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our electronic communications systems, including email and other methods, could be disrupted, and our ability to conduct our business operations could be seriously damaged until such systems can be restored and secured;

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our ability to process client orders and electronically deliver products and services could be lost or degraded, and our distribution channels could be disrupted, resulting in delays in revenue recognition;

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defects and security vulnerabilities could be exploited or introduced into our products or our cloud offerings, thereby damaging the reputation and perceived reliability and security of our products and services and potentially making the data systems of our clients vulnerable to further data loss and cyber incidents; and

•	PII, protected health information (“PHI”) or other confidential data of our clients, employees and business partners could be stolen or lost.

Should any of the above events occur, we could be subject to significant claims for liability from our clients and regulatory actions from governmental agencies, our ability to protect our intellectual property rights could be compromised and our reputation and competitive position could be significantly harmed. The regulatory and contractual actions, litigations, investigations, fines, penalties and liabilities relating to data breaches that result in losses of PII, PHI or credit card information of users of our services can be significant in terms of fines and reputational impact, and necessitate changes to our business operations that may be disruptive to us. Additionally, we could incur significant costs in order to upgrade our cybersecurity systems and remediate damages. Consequently, our financial performance and results of operations would be materially adversely affected.

Our inability to successfully recover from a disaster or other business continuity event could impair our ability to deliver our products and services and harm our business.

We are heavily reliant on our technology and infrastructure to provide our products and services to our clients. For example, we provide services through computer hardware that is located in our 10 global data centers around the world as well as in cloud-based data centers offered through the Microsoft Azure Cloud. Our physical data centers are vulnerable to damage, interruption or performance problems from earthquakes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of any of these events, a decision to close a data center, or other unanticipated problems could result in interruptions in the delivery of certain of our products and services.

Any errors, defects, disruptions or other performance problems with our systems, products and services could reduce our revenue, cause us to issue credits or pay penalties, cause clients to terminate their agreements with us, commence or threaten litigation against us, harm our reputation and damage our clients’ businesses. For example, we may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. Interruptions in our products and services could impact our revenues or cause clients to cease doing business with us. In addition, our business would be harmed if any events of this nature caused our clients and potential clients to believe our services are unreliable. Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features and reliability of our existing products and services or adapt our business model to keep pace with industry trends, our business and operating results could be materially adversely affected.

The markets in which we compete are characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing client needs. We believe that key competitive factors in the markets we serve include the breadth and quality of professional services, system and software solution offerings, product integration, platform coverage, the stability of our information systems, the features and capabilities of our product and service offerings, the pricing of our products and services, and the potential for future product and service enhancements. Our future success depends on our ability to keep pace with technological changes and to respond to the rapidly changing needs of our clients by developing or introducing new products, product upgrades and services on a timely and cost-effective basis. We have in the past incurred, and will continue to incur, significant research and development expenses as we strive to remain competitive. Clients may require features and capabilities that our current products and services do not have, such as remote collections from mobile phones. We need to successfully respond to significant market challenges to our existing product portfolio as well as invest in new growth areas based on our core technical capabilities. Our failure to develop products and services that satisfy client preferences in a timely and cost-effective manner may harm our ability to maintain relationships with existing clients, as well as our ability to create or increase demand for our products and services, and may materially adversely affect our operating results. As competition in the IT industry increases, it may become increasingly difficult for us to maintain a technological advantage and to leverage that advantage toward increased revenues and profits. New product development and introduction involve a significant commitment of time and resources and are subject to a number of risks and challenges including:

•	managing the length of the development cycle for new products and product enhancements, which can fluctuate as new features are developed;

•	designing and marketing products and professional services solutions that will be adopted by our client base as well as attract new clients for our technology;

•	managing clients’ transitions to new products and services;

•	adapting to emerging and evolving industry standards and to technological developments by our competitors and clients;

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extending the operation of our products and services to new and evolving platforms, operating systems, operating environments and models, including support of new workloads and data management technologies, and hardware products;

•	clients’ ability to upgrade to the most current versions of software to take advantage of new functionalities;

•	reacting to trends and predicting which technologies will be successful and develop into industry standards;

•	tailoring our business and pricing models appropriately as we enter new markets and respond to competitive pressures and technological changes;

•	extending or creating technology alliances with other key technology players in our industry;

•	managing new product and service strategies for the markets in which we operate;

•	addressing trade compliance issues affecting our ability to ship our products;

•	developing or expanding efficient sales channels; and

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obtaining sufficient licenses to technology and technical access from proprietary software providers, open source software providers and operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.

If we are not successful in managing these risks and challenges, if our new products, product upgrades and services are not technologically competitive or do not achieve market acceptance, or if our efforts are more costly or resource-intensive than anticipated or fail to achieve the expected outcomes, our business, financial condition and results of operations could be adversely affected.

If we are unable to maintain, promote or expand our brand through effective marketing practices, our brand and business could be adversely affected.

We believe that maintaining and promoting our brand in a cost-effective manner is critical to retaining and expanding our client base. We have invested considerable money and resources in the establishment and maintenance of our brand, and we will continue to invest resources in brand marketing and other efforts to continue to preserve and enhance consumer awareness. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

We utilize internet search engines such as Google, principally through the purchase of keywords, to generate additional traffic to our websites. The number of users we attract from search engines to our websites is due in large part on how and where information is from, and links to our websites are displayed on search engine results pages. Search engines frequently update and change the algorithm that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our websites can be negatively affected. In addition, a significant amount of traffic is directed to our websites through our participation in pay-per-click and display advertising campaigns on search engines. If a major search engine changes its algorithms or results in a manner that negatively affects the search engine ranking, paid or unpaid, of our websites, our business and financial performance would be adversely affected.

We develop products and services that interoperate with certain software, operating systems and hardware developed by others, and if the developers of such software, operating systems and hardware do not cooperate with us, if we are unable to obtain access to their new products or if we are unable to devote the necessary resources so that our applications interoperate with those third-party systems, our development efforts may be delayed or foreclosed and our business, financial condition and results of operations may be adversely affected.

Our products and services operate primarily on the Windows, UNIX and Linux operating systems, are used in conjunction with the Microsoft SQL and Microsoft Azure platforms, and operate on hardware devices of numerous manufacturers. When new or updated versions of these operating systems, software applications and hardware devices are introduced, it is often necessary for us to develop updated versions of our software applications so that they interoperate properly with these systems and devices. We may not accomplish these development efforts quickly or cost-effectively, or at all, and it is not clear what the relative growth rates of these operating systems and hardware will be. These development efforts require the cooperation of the developers of the operating systems, software applications, and hardware, as well as substantial capital investment and the devotion of substantial employee and/or financial resources. For some operating systems, we must obtain some proprietary application program interfaces from the owner in order to develop software applications that interoperate with the operating system. Operating system and software owners have no obligation to assist in these development efforts, provide us with early access to their technology and products or share with or sell to us any application program interfaces, formats or protocols we may need. If they do not provide us with the necessary access, assistance or proprietary technology on a timely basis, or at all, we may experience product development delays or be unable to expand our software applications into other areas.

A large number of our proprietary software and applications are built on commonly used “open source” licenses. We maintain a record of all “open source” licenses used for such software and applications. Despite this, a failure to materially comply with the terms of such “open source” licenses could negatively affect our business and subject us to possible litigation.

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

We are a multinational company with worldwide operations, including significant business operations in Europe. On January 31, 2020, the United Kingdom formally withdrew from the European Union. The withdrawal process has created significant uncertainty about the future relationship between the United Kingdom and the European Union, and that this may have political consequences not only in the United Kingdom but in other member states. The terms of any future trading relationship between the United Kingdom and the European Union are subject to negotiation and are currently uncertain. The United Kingdom’s withdrawal from the European Union has created political and economic uncertainty about the future relationship between the United Kingdom and the European Union and as to whether any other European countries may similarly seek to exit the European Union.

Although we generated only approximately 9% of our revenues in the United Kingdom for the year ended December 31, 2019, these developments and the potential consequences of them, have had and may continue to have a material adverse effect upon global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future UK laws and regulations, including data protection and the United Kingdom’s interaction with member states applying the GDPR, financial laws and regulations, tax and free trade agreements, immigration and employment laws, could increase costs, depress economic activity, impair our ability to attract and retain qualified personnel, and have other adverse consequences. Any of these factors may have a material adverse effect on our business, results of operations, financial condition and prospects.

The unavailability of third-party technology could adversely impact our revenue and results of operations.

We license certain eDiscovery-related software from third parties and incorporate or integrate such components into and with our services and products. For instance, we integrate third-party solutions licensed from certain providers such as Relativity, a key supplier of one of our eDiscovery platforms, with the delivery of our eDiscovery services and products. While we have developed our own proprietary platforms, certain third-party software, such as that licensed from Relativity, has become central to the operation and delivery of our eDiscovery services and products.

Certain of our third-party software license contracts expire within the next one to three years and may be renewed only by mutual consent For instance, our license contract with Relativity expires in December 31, 2020. There is no assurance that we will be able to renew these contracts as they expire or that such renewals will be on the same or substantially similar terms or on conditions that are commercially reasonable to us. If we fail to renew these contracts as they expire, we may be unable to offer certain eDiscovery-related services and products to our clients. In addition, our third-party software licenses are non-exclusive. For example, all of our primary competitors in the eDiscovery business use Relativity in connection with their eDiscovery platforms (in addition to any proprietary platforms that they may own themselves).

If certain of our third-party licensors were to change their product offerings, cease actively supporting their existing technologies, fail to update and enhance their technologies to keep pace with changing industry standards, encounter technical difficulties in the continued development of their technologies, significantly increase prices, terminate our licenses, suffer significant capacity or supply chain constraints or suffer other disruptions, we would need to identify alternative suppliers and incur additional internal and/or external development costs to ensure continued performance of our eDiscovery-related services and products. Such alternatives may not be available on attractive terms, or at all, or may not be as widely accepted or as effective as the software provided by our existing suppliers. If the cost of licensing or maintaining this third-party technology significantly increases, our revenues could significantly decrease. In addition, interruptions in the functionality of our services and products resulting from changes in or with our third party licensors could adversely affect our commitments to clients, future sales of our services and products solutions, and negatively affect our business, financial condition and results of operations.

We utilize various web service providers, such as Microsoft Azure, for the delivery of our cloud-based products. These services are operated by third parties that we do not control and that could require significant time to replace. We expect this dependence on third parties to continue. These systems are vulnerable to damage or interruption and have experienced interruptions in the past. A prolonged web service disruption affecting our cloud-based offerings for any of the foregoing reasons would negatively impact our ability to serve our clients and could damage our reputation with current and potential clients, expose us to liability, cause us to lose clients or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the web services we use. Interruptions in these third party-services on which we rely could affect the security or availability of our products and cloud infrastructure and could have a material adverse effect on our business. In addition, these web services providers may generally terminate our agreements for convenience upon providing some nominal period of notice and may terminate our agreements for cause if a breach by us has not been cured within a short time period. In the event that our service agreements are terminated, or there is a lapse of service, elimination of web services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platforms as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our solutions for deployment on a different cloud infrastructure service provider, which may adversely affect our business, operating results and financial condition.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of the OTC Pink Sheet Market. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. As an emerging growth company, we expect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ending December 31, 2020. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our Common Stock.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock.

If we encounter difficulties as we implement our new consolidated business systems, our business may be adversely affected.

We are in the process of implementing new consolidated business systems across our global operations. We rely on our IT to help us effectively manage our client relationships, sales information, order processing and support and marketing services, and we anticipate that the implementation of new consolidated business systems will improve our processes. However, there is a risk that implementation of these new systems will not achieve these expected benefits as quickly as anticipated or at all. In addition, there can be no assurance that there will not be errors, delays or other related issues resulting from the transition to our new business systems and adjustments to associated business processes, or that we will be able to fix any error or issue. Such errors, delays or issues may result in unanticipated costs or expenditures and divert the attention of key senior management away from other aspects of our business, which may adversely affect our business, operating results and financial condition.

We have international business operations, which subjects us to additional risks associated with these international operations.

We have significant international operations with more than 40 locations in 19 countries, including data centers in Canada, England, France, Germany, Ireland and Japan. We may expand our international operations if we identify growth opportunities. Our international operations are subject to the following risks, among others:

•	foreign certification, licensing and regulatory requirements, which may be substantially more complex or burdensome than our domestic requirements;

•	risk associated with selecting or terminating partners for foreign expansion, including marketing agents, distributors or other strategic partners for particular markets;

•	risk associated with local ownership and/or investment requirements, as well as difficulties in obtaining financing in foreign countries for local operations;

•	reduced protection of confidential consumer information in some countries

•	political unrest, international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•	differing economic cycles and adverse economic conditions;

•	unexpected changes in and compliance with foreign regulatory requirements;

•	regulations or restrictions on the use, import or export of technologies that could delay or prevent the acceptance and use of our products;

•	differing business practices, which may require us to enter into agreements that include non-standard terms;

•	varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•	differing labor regulations;

•	foreign exchange controls and restrictions on repatriation of funds from our international subsidiaries;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions;

•	inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

•	varying attitudes towards censorship and the treatment of information service providers by foreign governments, in particular in emerging markets;

•	difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•	difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•	costs and delays associated with developing software and providing support in multiple languages; and

•	difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.

If we do not protect our proprietary rights and information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our products and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures, and through copyright, patent, trademark and trade secret laws of the United States and international jurisdictions. In addition, we use licenses, non-disclosure agreements and other agreements to restrict the use of our products by our clients and other third parties. However, all of these measures afford only limited protection and may be challenged, invalidated, disregarded, declared unenforceable or circumvented by third parties, and we may not have effective remedies to protect our proprietary rights. Third parties may copy or reverse engineer all or portions of our products and underlying technology or otherwise misappropriate, use, distribute or sell our proprietary technology without authorization. Moreover, we may not be able to obtain effective protection for the technology underlying our new products and services as they are developed. For example, any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the protection we seek, if at all. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not have effective remedies available to ameliorate unauthorized disclosure of our intellectual property.

Third parties may also develop similar or superior technology by designing around our patents and the other intellectual property protections or independently developing technology that does not infringe, misappropriate or violate our intellectual property rights in the United States or elsewhere. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may not be able to prevent unauthorized use of our products in those countries. For example, for some of our products, we rely on “shrink-wrap” or “click-wrap” licenses, which may be unenforceable in whole or in part in some jurisdictions in which we operate. The unauthorized sale, distribution or use of our products or proprietary technology could result in reduced sales of our products, or diminish our brand and reputation. Any legal action to protect proprietary technology that we may bring or be engaged in with a client, strategic partner or vendor could adversely affect our ability to access software, operating systems and/or hardware platforms of such client, partner or vendor, or cause such partner or vendor to choose not to offer our products to their clients. In addition, any legal action we engage in to protect our proprietary technology could be costly, may distract management from day-to-day operations and may lead to additional claims against us, and we may not succeed; any of which could materially adversely affect.

General economic conditions and the cyclical nature of certain markets we serve may adversely affect our results of operations and financial condition.

Our financial performance depends on the economic conditions in the markets we serve and on the general condition of the global economy. Any sustained weakness in demand for our products and services as a result of a downturn of, or uncertainty in, the global economy or in any specific market we serve may adversely affect our results of operations and financial condition. For instance, any decrease in litigation filings, class action proceedings and settlement administrations at our clients may reduce the demand for our products and services. For instance, we experienced a short-term decreased demand for our eDiscovery solutions during the U.S. federal government shutdown in January 2019 as a result of decreased litigation activity.

Exchange rate fluctuations and volatility in global currency markets may have a significant impact on our results of operations.

As a company with global operations, we face exposure to adverse movements in foreign currency exchange rates. Exchange rate movements in our currency exposures may cause fluctuations in our financial statements. Due to our global presence, a portion of our revenues, operating expense and assets and liabilities are non-U.S. dollar denominated and therefore subject to foreign currency fluctuation. We face exposure to currency exchange rates as a result of the growth in our non-U.S. dollar denominated operating expense across Europe and Asia. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. In addition, an increase in the value of the U.S. dollar could increase the real cost to our clients of our products in those markets outside the United States where we price our products and services in U.S. dollars. As a result of the foregoing, our results of operations may be materially adversely affected. These risks related to exchange rate fluctuations and currency volatility may increase in future periods as our operations outside of the United States continue to expand.

We may in the future hedge against currency exposure associated with anticipated foreign currency cash flows or assets and liabilities denominated in foreign currency. Such attempts to offset the impact of currency fluctuations are costly, and there can be no assurance that currency hedging activities would be successful. Losses associated with these hedging instruments may negatively affect our results of operations, and any such currency hedging activities themselves would be subject to risk, including risks related to counterparty performance.

Our substantial levels of indebtedness could adversely affect our financial condition.

As of December 31, 2019, we had approximately $506 million of indebtedness, consisting of borrowings under our First Lien Facility (as defined herein) and the Debentures. See “Certain Relationships and Related Person Transactions” for additional information.

Our indebtedness could have important consequences to us and our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

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requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting flexibility in planning for, or reacting to, changes in our business and the competitive environment; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

In addition, as our indebtedness matures between December 2021 and December 19, 2024, if we are unable to service our high level of indebtedness, we may need to restructure or refinance all or a portion of our indebtedness, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms, or at all, and these actions may not be sufficient to meet our capital requirements. Furthermore, we may not be able to invest in our business and as a result, we may not be able to achieve our forecasted results of operation.

If we are unable to make required interest and principal payments on our indebtedness, it would result in an event of default under the agreements governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness and foreclosure on the assets that secure such indebtedness.

Although our debt agreements contain restrictions on the incurrence of additional indebtedness, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial, thereby exacerbating the risks associated with our high level of indebtedness.

Our failure to comply with the export controls and trade and economic sanctions laws and regulations of the United States and various international jurisdictions could result in legal liability and materially adversely affect our reputation and results of operations.

Our business activities are subject to various export controls and trade and economic sanctions laws and regulations, including, without limitation, the U.S. Commerce Department’s Export Administration Regulations, the U.S. Treasury Department’s Office of Foreign Assets Control’s trade and economic sanctions programs, the United Nations Security Council, and other laws and regulations of a similar nature administered and enforced by relevant government authorities (collectively, “Trade Controls”). Such Trade Controls may prohibit or restrict our ability to, directly or indirectly, conduct activities or dealings in or with certain countries, as well as with individuals or entities that are the subject of Trade Controls-related prohibitions and restrictions. For example, our ability to procure items necessary for our business activities could be adversely impacted by the imposition of export or sanctions-related prohibitions or restrictions on our contractual counterparties. Similarly, our sales of certain commodities, software and technology, and our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements. Similarly, our ability to procure such items necessary for our business activities could be adversely impacted by the imposition of export or sanctions-related prohibitions or restrictions on our contractual counterparties. Our failure to successfully comply with applicable Trade Controls may expose us to negative legal and business consequences, including civil or criminal penalties, government investigations, disgorgement of profits, injunctions and suspension or debarment from government contracts, other remedial measures, and reputational harm. Investigations of alleged violations can be expensive and disruptive. Although we have implemented internal measures reasonably designed to promote compliance with applicable Trade Controls, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

The software and internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights.

We have received in the past, and may receive in the future, communications from third parties alleging infringement of their intellectual property rights, including claims regarding patents, copyrights, trade secrets and trademarks.

Because of the constant technological change in the markets in which we compete and the extensive coverage of intellectual property protection for existing technologies, including software patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers.

Any such intellectual property claim, with or without merit, could result in costly litigation and distract management from day-to-day operations, and the outcomes of such claims are uncertain. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of or redesign our products, stop offering (or temporarily stop offering) our services to others, pay monetary amounts as damages, enter into royalty or licensing arrangements or satisfy indemnification obligations that we have with some of our clients, which could materially adversely affect our business, results of operations, financial condition or cash flows. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. In addition, certain client agreements require us to indemnify our clients for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim. We have made and expect to continue making significant expenditures to preempt, investigate, defend and settle claims related to the use of technology and intellectual property rights, including trademarks, as part of our strategy to manage this risk.

Our failure to comply with the anti-corruption laws and regulations of the United States and various international jurisdictions could materially adversely affect our reputation and results of operations.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the Foreign Corrupt

Practices Act (the “FCPA”) and the U.K. Bribery Act 2010 (the “U.K. Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the U.K. Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the U.K. Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.

Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and suspension or debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

Based on the results of the annual impairment test as of October 1, 2019, the fair value of our reporting unit exceeded the individual reporting unit’s carrying value, and goodwill was not impaired. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Similar rules apply under state tax laws. If we experience one or more ownership changes as a result of future transactions in our stock, then we may be limited in our ability to use our net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn. Any such limitations on the ability to use our net operating loss carryforwards and other tax assets could adversely impact our business, financial condition and operating results.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

We are subject to income taxes in the United States and various non-U.S. jurisdictions. Our effective tax rate could be adversely affected by changes in the allocation of our pre-tax earnings and losses among countries with differing statutory tax rates, in certain non-deductible expenses as a result of acquisitions, in the valuation of our deferred tax assets and liabilities, or in federal, state, local or non-U.S. tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would adversely affect our operating results.

In addition, we may be subject to income tax audits by various tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of SaaS companies. The application of tax laws in such jurisdictions may be subject to diverging and sometimes conflicting interpretations by tax authorities in these jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Taxing authorities may successfully assert that we should have collected or in the future should collect additional sales and use taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

We have not historically filed sales and use tax returns or collected sales and use taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable. Taxing authorities may seek to impose such taxes on us, including for past sales, which could result in penalties and interest. Any such tax assessments may adversely affect the results of our operations.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

We conduct integrated operations internationally through subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between our subsidiaries and between our subsidiaries and us. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally require that transfer prices be the same as those between unrelated companies dealing at arm’s length and that contemporaneous documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms’ length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Such reallocations may subject us to interest and penalties that would increase our consolidated tax liability and could adversely affect our financial condition, results of operations and cash flows.

The price of our Common Stock may be volatile.

The price of our Common Stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the industry in which we operate;

•	market prices and conditions in the industry in which we operate;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance. Furthermore, because a large number of Pivotal stockholders holding public shares demanded that Pivotal convert their shares into a pro rata portion of the trust account in connection with the Business Combination, the public “float” of our Common Stock was significantly reduced following the Business Combination, further exacerbating this volatility.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our Common Stock could be adversely affected.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

As of the date of this prospectus, we have Warrants outstanding to purchase up to an aggregate of 29,350,000 shares of Common Stock and may issue an aggregate of 2,200,000 shares of Common Stock to certain of our stockholders if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger. We also have the ability to initially issue up to 7,500,000 shares under the 2019 Incentive Award Plan (the “2019 Plan”). Additionally, in the event we voluntarily prepay all or a portion of the Debentures prior to maturity, the holders of such prepaid Debentures will have the right to purchase shares of our Common Stock in amount commensurate in value to the pre-payment at a price of $18 per share, subject to adjustment (the “conversion price”). The holders of the Debentures also have the option to convert the Debentures into shares of our Common Stock at the conversion price at any time. The number of shares that may be issued in such a circumstance cannot be determined at this time. We may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of our shares of Common Stock may decline.

Our charter contains anti-takeover provisions that could adversely affect the rights of our stockholders.

Our second amended and restated certificate of incorporation contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including, among other things:

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provisions that authorize our board of directors, without action by our stockholders, to issue additional shares of Common Stock and preferred stock with preferential rights determined by our board of directors;

•	provisions that permit only a majority of our board of directors to call stockholder meetings and therefore do not permit stockholders to call stockholder meetings;

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provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Our second amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our second amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Future resales of Common Stock may cause the market price of our securities to drop significantly, even if the our business is doing well.

The Founder, the former officers and directors of Pivotal, and certain of our stockholders were granted certain rights, pursuant to the Registration Rights Agreement, to require us to register, in certain circumstances, the resale under the Securities Act of Common Stock held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our stock.

An active, liquid and orderly trading market for our Common Stock may not develop or be maintained, and our stock price may be volatile.

Our Common Stock currently trades in over-the-counter markets and is quoted on the OTC Pink Sheet Market under the ticker symbol “KLDI.” An active, liquid and orderly trading market for our Common Stock may not develop or be maintained. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

The following factors, among others, could affect our stock price:

•	our operating and financial performance, including reserve estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	research analysts’ coverage of our Common Stock, or their failure to cover our Common Stock;

•	sales of our Common Stock by us, our directors or officers or the selling stockholders or the perception that such sales may occur;

•	our payment of dividends;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described under this “Risk Factors” section or described elsewhere in this prospectus.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline, which could have a material adverse effect on your investment in our securities.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of our Company, our stock price and trading volume could be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, provide more favorable relative recommendations about our competitors or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If any analyst who may cover us ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We may fail to realize any or all of the anticipated benefits of the Business Combination.

The success of the Business Combination depends, in part, on our ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although we intend to use the cash received upon the consummation of the Business Combination for the continued development of our product candidates, there can be no assurance that we will be able to achieve our intended objectives.

The price of our Common Stock is subject to increased volatility and the Rule 144 resale exemption is unavailable for our securities because the Business Combination resulted in a merger with a special purpose acquisition company.

The Business Combination resulted in our merging with a special purpose acquisition company (“SPAC”), which can cause additional volatility in the price of our Common Stock. We expect that the price of our Common Stock and of that of SPACs in general may be more volatile compared to the stock price of an operating company.

Rule 144 of the Securities Act provides a safe harbor under which holders of restricted securities and affiliates of an issuer may resell their securities into the public market. However, Rule 144 is unavailable for securities of former SPACs until, among other things, twelve months have elapsed since the former SPAC has filed “Form 10 information” with the SEC. After the completion of the Business Combination, our stockholders may not rely on Rule 144 for resales of their Common Stock for a minimum of one year, which can impair the ability to resell our Common Stock at a favorable return.

The current unavailability and potential future unavailability of the Rule 144 resale exemption for our Common Stock could have an adverse effect on the market price of our Common Stock.

We have never paid dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid cash dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our Common Stock will be our stockholders’ sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our Common Stock in the public market by our existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We believe that this prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

Forward-looking statements in this prospectus may include, for example, statements about:

•	the ability to obtain and maintain the listing of our securities on an over-the-counter market;

•	the potential liquidity and trading of our public securities;

•	the inability to recognize the anticipated benefits of the Business Combination;

•	the ability to operate in highly competitive markets, and potential adverse effects of this competition;

•	risk of decreased revenues if we do not adapt our pricing models;

•	the ability to attract, motivate and retain qualified employees, including members of our senior management team;

•	the ability to maintain a high level of client service and expand operations;

•	potential failure to comply with privacy and information security regulations governing the client datasets the we process and store;

•	risk that we are unsuccessful in integrating acquired businesses and product lines;

•	potential issues with our product offerings that could cause legal exposure, reputational damage and an inability to deliver services;

•	the ability to develop new products, improve existing products and adapt our business model to keep pace with industry trends;

•	the ability to maintain, promote or expand our brand through effective marketing practices;

•	risk that our products and services fail to interoperate with third-party systems;

•	the impact of the United Kingdom’s withdrawal from the European Union;

•	potential unavailability of third-party technology that we use in our products and services;

•	the ability to maintain effective controls over disclosure and financial reporting that enable us to comply with regulations and produce accurate financial statements;

•	potential disruption of our products, offerings, website and networks;

•	difficulties resulting from our implementation of new consolidated business systems;

•	the ability to deliver products and services following a disaster or business continuity event;

•	increased risks resulting from our international operations;

•	potential unauthorized use of our products and technology by third parties;

•	global economic conditions and the cyclical nature of certain markets we serve;

•	exchange rate fluctuations and volatility in global currency markets;

•	consequences of our substantial levels of indebtedness;

•	the ability to comply with various trade restrictions, such as sanctions and export controls, resulting from its international operations;

•	potential intellectual property infringement claims;

•	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

•	impacts of tax regulations and laws on our business;

•	a potential litigation involving Pivotal or us;

•	costs related to the Business Combination;

•	the outbreak of disease or similar public health threat, such as COVID-19;

•	expectations regarding the time during which we will be an “emerging growth company” under the JOBS Act; and

•	other risks and uncertainties indicated in the section titled “Risk Factors” beginning on page 6 of this prospectus.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section titled “Risk Factors” beginning on page 6 of this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Common Stock. Assuming the exercise of all of the Warrants at an exercise price of $11.50 per share, we expect to receive approximately $337.5 million. To the extent all of the Founder Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes.

SELECTED HISTORICAL FINANCIAL INFORMATION

As a result of the Business Combination, (i) KLDiscovery Inc.’s consolidated financial results for periods prior to December 19, 2019 reflect the financial results of LD Topco, Inc. and its consolidated subsidiaries, as the accounting predecessor to KLDiscovery Inc., and (ii) for periods from and after this date, KLDiscovery Inc.’s financial results reflect those of KLDiscovery Inc. and its consolidated subsidiaries (including LD Topco, Inc. and its subsidiaries) as the successor following the Business Combination. Thus, the financial statements of KLDiscovery Inc. reflect (i) the historical operating results of LD Topco, Inc. prior to the Business Combination; (ii) the combined results of the Company and LD Topco, Inc. following the Business Combination on December 19, 2019; (iii) the assets and liabilities of LD Topco, Inc. at their historical cost; and (iv) KLDiscovery Inc.’s equity structure for all periods presented. The recapitalization of the number of shares of common stock attributable to the purchase of LD Topco, Inc. in connection with the Business Combination is reflected retroactively to January 1, 2018.

Pivotal’s balance sheet data as of December 31, 2018 and statement of operations data for the period from August 2, 2018 (inception) through December 31, 2018 are derived from Pivotal’s audited financial statements, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Pivotal as of September 30, 2019 and for the nine months ended September 30, 2019 was derived from the unaudited interim financial statements of Pivotal included elsewhere in this prospectus.

KLDiscovery’s consolidated balance sheet data as of December 31, 2019 and December 31, 2018 and consolidated statements of operations data for each of the two fiscal years in the period ended December 31, 2019 are derived from KLDiscovery’s audited financial statements, audited by Ernst & Young LLP, independent registered public accountants, included elsewhere in this prospectus.

This information is only a summary and should be read in conjunction with each of KLDiscovery’s and Pivotal’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of our future performance. All amounts are in U.S. dollars.

Pivotal’s Selected Financial Information

(dollars in thousands except per share amounts)

	Nine Months Ended September 30, 2019	Period from August 2, 2018 (inception) to December 31, 2018
	(Unaudited)
Revenue	$—	$—
Loss from Operations	(1,017)	(1)
Interest	3,280	—
Unrealized gain on marketable securities in Trust Account	—	—
Net income (loss) attributable to common SH	1,707	—
Basic and diluted net income (loss) per share	(0.11)	(0.00)
Weighted average shares outstanding excluding shares subject to possible forfeiture	6,701,184	5,000,000

Balance Sheet Data	As of September 30, 2019	As of December 31, 2018
	(Unaudited)
Working Capital/(Deficit)	$(265)	$24
Trust Account, restricted	233,280	—
Total Assets	233,876	152
Total Liabilities	8,911	128
Value of Common Stock redeemable for cash	219,965	—
Stockholders’ Equity	5,000	24

KLDiscovery’s Selected Financial Information

	Year Ended December 31,
	2019	2018

Statement of Operations Data (in thousands):
Revenues	$312,054	$296,282
Cost of revenues	160,845	159,617

Gross profit	151,209	136,665
Operating expenses	148,616	161,525

Income (loss) from operations	2,593	(24,860)

Interest expense		46,591
Other expense	308	29
Loss on extinguishment of debt	7,203	—

Loss before income taxes	(53,295)	(71,480)

Income tax (benefit) provision	719	(3,741)

Net loss	$(54,014)	(67,739)

Total other comprehensive income (loss), net of tax	311	(870)

Comprehensive loss	$(53,073)	$(68,609)

Statement of Cash Flow Data (in thousands):
Net cash provided by (used in):
Operating activities	$(8,297)	$(11,942)
Investing activities	$(15,218)	$(12,387)
Financing activities	$43,490	$29,030

	As of December 31,
	2019	2018
Balance Sheet Data (in thousands):
Cash and equivalents	$43,407	$23,439
Total assets	$714,912	$710,380
Total liabilities	$531,147	$481,424
Total stockholders’ equity	$183,765	$228,956

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated statement of operations of KLDiscovery for the year ended December 31, 2019 with the unaudited historical statement of operations of Pivotal for the nine months ended September 30, 2019 after giving effect to the Business Combination as if it had occurred as of January 1, 2019.

This information should be read together with KLDiscovery’s and Pivotal’s respective audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Transactions

On May 20, 2019, Pivotal entered into the Merger Agreement with Merger Sub, LD Topco and, solely in its capacity as representative of the stockholders of LD Topco, Carlyle. LD Topco is the owner of the KLDiscovery business, one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers.

Pursuant to the Merger Agreement, Merger Sub merged with and into LD Topco, with LD Topco surviving the merger (the “Merger”). As a result, LD Topco became a wholly owned subsidiary of Pivotal, with the stockholders of LD Topco becoming stockholders of Pivotal.

Under the Merger Agreement, the stockholders of LD Topco received an aggregate of 34,800,000 shares of our Common Stock. The stockholders of LD Topco also have the right to receive up to 2,200,000 shares of our Common Stock if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination.

In connection with the Business Combination, we issued a series of Debentures in an aggregate principal amount of $200 million and issued to the Debenture Holders 2,097,974 shares of our Common Stock and 1,764,719 Debenture Holder Warrants to purchase shares of our Common Stock for which we will receive $1 per Warrant.

In connection with the Business Combination, the Founder subjected a certain number of its shares of Class B common to an additional lock-up agreement that will be released only if the last reported sale price of our Common Stock equals or exceeds $15.00 for a period of 20 consecutive trading days during the five-year period following the closing of the Business Combination.

The stockholders of LD Topco receiving shares of our Common Stock in connection with the Business Combination are subject to a 12-month lock-up period for all shares of our Common Stock held by such persons, which period may be earlier terminated if the reported closing sale price of our Common Stock equals or exceeds $12.00 for a period of 20 consecutive trading days during a 30-trading day period commencing at least 150 days after the closing of the Business Combination. This lock-up is identical to the lock-up previously agreed to by the Founder and other holders of Pivotal’s Class B common stock issued prior to our IPO.

Accounting for the Merger

The Merger was accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on (i) LD Topco being expected to have the majority interest of the combined company, (ii) LD Topco being represented on the board of directors of the combined company by up to three members, in addition to the chief executive officer of LD Topco, (iii) LD Topco’s senior management comprising the senior management of the combined company and (iv) LD Topco’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Merger was treated as the equivalent of LD Topco issuing stock for the net assets of Pivotal, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of LD Topco.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company following consummation of the Merger. The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company following consummation of the Merger. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. LD Topco and Pivotal have not had any historical relationship prior to the Merger except that Evan Morgan was both a director of Pivotal and a special partner at RG, one of LD Topco’s shareholders, for a period of time.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared on the basis that the majority of Pivotal shareholders exercised their conversion rights with respect to their public shares upon consummation of the Merger, leaving 360,435 shares outstanding after the exercise of the conversion rights. The unaudited pro forma combined financial information has been prepared on the basis that we issued a series of Debentures in an aggregate principal amount of $200 million and issued to the Debenture Holders 2,097,974 shares of Common Stock and 1,764,719 Debenture Holder Warrants to purchase shares of our Common Stock for which we will receive $1 per warrant.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 34,800,000 shares of our Common Stock to be issued to LD Topco’s shareholders, 360,435 Pivotal public shares which were not redeemed 4,720,608 shares issued to Pivotal

Holdings and 2,097,974 shares of our Common Stock to be issued to the Debenture Holders. The Warrants were excluded from these calculations as their effect would be anti-dilutive.

As a result of the Business Combination, 360,435 shares are outstanding after the majority of Pivotal shareholders elected to convert their shares for cash, LD Topco’s stockholders own approximately 83% of our shares outstanding immediately after the Business Combination, Pivotal stockholders own approximately 12% of our shares and the Debenture Holders own approximately 5% of our shares, based on the number of Pivotal shares outstanding as of September 30, 2019 (in each case, not giving effect to any shares issuable to them upon exercise of Warrants or conversion or purchase rights provided for in the Debentures).

PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(UNAUDITED)

(in thousands, except share and per share data)

(in thousands, except per share data)	The Company (1)	Pivotal (2)	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Revenues	$312,054	$—	$—		$312,054
Cost of revenues	160,845	—	—		160,845

Gross profit	151,209	—	—		151,209

Operating expenses
General and administrative	55,005	1,017	(1,000)	(d)	55,022
Research and development	5,945	—	—		5,945
Sales and marketing	48,517	—	—		48,517
Depreciation and amortization	39,149	—	—		39,149

Total operating expenses	148,616	1,017	(1,000)		148,633

Income/(loss) from operations	2,593	(1,017)	1,000		2,576
Other expenses
Other expense (income)	308	—	—		308
Loss on extinguishment of debt	7,203	—	(7,203)	(b)	—
Interest expense (income)	48,377	(3,280)	3,280	(a)	55,073
			(17,615)	(b)
			24,311	(f)

Loss before income taxes	(53,295)	2,263	(1,773)		(52,805)
Income tax (benefit) provision	719	556	(556)	(c)	719

Net loss	$(54,014)	$1,707	$(1,217)		$(53,524)

Other comprehensive income (loss), net of tax
Foreign currency translation	311	—	—		311

Total other comprehensive income (loss), net of tax	311	—	—		311

Comprehensive loss	$(53,703)	$1,707	$(1,217)		$(53,213)

Weighted average shares outstanding, basic and diluted	42,425,295	6,701,184	—	(e)	42,425,295

Basic and diluted net loss per share	$(1.27)	$(0.11)	$(0.01)		$(1.26)

Pro Forma Adjustments to the Unaudited Combined Statement of Operations

For the Year Ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2019 are as follows:

Note #	Description

(1)	Derived from the Company’s audited consolidated statements of comprehensive loss as of December 31, 2019.

(2)	Derived from Pivotal’s unaudited condensed statements of operations as of September 30, 2019.

(a)	Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(b)	Represents an adjustment to eliminate interest expense and related loss on debt extinguishment related to the Company’s borrowings under its $125 million term loan (the “Second Lien Facility”) and its revolving credit facility (the “Revolver”) as of the beginning of the period as the Second Lien Facility and Revolver were repaid in connection with the consummation of the Business Combination.

(c)	Represents the tax effect of the pro forma adjustments for elimination of Pivotal’s interest income. Pivotal’s tax provision was solely related to federal taxes on its U.S. earnings. Pivotal’s reported tax provision was eliminated as a pro forma adjustment because, as a combined entity, we would have reported a U.S. pre-tax loss. The net operating losses generated prior to the Business Combination will have a utilization limitation on an annual basis pursuant to Sections 382 and 383 of the Internal Revenue Code.

(d)	Represents the elimination of the Company’s related party consulting expenses which will not continue after the consummation of the Business Combination.

(e)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Pivotal’s IPO occurred on January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding on the basis of the redemption of all Pivotal’s Class A shares of common stock, except for 360,435 shares by existing Pivotal shareholders. The computation of diluted loss per share also excludes the effect of Warrants to purchase 29,350,000 shares of Class A common stock because the inclusion of these securities would be anti-dilutive. The computation also excludes 2,200,000 shares of Common Stock that are contingently issuable to certain of the Company’s stockholders. It includes the 2,097,074 shares of Common Stock issued to the Debenture Holders.

(f)	Represents an adjustment to record cash and non-cash interest expense on the Debentures.

OUR BUSINESS

Company Overview

In this prospectus, the words “we,” “our”, “us,” “KLDiscovery,” “KLD” or the “Company” refer to (i) prior to the Business Combination, Pivotal Acquisition Corp., a Delaware corporation, and (ii) following the Business Combination, KLDiscovery Inc., a Delaware corporation. This prospectus also refers to our website, but information contained on that website is not part of this prospectus.

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2019, we served over 4,300 legal technology clients, including 95% of the AM Law 100 and 70% of Fortune 500 companies. We have broad geographical coverage in the eDiscovery and data recovery industries with more than 40 locations in 19 countries, 10 data centers and 22 data recovery labs around the globe. Our technology and service offerings protect our clients from growing information governance challenges, litigation, compliance breaches and data loss.

Our legal technology service offerings provide a wide variety of solutions for information governance and eDiscovery, including forensic collections, data processing, secure hosting, managed review, advanced analytics and document production. eDiscovery refers to a process in which electronic data is sought, located, secured, searched and analyzed with the intent of using it as evidence in a civil, criminal or investigative legal case or regulatory action. Our data recovery service offerings allow clients to recover data in the event of physical or logical loss and provide data management tools and solutions and proprietary data erasure technologies. We differentiate ourselves through our leading integrated suite of proprietary software and services, geographic scale and award-winning corporate culture, which we believe drives our client service success.

Our longstanding relationships with our clients are driven primarily by two factors: technological excellence and a culture of client service. We were ranked as a top eDiscovery provider in an aggregation of fourteen “Best Of” customer surveys from a variety of ALM online legal publications.

We offer our clients both proprietary and third-party solutions to address their legal technology requirements. Our proprietary end-to-end eDiscovery solution, Nebula, can be deployed on the cloud, on premise or behind a client’s firewall via mobile kits. This technology is a key selling point and these solutions are critical to our success. We believe that our proprietary solutions offer us a unique competitive advantage in the industry, giving us an exclusive product, which allows our clients to execute their job functions quickly and with a high degree of accuracy, thus saving them time and expense. In addition to our proprietary suite of tools, we can integrate third-party applications and tools into our workflow to create what we believe is the best possible solution for our clients. This is useful for projects where clients want to take advantage of our technology platform, but may also have a need to leverage technology that specializes in one narrow aspect. We uphold a core set of client service values including teamwork, responsiveness and sole focus on client service. As we have scaled our global operations, this set of shared beliefs has created a unique environment where employees thrive and work together to deliver our white-glove, 24/7/365 service to our clients. In an industry that is driven by long-term, repeat relationship business, we believe our technology solutions, coupled with our dedication to excellent service, have continued to set us apart from the competition.

LD Topco’s History

LD Topco was founded in 2005 as a forensic and eDiscovery company. LD Topco recapitalized with an investment from Westview in September 2011, at which point it began executing a targeted acquisition strategy focused on tuck-in acquisitions of companies that would benefit from its scale and offer advanced technology solutions and attractive client relationships. Since 2013, LD Topco acquired nine U.S. regional eDiscovery companies ranging in size and capabilities, including its 2013 acquisition of AlphaLit and its 2014 acquisition of

RenewData. The RenewData acquisition facilitated LD Topco’s entry into the data archiving market, allowing LD Topco to increase its geographic reach, diversify its client base, grow its salesforce and further develop its technology platform.

In 2015, LD Topco recapitalized with TCG and RG. This recapitalization provided LD Topco with the resources to execute its largest acquisition to date, Kroll Ontrack, which was completed in December 2016. The Kroll Ontrack acquisition expanded LD Topco’s operations to 20 countries, allowing it to position itself as one of a small number of eDiscovery companies with cross-border capabilities. The acquisition also made LD Topco a global leader in data recovery services, via the “Ontrack” business, which has been providing data recovery services since 1985.

In 2017, LD Topco launched Nebula, a proprietary end-to-end eDiscovery solution optimized for the cloud. In 2018, in order to make further investments in sales and technology, LD Topco announced growth equity financing from our prior investor, Westview, together with Carlyle and Revolution. Coinciding with the investment, LD Topco released its mobile eDiscovery solution, Nebula Private Cloud (“NPC”), which allows its clients to have a small-scale private data center behind their own firewall. Also in 2018, LD Topco furthered its geographic expansion through Western Europe and Canada by opening additional data centers and managed review facilities.

In 2019, LD Topco announced its Nebula Big Data Store offering for information governance management which will include legal hold and notification services, thus expanding its proprietary technology suite into the information archiving market. LD Topco also opened a new document review facility in Sydney, Australia and re-opened our managed review facility in Böblingen, Germany.

Industry Overview

Legal Technology Industry

eDiscovery

eDiscovery is an essential component of litigation, government investigations and regulatory and compliance submissions, where parties exchange Electronically Stored Information (“ESI”) with each other. eDiscovery is subject to rules and agreed-upon processes, which often involve reviewing data for privilege and relevance before it is exchanged. eDiscovery software and services facilitate the identification, preservation, collection, review and exchange of ESI. The eDiscovery industry is highly fragmented with over 100 vendors, and in 2017, the top three pure play eDiscovery vendors accounted for less than 15% of the industry, according to IDC.

Source: Third-party data and based on our eDiscovery revenue for the year ended December 31, 2017.

According to third-party data, the eDiscovery market is expected to grow from $10.0 billion in 2017 to $12.8 billion in 2022, representing a 5.2% CAGR. We believe the industry is in the midst of a transformation driven by data proliferation and compounded by increasing complexity in the makeup and composition of the data we must be equipped to handle. These two factors help drive the rising increase in overall costs.

Data Proliferation. Data is growing at an exponential rate due to several factors, including the adoption of mobile devices, accessibility of hosted systems and increased reliance on electronic data storage. With ESI expected to continue growing at a significant rate, the organizations that effectively deploy advanced technologies, such as predictive coding and data analytics, and are able to help their clients work through large data sets quickly and accurately will be best positioned to earn increased market share.

Source: IDC and EMC Corporation, The Digital Universe in 2020

Market Shift to the Cloud. eDiscovery solutions are typically deployed in one of three fashions: On-premise (hosted at one of our data centers), in the public cloud (Google, Amazon Web Services, Microsoft Azure) or behind a client’s firewall. Although on-premise hosting has largely been the dominant deployment to date, cloud deployment is expected to see significant growth. Deployment in the public cloud offers many benefits, including scalability, flexibility, security and compliance, and, as a result, the adoption of cloud technology is expected to continue to increase. In particular, small and medium-sized enterprises are adopting cloud deployment mainly due to its cost-effectiveness and advanced results.

Information Archiving

Data archiving serves a critical role in the management of organizational information resources for all businesses, regardless of size. Information archiving addresses information preservation for long-term access, enhancing access to large volumes of information in order to render it more useable and thus valuable. Information archiving also facilitates data management and disposition based on content of such data and need for preservation and/or disposition. As a result, data archiving serves as a primary source of information in legal discovery for litigious organizations. In the cloud economy, data archiving is increasingly displacing traditional backup strategies for disaster recovery purposes, since archiving provides a defense against malicious or inadvertent data loss by insiders and can be an insurance policy against ransomware. The legal hold software market overlaps with both the data archiving market and the eDiscovery software market and addresses the need for organizations to comply with legal requirements to preserve data in the face of pending litigation. Finally, the regulatory compliance software market is driven by the myriad regulatory regimes around the world that require organizations to preserve certain information, sometimes on immutable storage, for specified minimum periods. Conversely, some regulations require verifiable destruction of information when a specified time period has elapsed or certain events arise, and data archiving facilities easy execution of such requirements.

According to The Radicati Group, the information archiving market is expected to grow from $5.2 billion in 2018 to $8.5 billion in 2022, representing a 13.2% CAGR. Significant trends affecting this market include the shift to cloud computing and storage from traditional on-premises computing and storage, increased demands for storage to do more than simply preserve data and the advent of the “API economy,” in which vendors offer application programming interfaces (“APIs”) that enable other vendors to integrate with, extend and enhance the functionality of their core product, thereby increasing value for an end-client. These trends are driven by the widespread and general adoption of cloud services for many functions, a need for businesses or functions with variable demand to favor operational expenditures over capital expenditures, and a need for systems and data to support multiple functions, thereby driving efficiency and cost containment.

Data Recovery Industry

When consumers and businesses lose or cannot access data due to system failures, accidental deletion, physical damage, natural disasters, ransomware or user error, and no backup is available, data recovery service companies can help recover data which would have otherwise been lost. Data recovery service vendors can typically recover data from hard disk or solid state drives, flash drives and USB external drives, while some have the capability to recover data from servers, Redundant Array of Inexpensive Disks (“RAID”) systems, enterprise storage areas networks (“SAN”) and network attached storage (“NAS”) systems, backup tapes, optical disks, databases and virtual machines. Data recovery service companies use software tools and physical inspection to diagnose and determine the condition of the media and what data may be recovered. They then make an image of the data and perform a logical reconstruction of the data. In the case of physical damage, the device may need to be disassembled in a clean room lab and spare parts used to facilitate the recovery.

This fragmented industry is served by thousands of vendors, the majority of which are small electronics repair shops using off-the-shelf data recovery software tools. There are very few global data recovery providers that have clean room labs and physical data recovery capability with multiple labs. Factors affecting the industry include the increasing use of mobile devices, use of the cloud, streaming content, cost of storage and complexities of edge and analytics workloads and advanced data protection systems.

Products and Services

We have built an integrated suite of eDiscovery tools and services covering information governance, forensic collections, data processing, secure online hosting, managed review, advanced analytics and document production. In addition, we offer data recovery solutions ranging from cleanroom facilities to proprietary data erasure, data recovery and data management tools.

eDiscovery Solutions

We are one of the largest globally scaled eDiscovery providers in a highly-fragmented industry of over 100 vendors. With approximately 2.3% of the current eDiscovery market, based on 2017 eDiscovery revenue, we are poised to continue to gain market share via strategic acquisitions.

Source: Third-party data and based on our eDiscovery revenue for the year ended December 31, 2017.

We offer a variety of eDiscovery solutions to our clients, including:

Nebula. Nebula is a proprietary end-to-end information governance and eDiscovery platform which helps to facilitate the identification, preservation, collection, processing, review and exchange of ESI. Nebula is powered by our in-house technology that has been developed, tested and trusted to improve the eDiscovery experience. Nebula is unique to us and contains the latest advancements in eDiscovery, while still delivering essential functionality. We offer three hosting options for Nebula: On-Premise at our data centers, in the public cloud (via Microsoft Azure cloud), and at a client’s location via NPC. NPC is particularly noteworthy as it allows for processing, filtering, analysis, review and production of ESI without the need to transfer data outside of the client’s location or across borders.

eDiscovery.com Review (“EDR”). EDR is an all-encompassing, single platform used to search, review and exchange ESI. Over the past decade, our clients have produced to requesting parties over one billion documents and billions of pages using EDR.

Relativity. In 2006, we became the first vendor to license Relativity, a widely used document review tool. Shortly thereafter, we hosted the first case to reach one million records on the platform, and we have consistently worked to improve our clients’ experiences by offering a suite of proprietary enhancements exclusive to us, together with our white-glove client service. Our differentiated data hosting environment offers our clients optimal performance, reliability and redundancy. We currently host Relativity in six countries worldwide.

KLD Analytics. Developed through collaboration among our data scientists, software engineers and legal professionals, KLD Analytics offers a full range of technology-assisted review tools, supported by our team of technologists and consultants. This suite of tools offers features such as:

•

Predictive Coding—Leverages human expertise to automatically classify large populations of documents. Predictive coding supports entirely custom workflows and methodologies and is capable of continuous prioritization of important documents for review.

•

Workflow—Automates the routing and distribution of documents to streamline document review and maximize accuracy and defensibility. Workflow eliminates the need to maintain static batch sets and manually transition documents to different review teams. Workflow works hand-in-hand with Predictive Coding to make document review as efficient as possible.

•	Email Threading—Determines the relationship between email messages and identifies the most content-inclusive messages to avoid redundant review.

•	Near-Duplicate Detection—Identifies and groups similar records and highlights the subtle differences among them for a quicker review.

•	Language Identification—Automatically identifies the primary language on documents in a dataset.

KLD Processing. Our proprietary processing platform has been used exclusively by us for over 14 years. KLD Processing is a highly scalable platform which ingests disparate data types and sources, extracts the content of documents, removes duplicative or otherwise innocuous data, such as operating and system files, and exports data for review and production.

Managed Review Services. Our managed review services provide the facilities, staffing and expertise necessary to review large and complex data sets with a high degree of accuracy and efficiency. We assemble review teams of experienced legal professionals for any type of case. Each team member is a qualified attorney who has passed a selective screening process and has received training from our review managers. Review managers utilize proven methodologies to target and address quality issues early, allowing us to intelligently prioritize the documents that need to be reviewed more closely. Review managers are able to glean insights into productivity and quality using our proprietary technology to deliver a higher quality production. We have experience handling managed reviews for a variety of types of matters, ranging from litigation, investigations and regulatory reviews, such as second requests, and have conducted reviews in over 30 languages. We currently maintain approximately 1,500 review seats spanning thirteen facilities in six countries.

Digital Forensics Services. One of our specialties is computer forensics, including collections and analysis. Without a sound forensic collection, critical electronic evidence may be missed, inadvertently altered or otherwise rendered inadmissible. Whether it be for a small matter, such as a collection of data from a single device, or a large corporate investigation involving multiple custodians and data sources, in-person or remote, our collection analysts will determine and execute the most defensible, efficient and cost-effective strategy. Each year, we regularly collect data from many countries around the world. As a result, we possess a deep bench of talent with knowledge of country-specific discovery laws and customs. With offices across the globe, our collection team can be on the ground quickly in most regions. Our proprietary Remote Collection Manager (“RCMgr”) product is a suite of tools used to facilitate document collections remotely and by end-users, allowing defensibility and accuracy to be maintained without the need to deploy personnel onsite. RCMgr hard drives can arrive pre-configured to collect only the data within scope and the RCMgr tool logs the entire collection in granular detail, ensuring that we can track the process from start to finish. Upon completion of the collection, RCMgr verifies and encrypts the collected data for secure shipment back to one of our labs.

Our digital forensic services include analysis and investigative services in addition to collection services. Wherever electronic equipment is used, there is a potential source of electronic evidence and digital information, including a “bread crumb” trail to illuminate misuse or wrongdoing. Our computer forensics teams help extract critical evidence, recover any data that culprits may have sought to erase or hide, retrieve key data buried in documents and organize data contained in multiple information sources. A forensic investigation may be undertaken on a wide range of media as anything that stores data can potentially be investigated.

Information Archiving Services

Legal Hold Management. A legal hold plan that recognizes when the duty to preserve data begins, what it entails, how to implement it and when it ends is essential to any information governance or eDiscovery strategy. Our Legal Hold Management solution addresses these issues through comprehensive technology and defensible processes. With a flexible SaaS model, clients can choose to manage holds on their own using our technology or leverage our consultants to oversee and manage the process. In addition to leveraging commercially available tools, such as Relativity Legal Hold, we offer Nebula Legal Hold, which simplifies the legal hold process by managing and tracking legal hold communications and key data in a single location. Project initiation and management is efficient and flexible, whether utilizing customized communications or leveraging a full bank of legal hold templates, including initial notices, questionnaires, follow-ups and acknowledgments.

Office 365 Migration & Management. As an inaugural Microsoft Office compliance and eDiscovery partner, we have decades of industry experience partnering with clients as they prepare for unexpected lawsuits and regulatory investigations. Our experts receive a large volume of questions from outside counsel and corporate legal departments concerning Office 365. As a Microsoft partner, we provide the expertise and services necessary to reliably and defensibly leverage the Data Governance, Search & Investigation and Advanced eDiscovery suites in Office 365. Examples of common challenges our consultants assist with include:

•	constructing a defensible process for Office 365 eDiscovery, including the creation and maintenance of appropriate documentation;

•	ensuring appropriate organizational boundaries are enforced and confidentiality is protected within Office 365;

•	legacy data management and remediation;

•	litigation readiness and data preservation and collection strategies; and

•	cloud migration.

Nebula Big Data Store. Nebula Big Data Store is a highly scalable, enterprise-grade storage solution with economics that rival back-up tape. Nebula Big Data Store runs on Microsoft’s Azure cloud, allowing it to be available anywhere in the world in a highly secure and resilient manner. Time- and event-based retention policies, defensible deletion and preservation controls are all built-in, offering excellent value. Nebula Big Data Store works hand-in-hand with Nebula Legal Hold for seamless preservation activities. The product eliminates costly, highly duplicative, on-premises “dumping grounds” that cannot be searched or managed effectively.

Nebula Big Data Store is designed to solve enterprise problems stemming from burgeoning data volumes, fragmented application landscapes and increasing business, regulatory and legal demands, and it positions us to take advantage of evolving trends in the information archiving services industry. Nebula Big Data Store offers an API, making it simple for other products to connect to it and further extend and enhance the value of the information stored within the tool. The tool can assist with legacy application retirement, dark data remediation and information governance, among other use cases. Nebula Big Data Store works seamlessly with our eDiscovery offerings, covering the entire eDiscovery lifecycle. It is also less expensive and simpler to deploy than traditional archiving solutions. Finally, our experience and expertise in machine learning in eDiscovery positions us well to extend our archiving offering into the regulatory compliance intelligence market.

Data Recovery Services

Data Recovery. Business and private users routinely store business-critical data on servers, laptops, mobile devices and phones. As a result, data loss events can be devastating. The cost to an enterprise can amount to millions of dollars if they are unable to access important data for business operations.

To address those data loss events when they occur, we provide data recovery services worldwide. Data recovery refers to the recovery of specific information that is inaccessible due to accidental deletion, ransomware, hard drive accidental formatting, Windows reinstallation, partition loss, virtual machine deletion, system booting failure or physical damage of a storage device. The data recovery process involves a secure chain of custody and begins with a diagnosis of the media (hard disk drive, solid state drive, flash drive, RAID, database, tape or optical disk) by our data recovery engineers. The next step is to image the media, a bit by bit copy of the storage areas of the media, along with the system and hidden areas. The engineers then use proprietary tools and methods to reconstruct the data structures from the media image, which includes hidden and system areas. Physical damage may require additional clean room lab procedures, disassembly and use of new parts to access and reconstruct as much of the data as possible.

Ontrack Data Recovery performs over 50,000 data recoveries each year all over the world, and in 2019, we performed data recoveries in over 60 countries. Most of our clients believed that their data was secure, safe and backed-up although, for various reasons, it was not. When other data protection efforts fail, Ontrack can often recover our clients’ data, documents and critical systems. We believe that Ontrack is a global leader in the in-lab data recovery services industry and we have a 30-year history of developing our own recovery tools and making significant investments in automation. More than 20% of our data recovery jobs worldwide come from IT service companies or other data recovery companies who re-sell our data recovery services to their clients.

Email Extraction. We offer professional email recovery services for consumers and businesses alike. From individual files to entire databases, we maintain the expertise and technology to support practically any use case. The success of email recovery is dependent on where the email is stored. Email software, such as Microsoft Outlook, commonly stores email on hardware like a laptop, desktop, mobile phone, tablet or server. We can easily recover email from both functioning and non-functioning hardware. Additionally, our recovery engineers are experienced in recovering enterprise email no matter how it is stored on a client’s server, whether it is inside a database, a Microsoft Exchange Information Store or individual messages in separate files, such as .pst containers.

Tape Services. We provide a range of tape services to solve the problems associated with legacy backup tapes and regularly support our clients to solve the following challenges:

•	backup infrastructure migration and consolidation;

•	legacy tape and data remediation;

•	recovery from physically-damaged tapes; and

•	recovery from quickly-erased or partially-overwritten tapes.

Data Destruction Services. Permanently deleting data isn’t as straightforward as pressing a delete button – it takes time and proper resources. Data that is not completely expunged before the media is disposed of is vulnerable to exposure. To increase the security of data, a secure, verified data destruction process is required. Based on their knowledge, our data experts seek to select and execute the most appropriate data destruction method for the client’s media. Once the data has been destroyed, we provide a certificate of destruction and disposal.

We support our clients throughout the whole data destruction process by offering data destruction services in our labs or onsite using Blancco Erasing Software or our Ontrack Degausser. For clients who want to handle the data destruction process themselves, we sell these products to the client and advise them how to best use them.

Mobile Phone Repair. We can repair broken screens and replace damaged batteries in many commonly-used Apple and Samsung devices at our labs around the world. Additionally, we operate a “UBreakIFix” franchise in New York City (with the option to open four more), which has more robust device repair capabilities.

Data Recovery Software

Ontrack EasyRecovery. Developed through our partnership with one of the world’s leading data recovery software manufacturers, Ontrack EasyRecovery is able to handle nearly every type of logical data loss (not physical damage) situation. Ontrack EasyRecovery allows clients to perform precise file recovery of data lost through deletion, reformatting and a number of other data loss scenarios. The product recovers data from solid-state drives (“SSD”) and conventional hard drives, memory cards, USB hard drives, flash drives and optical media. The product functions on both Windows and Mac operating systems and comes in several different versions, ranging from a free version ideal for small one-time recoveries to a Toolkit version which would give a professional the ability to handle complex projects. There is a “free” version that is capable of recovering up to 1 GB of data, a “Home” version for straightforward recoveries, a “Professional” version suitable for small to medium businesses and a “Technician” version that includes the tools needed to successfully perform data recoveries on all types of computer storage devices and rebuild broken RAID volumes.

Ontrack PowerControls. We believe Ontrack PowerControls is the market leading granular restore software product, developed from Ontrack’s expertise in data recovery. This product enables email and backup administrators and database administrators to restore individual mailboxes and messages, without having to restore the entire database. Ontrack PowerControls is used to find and export email, SharePoint items and structured query language (“SQL”) tables for eDiscovery, litigation, investigations, compliance, selective migration, develop and test and general restore use cases for IT. We believe Ontrack PowerControls provides a more powerful and faster search tool than native tools, and, most importantly for legal and compliance use cases, it does not alter the metadata, making it forensically sound. Most enterprise backup platforms do not have granular restore capabilities, so they partner with Ontrack and integrate Ontrack PowerControls with their products.

Payment and Billing Terms

Our eDiscovery solutions and information archiving services are billed on a monthly basis in arrears with amounts typically due within 30 to 45 days. Our data recovery services are billed as the services are provided, with payments due within 30 days of billing. The majority of our data recovery software is billed monthly in advance with amounts typically due within 30 to 45 days; however, depending on the client contract, billing can occur annually, quarterly or monthly.

Competitive Strengths

Market Leader Across the eDiscovery Space. We are the third largest pure play electronic services discovery provider in the $10.6 billion eDiscovery industry, according to third-party data. We have established our market-leading position by leveraging our expansive sales force, national sales and service network, longstanding client relationships and operational expertise. Based on this prior experience, we believe that we will be able to further develop our market share.

Comprehensive Product Offering. We have a broad product offering of premium proprietary technology, such as eDiscovery processing, managed review, data hosting, data analytics, forensic collection, data recovery, archiving, managed services, email management and information governance. We believe that our diverse and comprehensive products and offerings make us the provider of choice for our clients.

Nebula Product Offering. Nebula provides us with several distinct advantages. First, the breadth of Nebula allows us to capture clients as early as the identification phase, via Nebula Big Data Store and Nebula Legal Hold, and keep them in the platform all the way through production. Second, our scale allows the platform to be deployed in many key geographic regions around the world, allowing us to penetrate underserved markets. Third, the flexibility to deploy Nebula in the cloud or at a client’s location, via NPC, removes significant geographical barriers to sales. Lastly, the platform is supported by our team of approximately 216 project managers and hosting support analysts globally.

Expansive Geographic Footprint. Our geographic presence spans the globe, with over 40 offices in 19 countries. Our broad reach provides us with a first responder-type advantage when clients have urgent work requiring immediate attention. In addition, our familiarity with local laws and regulations allows us effectively assist clients in navigating complex, cross-border situations.

Established Client Relationships and Industry Expertise. We have longstanding relationships with a large and diverse group of clients, which include 95% of the AM Law 100 and 70% of Fortune 500 companies. We provide our clients with 24/7/365, follow-the-sun service.

Proven and Experienced Management. We have a strong and highly experienced management team. Our chief executive officer Chris Weiler has more than 25 years of experience in the eDiscovery industry, and is one of the longest tenured CEO’s in the eDiscovery industry globally. During his tenure, Mr. Weiler and his team have identified, acquired and integrated 16 acquisitions and he has a proven track record and playbook for accretive acquisitions with the ability to target companies that meet rigorous criteria focused on people, culture, client base, geography and technology. As a result of these acquisitions, the acquired company’s client bases are efficiently onboarded onto our proprietary platforms allowing a seamless transition for our clients and full access to our global capabilities, resulting in significant cross-selling opportunities and creating increased revenues and incremental profitability. Our chief financial officer Dawn Wilson has over 20 years of experience in finance and accounting, primarily with public companies in the technology and services industry, and has successfully acquired and integrated over 40 acquisitions in her career.

Growth Strategies

Selectively Pursue Strategic Acquisitions. Due to the fragmentation in the legal technology and data recovery industries, there is substantial opportunity to continue completing strategic acquisitions of scale, as well as smaller, accretive tuck-in acquisitions. We have successfully sourced, executed and integrated ten strategic acquisitions since 2013. Acquisitions allow us to grow the Company both inorganically and organically in that we can significantly increase revenue organically due to the breadth of service offerings and proprietary technology that we can provide to newly acquired customer relationships that were not available for the acquired sales people to sell before joining our company. For example, we acquired AlphaLit in 2013, and AlphaLit did not offer Managed Review services or Forensic Collection services. After the acquisition, the AlphaLit sales people could sell these service offerings to existing AlphaLit customers, thereby increasing revenues. We will primarily focus on small to mid-size opportunities in order to leverage our scalable platform. We are experienced in quickly integrating acquired companies into our broader business, which has allowed us to significantly increase revenue and meaningfully increase EBITDA by focusing on preserving client facing personnel, client retention, seamless transition of clients of the target business and the ability for our new salespeople to sell across a broader platform. Our past acquisitions demonstrate our management’s ability to effectively source, execute and integrate acquisitions into their existing and growing platform. We plan to continue to pursue our acquisition strategy to continue to consolidate the highly fragmented $15.8 billion eDiscovery and information governance industries, which are expected to grow to $21.2 billion in 2022 according to third-party data.

Increased Product Innovation. Adoption of cloud technology is expected to continue increasing. This shift presents market opportunities that we believe we are well positioned to capitalize upon. Our Nebula platform is a mature product, deployed globally in the cloud, in use by over 3,000 users and backed by our global client support and development teams, ensuring around-the-clock, “white glove” service and a rigorous, yet consistent, cadence for upgrades and improvements. The growth potential for this platform is further accentuated by our breadth of reach, powered largely by Nebula Big Data Store, which pushes our products’ capabilities into the information archiving market. We will also continue to advance our technology platform, both in and around Nebula, to give clients useful functionality and increased value.

Growth and Strengthening of Sales Force. We have been and will remain focused on attracting and retaining top sales professionals. We recently hired several key members of the team that will lead efforts in both established and untapped markets, which we believe will result in an acceleration of incremental revenue. We believe that certain key initiatives we are currently undertaking will ensure that accounts have proper coverage and penetration and will allow us to maximize wallet share.

Clients

Our legal technology clients include both law firms and corporations serving many industry sectors including finance and banking, pharmacuetical and biotechnology, technology, insurance, real estate and government. Our data recovery clients include individuals and corporations requiring recovery and accessing of data. For the year ended December 31, 2019, we served over 4,300 legal technology clients, including 95% of the AM Law 100 and 70% of Fortune 500 companies. We have longstanding relationships with our clients, and for the years ended December 31, 2018 and 2019, no single client accounted for more than 5% of our revenues.

Competition

The eDiscovery market is highly fragmented, competitive and evolving. Our competitors in the eDiscovery market include Consilio, EPIQ, FTI Consulting, Inc, United Lex, E&Y, Deloitte, KPMG, Navigant, Conduent, Lighthouse, Everlaw and Transperfect. We believe the principal competitive factors in this industry include:

•	client service and support;

•	breadth of geographic coverage;

•	quality and depth of services offered;

•	pricing of service offerings;

•	security; and

•	client relationships and brand loyalty.

There are hundreds of small regional eDiscovery providers which may have a few captive relationships but lack the resources or scale to compete for meaningful work. Likewise, of the global and national providers, most lack an end-to-end proprietary platform to complement their global scale and resources. We believe we are uniquely positioned with an ideal complement of global reach, scale of resources and proprietary technology to address almost any client need.

The data recovery market is highly fragmented and generally competitive. Clients choose vendors based on brand awareness and reputation, speed, price and security. Our competitors in the data recovery market include Drivesavers, Gillware Data Recovery, Disk Doctors, Digital Data Recovery DDC and Myung Information Technologies.

Sales and Marketing

Sales

We operate with a global sales team to address the specialized needs of our client base and cultivate strategic partnerships with key clients in our industry. Our sales organization comprises over 40 professionals and is led by our sales executives and regional managers. Our business development managers have developed “first-call” relationships with several of our largest clients while providing significant expertise in the technical nature of the services.

Our global sales structure is tailored to deliver quick responses to sales executives on pricing, account ownership requests and general assistance with client requests and training. This structure is built on our foundational values of teamwork and responsiveness. Our global sales force pursues opportunities in a wide range of geographies and is not confined by the traditional territorial structure that competitors offer. This allows us to maximize relationships and revenue.

Sales leadership encourages representatives around the world to collaborate. A global sales strategy initiative has been implemented to facilitate communication between teams on shared major accounts, which includes the coordination of regular calls and information sharing on key accounts. Most law firms have multiple buyers and this model maximizes our ability to increase wallet share.

Sales executives are encouraged to act as their own entrepreneurs, backed by the support of seasoned sales leadership and a global sales operations team. The sales operations team assists the sales team with all client requests including conflict checks, SalesForce data entry, estimate creation and generation of client agreements and work orders. This global support team allows the sales representatives to focus on what they do best – generating new business and maintaining existing client relationships. Our global sales structure and sales operations teams deliver quick responses to representatives and clients, flexible pricing models and simplified matter initiation, giving us a competitive advantage in a fast-paced industry.

Marketing

We focus on connecting with our clients through our marketing team. Our marketing campaigns are home-grown and highlight the “KLD Difference. One KLD.”

We advertise in a wide variety of trade publications and at sports and entertainment events. We also sponsor a variety of events, seminars and conferences around the world. We operate approximately 35 global websites which highlight our leadership, products, services, technology, industry experience, press clippings and our community contributions. Holding true to our values, we are heavily focused on charitable donations and community work, which are highlighted on our “KLD Community” website page. We also have a number of video advertising campaigns which are shared via YouTube, Twitter and LinkedIn.

Locations

We are headquartered in McLean, VA where we house key functions including accounting, finance, human resources, legal, eDiscovery operations, eDiscovery project management, managed review and data recovery. We maintain a diverse geographic footprint globally, with over 40 locations in 20 countries. In addition, we have 10 data centers and 22 data recovery labs worldwide. We offer approximately 1,600 seats for contract attorney review in eight domestic and five international review facilities.

In addition to on-premise data centers, we deliver our proprietary Nebula platform via the cloud and Nebula Private Cloud, which means that a Nebula environment can be established in any Microsoft Azure location worldwide. The Nebula Private Cloud devices are custom-built hardware running the Nebula platform and, thus, can be deployed virtually anywhere.

Properties

We do not own any properties and all of our material physical properties are occupied pursuant to either the terms of a negotiated lease or another contractual arrangement for occupation of space, such as space rental in a data center facility.

The table below presents summary information regarding our material properties as of December 31, 2019.

Location	Legal Technologies Office	Data Storage Technologies Office	Managed Review Facility	Data Center	Clean Room
Fountain Valley, California, United States		X			X
Washington DC, United States	X		X
Doral, Florida, United States	X		X
Chicago, Illinois, United States	X		X
Eden Prairie, Minnesota, United States	X	X	X		X
Rutherford, New Jersey, United States		X			X
New York, New York, United States	X		X
New York, New York, United States		X (Franchise)
Pittsburgh, Pennsylvania, United States	X		X
McLean, Virginia, United States	X	X	X	X	X
Brisbane, Australia	X	X			X
Sydney, Australia	X		X
Toronto, Canada		X			X
Toronto, Canada	X		X
Suzhou, China		X			X
Helsinki, Finland		X			X
Paris, France	X	X			X
Boblingen, Germany	X	X	X		X
Won Chai, Hong Kong	X
North Point, Hong Kong		X			X
Varese, Italy		X			X
Tokyo, Japan	X	X			X
Shanghai, China		X
Amsterdam, Netherlands		X			X
Kongsvinger, Norway	X	X			X
Katowice, Poland	X	X	X		X
Singapore	X	X			X
Madrid, Spain		X			X
Uppsala, Sweden		X			X
Wallisellen, Switzerland		X			X
Surrey, United Kingdom		X			X
London, United Kingdom	X		X
Toronto, Canada				X
Paris, France					X
Frankfurt, Germany					X
Balleycoolin, Ireland					X
Toyko, Japan					X
Brooklyn Park, Minnesota, United States					X
Austin, Texas, United States				X	X
Slough, United Kingdom					X
Ashburn, Virginia, United States					X
McLean, Virginia, United States				X
Chicago, Illinois, United States				X

Intellectual Property

We own a range of registered intellectual property rights across the world, primarily trademark registrations and patents.

We own 115 trademark registrations globally and currently have 33 trademark applications at various stages in the application process. Our material trademarks are either registered or are pending applications for registrations in the U.S. Patent and Trademark office and various non-U.S. jurisdictions (but with a focus on the European Union, the United Kingdom, Norway, Switzerland, Japan, Australia, China, Singapore and Hong Kong). We us “KLDiscovery”, “Ontrack” and “Ibas” as our primary corporate trademarks. The trademark “KLDiscovery” has proceeded to registration in Australia, China, the European Union, Hong Kong, India, Switzerland and the United Kingdom. Additionally, we have applied to register “Nebula,” the brand name for our proprietary e-discovery platform, in our key markets and, to date, applications have proceeded to registration in the United States, the European Union, United Kingdom, Switzerland and Brazil.

“Ontrack” and “Ontrack Data Recovery” are used in Canada by us subject to a perpetual license from Kroll, LLC who own the “Kroll Ontrack” trademark in that jurisdiction. This license was granted as part of the Kroll Ontrack acquisition in December 2016.

We are the registered proprietor of over 400 domain names including our key domains used to promote our activities, being kldiscovery.com, ontrack.com and ibas.com together with many local variants of these main domain names.

We own the copyright of many of our business software and tools as they have been created by employees in the course of their employment. These include the Nebula and EDR platforms (two proprietary eDiscovery platforms for access and review of data), the PMDB Database (internal job tracking tool), Service Cloud (data recovery portal), PowerControls (data recovery software for email) and several Relativity applications to enhance the license of standard Relativity platform services.

We have a total of 24 patents, either registered in their respective jurisdiction or at application stage, including a recent applications for our Nebula offering.

Legal Proceedings

We are currently not a party to any legal proceedings that are expected to have a material adverse effect on our business or financial condition. From time-to-time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

Employees

As of December 31, 2019, we had 2,522 employees. This total included 1,335 temporary contingent employees who are employed temporarily to work on active managed review matters. Our employees are not represented by a labor union and we have not experienced any work stoppages. We believe that our employee relations are excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “Company,” “KLDiscovery,” “KLD”, “KLDiscovery Inc.” or “LD Topco, Inc.” refer to KLDiscovery Inc. and its consolidated subsidiaries. As a result of the Business Combination, (i) KLDiscovery Inc.’s consolidated financial results for periods prior to December 19, 2019 reflect the financial results of LD Topco, Inc. and its consolidated subsidiaries, as the accounting predecessor to KLDiscovery Inc., and (ii) for periods from and after this date, KLDiscovery Inc.’s financial results reflect those of KLDiscovery Inc. and its consolidated subsidiaries (including LD Topco, Inc. and its subsidiaries) as the successor following the Business Combination. The following discussion and analysis of financial condition and results of operations of the Company should be read together with the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflects the historical results of operations and financial position of the Company. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this prospectus.

OVERVIEW

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. We provide technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. We have broad geographical coverage in the eDiscovery and data recovery industries with more than 40 locations in 19 countries, 10 data centers and 22 data recovery labs around the globe. Our legal technology services cover both eDiscovery and information governance services to support the litigation, regulatory compliance, and internal investigation needs of our clients. We offer data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software, data hosting, and managed review services. In addition, through our global Ontrack Data Recovery name, we deliver world-class data recovery, email extraction and restoration, data destruction and tape management services.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

Data proliferation is contributing to growth in the eDiscovery and information governance market. Data is growing at an exponential rate due to several factors, including the adoption of mobile devices, accessibility of hosted systems and increased reliance on electronic data storage. We are well positioned to gain market share from the growth of electronically stored information given our prior and continued investment in our infrastructure and proprietary technologies that allows us to efficiently identify, preserve, collect, process, review and host complex data sets. We will continue to develop and enhance our technology which will position us to continue to evolve as the market changes.

The eDiscovery and information governance market is highly fragmented and price competitive. While many of our competitors rely on third party software tools to provide their services, we offer our services utilizing third party platforms enhanced with our proprietary tools, as well as our own end-to-end tools. Because we can provide service offerings utilizing proprietary technology, we have more flexibility in pricing, and we are not hindered by third party licensing software expenses. As such, our proprietary tools allow us to be less impacted by significant price compression than our competitors.

Historically, on-premise tools have been the dominant deployment solution in the past. However, recently the market has shifted to cloud-based solutions and this shift can result in increased revenue for us as we offer our own proprietary cloud-based solutions.

We classify our legal technology revenue as follows:

•

Collections and Processing Services: We have remote and onsite collection services. Our proprietary workflows and tools allow us to ingest, extract native file metadata and index in a normalized format. We have near duplication tools to quickly discard duplicative or irrelevant data, significantly minimizing the data that needs to be reviewed. Our analytics include predictive coding which allows us to automatically classify millions of documents in a matter of hours. We offer email threading that looks at relationships between email messages to identify the most content inclusive messages to avoid redundant review and we have language identification that can automatically identify the primary language in all documents in the data set. The collection of data is billed either by the unit or hour and the data that is processed and produced is billed by gigabyte, page or by file.

•

Forensics and Consulting Services: We provide the expertise and tools needed to extract and analyze digital evidence to support a client’s legal matter. Our forensics experts help extract critical evidence, recover any data that individuals may have sought to erase or hide, retrieve key data buried in documents and organize data contained in multiple information sources to give our client the insight and knowledge they need. Our forensics and consulting services are billed by either hour or unit.

•	Professional Services: We manage complex eDiscovery matters and partner with our clients to assist throughout the lifecycle of a case. Our professional services are billed on an hourly basis.

•

Managed Document Review Services: We use our extensive eDiscovery project management experience, technological excellence and global presence to provide clients with a secure, seamless and cost-effective document review solution. We assemble review teams of experienced legal professionals for any type of case. Each team member is a qualified attorney who has passed a selective screening process and has received training from KLDiscovery review manager to ensure the most efficient and defensible review of a client’s documents. Document review managers have extensive project management experience to oversee the entire review process and work with the client’s legal team as an integrated partner. Our industry experts have developed advanced document review processes and tools and deliver services in state-of-the-art facilities, handle subject matter versatility, are platform agnostic, possess expert working knowledge of predictive coding and technology assisted review workflows, have multilingual capabilities and focus on quality. Our managed document review services are billed on an hourly basis.

•

Hosting: We have flexible technology options and platforms to host our client’s data for the life of the matter. We offer secure data centers around the globe to support data across jurisdictions and privacy laws. Hosting is billed by gigabyte

•

Subscription: We offer subscription pricing options to provide cost predictability over time. Subscriptions cover a range of our services and are typically a fixed fee billed monthly for contract terms averaging 1 to 3 years.

We classify our data recovery revenue as follows:

•

Data Recovery Services: We recover lost data from devices that store digital information, including data centers, cloud, business servers, workstations, laptops and mobile devices. Pricing is per device.

•

PowerControls and Data Recovery Software: We enable search and recovery of data from database files and physically sound devices. Pricing is typically an annual or multi-year agreement at a fixed price.

For the years ended December 31, 2019 and December 31, 2018 our legal technology revenue was $265.9 million and $250.5 million, respectively, and our data recovery revenue was $46.2 million and $45.8 million, respectively. Additionally, we have longstanding relationships with our clients and for the years ended December 31, 2018 and 2019, no single client accounted for more than 5% of our revenues.

In 2018, we meaningfully increased the quality of our sales force. We incurred approximately $15.2 million in recruiting fees, legal fees, sign on bonuses and non-recoverable draws related to the investment in some new highly skilled salespeople. The costs for these salespeople was included in our sales and marketing costs for the year ended December 31, 2018. We anticipate that revenue generated from these salespeople will increase over the next 3 years.

NON-U.S. GAAP FINANCIAL MEASURES

We prepare audited financial statements in accordance with U.S. GAAP. We also disclose and discuss other non-U.S. GAAP financial measures such as adjusted EBITDA. We believe that these measures are relevant and provide useful supplemental information to investors by providing a baseline for evaluation and comparing our operating performance against that of other companies in our industry.

The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies and in the future, we may disclose different non-U.S. GAAP financial measures in order to help our investors meaningfully evaluate and compare our results of operations to our previously reported results of operations or to those of other companies in our industry. We believe these non-U.S. GAAP financial measures reflect our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, and other items, such as interest, income taxes, management fees and equity compensation, acquisition and transaction costs, restructuring costs, systems establishment and costs associated with strategic initiatives which are incurred outside the ordinary course of our business, and provide information about our cost structure, that helps track our operating progress. We encourage investors and potential investors to carefully review the U.S. GAAP financial information and compare them with our adjusted EBITDA.

Adjusted EBITDA

We view adjusted EBITDA as our operating performance measure and as such, we believe that the most directly comparable U.S. GAAP financial measure is net loss. In calculating adjusted EBITDA, we exclude from net loss certain items that we believe are not reflective of our ongoing business and exclusion of these items allows us to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions:

•

Acquisition, financing and transaction costs generally represented by non-ordinary course earn-out valuation changes, rating agency fees, letter of credit and revolving facility fees, as well as professional service fees and direct expenses related to acquisitions. Because we do not acquire businesses on a predictable cycle, we do not consider the amount of acquisition- and integration-related costs to be a representative component of the day-to-day operating performance of our business.

•

Strategic initiatives expenses relate to costs resulting from pursuing strategic business opportunities. We do not consider the amounts to be representative of the day-to-day operating performance of our business.

•

Management fees, stock compensation and other primarily represents consulting fees and portion of compensation paid to our employees and executives through stock-based instruments. Determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expenses recorded may not align with the actual value realized upon the future exercise or termination of the related stock-based awards. Therefore, we believe it is useful to exclude stock-based compensation to better understand the long-term performance of our core business.

•

Restructuring costs generally represent non-ordinary course costs incurred in connection with a change in a contract or a change in the makeup of our personnel often related to an acquisition. We do not consider the amount of restructuring costs to be a representative component of the day-to-day operating performance of our business.

•

Systems establishment costs relate to non-ordinary course expenses incurred to develop our IT infrastructure, including system automation and enterprise resource planning system implementation. We do not consider the amount to be representative of a component of the day-to-day operating performance of our business.

Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of these adjustments, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations.

The use of adjusted EBITDA instead of U.S. GAAP measures has limitations as an analytical tool, and adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of our results of operations and operating cash flows as reported under U.S. GAAP. For example, adjusted EBITDA does not reflect:

•	our cash expenditures or future requirements for capital expenditures;

•	changes in, or cash requirements for, our working capital needs;

•	interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	any cash income taxes that we may be required to pay;

•	any cash requirements for replacements of assets that are depreciated or amortized over their estimated useful lives and may have to be replaced in the future; or

•	all non-cash income or expense items that are reflected in our statements of cash flows.

RESULTS OF OPERATIONS

For the year ended December 31, 2019 compared with the year ended December 31, 2018

The results for the periods shown below should be reviewed in conjunction with our audited consolidated financial statements included elsewhere in this prospectus.

	For the Years Ended December 31,
(in millions)	2019	2018
Revenues	$312.1	$296.3
Cost of revenues	160.9	159.6

Gross profit	151.2	136.7
Operating expenses	$148.6	161.5

Income (loss) from operations	2.6	(24.8)

Interest expense	48.4	46.6
Loss on debt extinguishment	7.2	—
Other expense	0.3	0.0

Loss before income taxes	(53.3)	(71.4)

Income tax provision (benefit)	0.7	(3.7)

Net loss	(54.0)	(67.7)

Total other comprehensive income, net of tax	0.3	(0.9)

Comprehensive loss	$(53.7)	$(68.6)

Revenues

Revenues increased by $15.8 million, or 5.3%, to $312.1 million for the year ended December 31, 2019 as compared to $296.3 million for the year ended December 31, 2018. This increase is primarily due to an increase of $15.4 million in legal technology revenue and an increase of $0.4 million in data recovery revenue. Legal technology revenue increased primarily due to increasing revenue in 2019 related to the addition of salespeople in 2018, who brought in new customers. Data recovery revenue increased due to a higher volume of data recovery jobs than in the prior year.

Cost of Revenues

Cost of revenues increased by $1.3 million, or 0.8%, to $160.9 million for the year ended December 31, 2019 as compared to $159.6 million for the year ended December 31, 2018. This increase is due to increased costs associated with increased revenues partially offset by lower amortization of acquired technologies of approximately $2.0 million due to fully amortized assets. As a percentage of revenue, our cost of revenues for the year ended December 31, 2019 decreased to 51.6% as compared to 53.9% for the year ended December 31, 2018. This decrease as a percentage of revenue is due to lower amortization of acquired technologies due to fully amortized assets and no incremental costs associated with the additional revenue.

Gross Profit

Gross profit increased by $14.5 million, or 10.6%, to $151.2 million for the year ended December 31, 2019 as compared to $136.7 million for the year ended December 31, 2018. Gross profit increased primarily due to the factors noted above. As a percentage of revenue, our gross profit for the year ended December 31, 2019 increased to 48.4% as compared to 46.1% for the year ended December 31, 2018.

Operating Expenses

Operating expenses decreased by $12.9 million, or 8.0%, to $148.6 million for the year ended December 31, 2019 as compared to $161.5 million for the year ended December 31, 2018. This decrease is primarily due to lower expenses of $2.4 million for depreciation and amortization due to the acquired assets being fully amortized, as well as $5.8 million for the amortization of sign on bonuses, $2.3 million in legal fees, $2.0 million in non-recoverable draws and $1.0 million for recruiting fees, partially offset by professional fees incurred in anticipation of becoming a public company in late 2019 of $2.1 million. As a percentage of revenue, our operating expenses for the year ended December 31, 2019 decreased to 47.6% as compared to 54.5% for the year ended December 31, 2018 due to the factors noted above.

Interest Expense

Interest expense increased by $1.8 million, or 3.9%, to $48.4 million for the year ended December 31, 2019 as compared to $46.6 million for the year ended December 31, 2018. This increase is primarily due to an increase in borrowings on the revolver and LIBOR rates during the year ended December 31, 2019 compared to the year ended December 31, 2018.

Loss on Debt Extinguishment

During 2019, we repaid and retired our Second Lien Facility and wrote-off deferred financing costs and debt discounts totaling $7.2 million. There was no such comparable activity during 2018.

Income Tax Provision (Benefit)

A valuation allowance has been established against our net U.S. federal and state deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill and other indefinite-lived liabilities.

During the years ended December 31, 2019 and 2018, we recorded an income tax provision (benefit) of $0.7 million and $(3.7) million, respectively, resulting in an effective tax rate of -1.3% and 5.2%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of foreign tax rate differences and the valuation allowance against our domestic deferred tax assets. The effective rate for the year ended December 31, 2019 decreased from the year ended December 31, 2018 primarily due to the $4.3 million tax benefit that was recorded during the year ended December 31, 2018 for changes in the realizability of our deferred tax assets due to indefinite lived domestic tax attributes and the impact of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) as discussed below.

We reported pre-tax loss of $53.3 million during the year ended December 31, 2019 with an effective tax rate of (1.3%), resulting in a $0.7 million income tax provision. The effective tax rate was primarily impacted by our valuation allowance, which caused a decrease in the tax benefit of $12.7 million. Without this item, our effective tax rate would have been 25.1%, which is higher than the statutory tax rate of 21.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

We reported pre-tax loss of $71.4 million during the year ended December 31, 2018 with an effective tax rate of 5.2%, resulting in a $3.7 million income tax benefit. The effective tax rate was primarily impacted by our valuation allowance, which caused a decrease in the tax benefit of $18.1 million. This was offset by a tax benefit of $7.7 million related to the tax impact of provisions of the TCJA, due to certain indefinite lived deferred tax assets that allowed for a partial release of the valuation allowance. Without these two items, our effective tax rate would have been 19.8%, which is lower than the statutory tax rate of 21.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

Net Loss

Net loss for the year ended December 31, 2019 was $54.0 million compared to $67.7 million for year ended December 31, 2018. Net loss decreased for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to the factors noted above.

Adjusted EBITDA

	For the Years Ended December 31,
(in millions)	2019	2018
Net loss	$(54.0)	$(67.7)
Interest expense	48.4	46.6
Income tax (benefit) expense	0.7	(3.7)
Depreciation and amortization expense	50.4	54.7

Loss on debt extinguishment	7.2	—

EBITDA	$52.7	$29.9
Acquisition, financing and transaction costs	3.6	1.0
Strategic Initiatives:
Sign-on bonus amortization	0.4	6.2
Non-recoverable draw	3.7	5.7
Recruiting fees	—	1.0

Legal fees	—	2.3

Total strategic initiatives	4.1	15.2
Management fees, stock compensation and other	3.5	3.3
Restructuring costs	2.2	3.2
Systems establishment	2.6	2.0

Adjusted EBITDA	$68.7	$54.6

Liquidity and Capital Resources

Our primary cash needs have been to meet debt service requirements and to fund working capital and capital expenditures. We fund these requirements from cash generated by our operations, as well as funds available under our Revolving Credit Facility (our “Revolving Credit Facility”). Although our eDiscovery solutions and information archiving services are billed on a monthly basis in arrears with amounts typically due within 30 to 45 days, the eDiscovery industry tends towards longer collectability trends. As a result, we have typically collected on the majority of our eDiscovery accounts receivables within 90 to 95 days, which is consistent within the industry. With respect to our data recovery services, they are billed as the services are provided, with payments due within 30 days of billing. We typically collect on our data recovery services accounts receivables within 30 to 45 days. Lastly, the majority of our data recovery software is billed monthly in advance with amounts typically due within 30 to 45 days; however, depending on the client contract, billing can occur annually, quarterly or monthly. We have experienced no material seasonality trends as it relates to collection on our accounts receivables. As of December 31, 2019, we had $43.4 million in cash compared to $23.4 million as of December 31, 2018. As of December 31, 2019, we had $506.0 million of outstanding borrowings compared to $448.0 million as of December 31, 2018. We expect to finance our operations over the next 12 months primarily through existing cash balances and cash flow, supplemented as necessary by funds available through our Revolving Credit Facility. On March 25, 2020, we borrowed $29.0 million under our Revolving Credit Facility.

2016 Credit Agreement

The Facilities

On December 9, 2016, we entered into a Credit Agreement (as amended or supplemented to date, the “2016 Credit Agreement”) with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (the “First Lien Facility”) and the Second Lien Facility (together with the First Lien Facility, the “Facilities”) were to mature on December 9, 2022 and December 9, 2023, respectively. The Second Lien Facility was repaid on December 19, 2019.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter, beginning on March 31, 2017 with a payment of $2.1 million. Quarterly principal payments increased to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by us, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate (as defined in the 2016 Credit Agreement) multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and (c) solely with respect to the Initial Term Loans, 1.00% per annum. As of December 31, 2019, the balance due was $314.5 million, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.596%. At December 31, 2018, $323.0 million was outstanding under the First Lien Facility, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Second Lien Facility required a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusted every interest rate period, which could be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates included the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period was also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which was defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and

(c) solely with respect to the Initial Term Loans, 1.00% per annum. At December 31, 2018, $125.0 million was outstanding under the Second Lien Facility with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.61463%. The Second Lien Facility was repaid upon consummation of the Business Combination on December 19, 2019.

The Facilities are secured by substantially all of our assets and contain certain covenants. As of December 31, 2019 and December 31, 2018, we were in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the year ended December 31, 2017. The Excess Cash Flow amount is specifically defined in section 1.01 of the 2016 Credit Agreement. The Excess Cash Flow calculation starts with net income and then adds back a series of non-cash expenses, capital expenditures, M&A, and debt related amounts to arrive at a final amount due.

The amount of the Excess Cash Flow payment is reduced if the First Lien Net Leverage Ratio falls below certain thresholds. Such percentage in respect of any Excess Cash Flow Period shall be reduced to 50%, 25% or 0% if the First Lien Net Leverage Ratio as of the last day of the year to which such Excess Cash Flow Period relates was equal to or less than 3.75 to 1.00, 3.25 to 1.00 or 2.75 to 1.00, respectively.

We were not required to make any additional principal payments under the Excess Cash Flow covenant for the year ended December 31, 2018 or December 31, 2019 and do not anticipate making any additional principal payments under the Excess Cash Flow covenant for the year ended December 31, 2020.

Revolving Credit Facility

The 2016 Credit Agreement also provides for a Revolving Credit Facility of up to $30.0 million that matures December 9, 2021. Borrowings under the Revolving Credit Facility may be subject to meeting certain financial covenants set forth in the 2016 Credit Agreement, including the First Lien Net Leverage Ratio. We may draw up to $30.0 million under the Revolving Credit Facility, on a term loan basis, with either an adjustable eurocurrency loan interest rate of 5.375%, 5.625%, or 5.875% with interest rates based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR, or a base rate loan interest rate of 4.375%, 4.635%, or 4.875% plus the Base Rate.

As of December 31, 2019 and 2018, we had no amounts outstanding under our Revolving Credit Facility and $0.9 million in letters of credit were issued with approximately $29.1 million of available borrowing capacity under the Revolving Credit Facility.

The Initial Term Loan borrowings pursuant to the 2016 Credit Agreement were issued at an original issue discount of $11.9 million and $6.3 million for the First Lien Facility and Second Lien Facility, respectively. The original issue discount is amortized using the effective yield method over the respective term of each Facility.

We incurred closing fees in connection with the entry into the Facilities and the Revolving Credit Facility pursuant to the 2016 Credit Agreement of $13.6 million. These closing fees were deferred on December 9, 2016, along with fees of $0.6 million related to our prior term loan facility that we refinanced in connection with our entry into the 2016 Credit Agreement, and are amortized over their respective terms. We are always evaluating opportunities for a more advantageous indebtedness structure, which may include a refinancing or replacement of our Facilities and/or our Revolving Credit Facility.

Convertible Debentures

In connection with the Business Combination on December 19, 2019, we issued $200 million aggregate principal amount of Debentures due 2024 in a private placement to certain “accredited investors” pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act. The equity structure as of the date of the Business Combination included 2,097,974 shares of Common Stock and 1,764,719 Warrants for the issuance of Common Stock to the Debenture Holders related to the Debenture issuance. The proceeds of the Debentures were used in part to repay our outstanding Second Lien Facility and amounts outstanding under the Revolving Credit Facility.

The Debentures will mature on December 19, 2024 unless earlier converted, redeemed or repurchased. The Debentures will bear interest at an annual rate of 4.00% in cash and 4.00% in kind, payable quarterly on the last business day of March, June, September and December. In addition, on each anniversary of the Closing Date, we will add to the principal amount (subject to reduction for any principal amount repaid) of the Debentures an amount equal to 3.00% of the original aggregate principal amount of the Debentures outstanding, which will accrue from the last payment and will be payable at maturity, upon conversion or upon an optional redemption, if no prior payment was made.

At any time, upon notice as set forth in the Debentures, the Debentures will be redeemable at our option, in whole or in part, at a price equal to 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest thereon.

Subject to approval to allow for the full conversion of the Debentures into Common Stock, the Debentures will be convertible into shares of our Common Stock at the option of the Debenture Holders at any time and from time to time at a price of $18 per share, subject to certain adjustments. However, in the event we elect to redeem any Debentures, the holders will have a right to purchase Common Stock from us in an amount equal to the amount redeemed at the conversion price.

The Debentures contain covenants that limit our ability to, among other things: (i) incur additional debt; (ii) create liens on assets; (iii) engage in certain transactions with affiliates; or (iv) designate our subsidiaries as unrestricted subsidiaries. The Debentures provide for customary events of default, including non-payment, failure to comply with covenants or other agreements in the Debentures and certain events of bankruptcy or insolvency. If an event of default occurs and continues, the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal amount of all the Debentures to be due and payable immediately.

Our net cash flows from operating, investing and financing activities for the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,
(in millions)	2019	2018
Net cash provided by (used in):
Operating activities	$(8,297)	$(11.9)
Investing activities	$(15,218)	$(12.4)
Financing activities	$43,490	$29.0
Effect of foreign exchange rates	$(7)	$(0.2)

Net (decrease) increase in cash	$19,968	$4.5

Cash Flows Used in Operating Activities

Net cash used in operating activities was $8.3 million for the year ended December 31, 2019 as compared to net cash used in operating activities of $11.9 million for the year ended December 31, 2018. The decrease in net cash used is due to a $13.7 million reduction in net loss, as well as a $11.6 million increase in non-cash expenses, offset by a $21.7 million decrease in working capital. The period over period decrease in non-cash items is primarily due to a $7.2 million increase in loss on extinguishment of debt, a $0.7 million increase in non-cash interest, a $6.9 million decrease in deferred tax benefit and an increase in the provision for losses on accounts receivable of $0.9 million, offset by a $4.3 million decrease in depreciation and amortization. The decrease in working capital for the period is primarily due to a $10.5 million decrease in accounts payable and accrued expenses, a $7.5 million increase in prepaid expense and other current assets and a $4.6 million increase in accounts receivable, offset by a $0.9 million increase in deferred revenue. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $15.2 million for the year ended December 31, 2019 as compared to net cash used in investing activities of $12.4 million for the year ended December 31, 2018. The increase in cash used is due to increased purchases of property and equipment and cash payments related to acquisitions in 2019.

Cash Flows Provided by Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities of $43.5 million related to the net cash received in the Business Combination of $186.5 million and cash received on the issuance of Common Stock of $0.4 million, offset by payments of long-term debt of $142.0 million and capital lease obligations of $1.4 million. For the year ended December 31, 2018, net cash provided by financing activities of $29.0 million related primarily to $40.5 million from the issuance of Common Stock offset by payments on long-term debt of $8.5 million, payments on capital lease obligations of $0.5 million and payments of $2.4 million for contingent consideration.

Contractual Obligations

Our operating lease obligations are disclosed below and in Note 5 to our audited consolidated financial statements included elsewhere in this prospectus. Rent expense for the years ended December 31, 2019 and 2018 was $14.7 million and $13.0 million, respectively.

The following table summarizes our contractual obligations as of December 31, 2019:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to less than 3 years	3 to less than 5 years	More than 5 years
Contractual obligations
Debt:
Principal (1)	$583,287	$17,000	$289,000	$277,287	$—
Interest on debt (2)	216,225	51,572	104,367	60,286	—
Purchase obligations	10,777	3,514	6,198	1,065	—
Capital leases	5,239	1,586	2,932	721	—
Operating leases	44,014	12,057	15,530	10,985	5,442

Total contractual obligations	$859,542	$85,729	$418,027	$350,344	$5,442

(1)	Includes in kind interest in the Debentures.
(2)	Assumed interest rates on our First Lien Facility and Debentures were 7.93% and 11.78%, respectively, as of December 31, 2019.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any nonfinancial assets.

Qualitative and Quantitative Disclosures About Market Risk

Interest rate risk

We are subject to interest rate market risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to outstanding amounts under the 2016 Credit Agreement, which provides for borrowings of $340.0 million under the First Lien Facility and $125.0 million under the Second Lien Facility, as well as a Revolving Credit Facility of $30.0 million. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors are held constant. Assuming the amounts outstanding under the 2016 Credit Agreement are fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense under the 2016 Credit Agreement by approximately $0.6 million per year. We do not currently hedge our interest rate exposure.

Exchange rate risk

Results of operations for our non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive (loss) income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on our Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

During the twelve months ended December 31, 2019 and 2018, we generated the equivalent of $69.4 million and $62.2 million, respectively, of U.S. dollar-denominated revenues in non-U.S. subsidiaries. Each 100-basis point increase or decrease in the average foreign currency rate to U.S. dollar exchange rate for the year would have correspondingly changed our revenues by approximately $0.6 million for each of the years ended December 31, 2019 and 2018. We do not currently hedge our exchange rate exposure.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this prospectus for a summary of accounting standards not yet adopted.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to us. Material changes in certain of the estimates that we use could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Use of estimates

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets and other long-lived assets, the impairment of goodwill, the valuation and realization of deferred income taxes, the fair value of our Common Stock and stock option awards and acquisition-related contingent consideration.

Revenue recognition

We recognize revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectability is probable.

Amounts billed in excess of the amounts for which the revenue recognition criteria have been satisfied are recorded as deferred revenue on our consolidated balance sheets until all revenue recognition criteria have been satisfied. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

Our revenues are primarily derived from contracts to provide services each month including: collection and forensic services, processing, managed document review services and hosting fees based on the amount of data stored. We bill our customers monthly in arrears for services provided. For these contractual arrangements, we have identified each deliverable service element. Based on an evaluation of each element, we have determined that each element delivered has standalone value to its customers because we or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in our multiple element case and document management arrangements qualify as a separate unit of accounting. We allocate revenue to the various units of accounting in our arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

We enter into arrangements that can include various combinations of software, services and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. We use a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence and (iii) best estimate of selling price (“BESP”). For software elements, we follow the industry-specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where we do not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. Our process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Business combinations

We recognize all of the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. Acquisition-related costs are recognized separately from the acquisition and expensed as incurred. Restructuring costs incurred in periods subsequent to the acquisition date are expensed when incurred. Subsequent changes to the purchase price, such as working capital adjustments, or other fair value adjustments determined during the measurement period are recorded as an adjustment to goodwill, with the exception of contingent consideration, which is recognized in the statement of operations in the period it is modified. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowances are recognized as a reduction or increase to income tax expense or as a direct adjustment to additional paid-in capital as required.

Accounts receivable

Accounts receivable are recorded at original invoice amount less an estimate for doubtful accounts based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Intangible assets and other long-lived assets

We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the fair value of the asset compared to its carrying amount.

Goodwill

Goodwill represents the excess of the total consideration paid over our identified intangible and tangible assets and our acquisitions. We test our goodwill for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the testing date (October 1), we have determined there is one entity-wide reporting unit.

We test goodwill resulting from acquisitions for impairment annually on October 1, or more frequently, whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired.

In January 2017, the Financial Accounting Standard Board issued Accounting Standard Update (“ASU”) 2017-04, which simplifies the subsequent measurement of goodwill to eliminate Step 2 from the goodwill impairment test, removing the need to determine the implied fair value of goodwill and comparing it to the carrying amount of that goodwill to measure the impairment loss, if any. We early adopted ASU 2017-04 during the fourth quarter of 2017.

Goodwill impairment exists when the estimated fair value of the reporting unit is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced by the excess through an impairment charge recorded in our statements of operations. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis.

The fair value of each reporting unit is estimated using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business combinations. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans and recent operating performance. The carrying value of each reporting unit includes the assets and liabilities employed in its operations and goodwill.

Accordingly, we have not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill as a result of the annual impairment test.

Income Taxes

Our annual tax rate is based on our income, statutory tax rates, and tax planning opportunities available in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax expense and in evaluating our tax positions.

Tax law requires certain items to be included in our tax returns at different times than when the items are reflected in the financial statements. The annual tax expense reflected in the Consolidated Statements of Income is different than that reported in our tax returns. Some of these differences are permanent (for example, expenses recorded for accounting purposes that are not deductible in the returns such as certain entertainment expenses) and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return, but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements, as well as tax losses that can be carried over and used in future years. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts we believe are more likely than not to be recovered. In evaluating the amount of any such valuation allowance, we consider the existence of cumulative income or losses in recent years, the reversal of existing temporary differences, the existence of taxable income in prior carry back years, available tax planning strategies and estimates of future taxable income for each of our taxable jurisdictions. The latter two factors involve the exercise of significant judgment. As of December 31, 2019, deferred tax asset valuation allowances totaled $51.9 million, primarily related to federal and state net operating losses available to carry forward to future years and, interest expense disallowance carryovers. Although realization is not assured, we believe it is more likely than not that all other deferred tax assets for which no valuation allowances have been established will be realized. This conclusion is based on our expectation that the reversal of existing taxable temporary differences will provide a source of taxable income to realize these deferred tax assets.

We determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit is recorded in our financial statements. A tax position is measured as the portion of the tax benefit that is greater than 50% likely to be realized upon settlement with a taxing authority (that has full knowledge of all relevant information). We may be required to change our provision for income taxes when the ultimate treatment of certain items is challenged or agreed to by taxing authorities, when estimates used in determining valuation allowances on deferred tax assets significantly change, or when receipt of new information indicates the need for adjustment in valuation allowances. Future events, such as changes in tax laws, tax regulations, or interpretations of such laws or regulations, could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur.

MANAGEMENT

Our Board of Directors is comprised of nine members, classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. As Class A directors, each of Richard J. Williams, Kevin Griffin and Lawrence Prior III will serve until the 2020 annual meeting; as Class B directors, each of Donna Morea, Jonathan J. Ledecky and Evan Morgan will serve until the 2021 annual meeting; and as Class C directors, each of Christopher J. Weiler, William Darman and Ian Fujiyama will serve until the 2022 annual meeting, or in each case until their respective successors are duly elected and qualified.

Our directors and executive officers are:

Name	Age (1)	Position
Christopher J. Weiler	57	Chief Executive Officer and Director
Dawn Wilson	53	Chief Financial Officer
Donna Morea	65	Director (Chair)
Jonathan J. Ledecky	61	Director (Vice Chairman)
William Darman	43	Director
Ian Fujiyama	47	Director
Kevin Griffin	43	Director
Evan Morgan	35	Director
Lawrence Prior III	64	Director
Richard Williams	59	Director

(1)	Ages are as of February 3, 2020

Christopher J. Weiler co-founded KLDiscovery in 2005 and has served as its Chief Executive Officer and a director since such time. Prior to co-founding KLDiscovery, Mr. Weiler co-founded On-Site Sourcing, a litigation support and electronic discovery services company, in 1993 and served as its President and Chief Executive Officer until December 2004. From 1991 to 1992, Mr. Weiler worked for Pitney Bowes Management Services as a manager, and from 1985 to 1991, he served in the U.S. Navy as a surface warfare officer and as a Navy Senate Liaison Officer in Washington, D.C. Mr. Weiler received a B.S. in Political Science and Engineering from the U.S. Naval Academy. We believe that Mr. Weiler is qualified to serve as a member of our board of directors due to his knowledge of our company and his extensive experience in the electronic discovery services industry.

Dawn Wilson has been the Chief Financial Officer of KLDiscovery since September 2017. Ms. Wilson has over 20 years of experience in finance and accounting. After starting her career at Arthur Andersen in 1992, she has primarily been with public companies in the technology and services industry. Most recently, Ms. Wilson served as Vice President of Accounting of CoStar Group, the leading provider of commercial real estate information, analytics and online marketplaces, from July 2004 to August 2016. She received a Masters in Accounting from Virginia Polytechnic Institute and State University.

Donna S. Morea has been a member of the board of directors of KLDiscovery since March 2017. She is an Operating Advisor of TCG with over thirty years of experience in IT professional services management, including as President of CGI Technology and Solutions, Inc., a wholly owned subsidiary of CGI Group (“CGI”), from May 2004 until her retirement at the end of 2011. Ms. Morea currently serves on the boards of directors of SunTrust Banks, Inc., Inova Health Systems, Inc. and Science Applications International Corporation. She is also the Chair of the Board of Trustees for Wesleyan University. Previously, she served as director of CGI and chair of the Northern Virginia Technology Council. Ms. Morea received a MBA, with distinction, in Finance from the Wharton School at the University of Pennsylvania. We believe that Ms. Morea is qualified to serve as a member of our board of directors due to her broad knowledge of the information technology industry and management experience.

Jonathan J. Ledecky has served as the Chairman and Chief Executive Officer of Pivotal since its inception in 2018. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015. Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019, and of Kitara Media, the predecessor of Propel Media, Inc., from January 2011 to April 2015. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as president, secretary and a director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as president, secretary and a director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. During 2007, he also served as president, secretary and director of Grand Slam Acquisition Corp., Performance Acquisition Corp. and Endeavour International Acquisition Corp., three similarly structured blank check companies that never completed their initial public offerings due to market conditions at the time. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its chief executive officer until November 1997 and as its chairman until its sale in 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and currently serves as a trustee of the U.S. Olympic Foundation and the U.S. Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A., cum laude, from Harvard University and a M.B.A. from the Harvard Business School. We believe that Mr. Ledecky is qualified to serve as a member of our board of directors due to his public company experience, business leadership, operational experience and contacts.

William Darman has been a member of the board of directors of KLDiscovery since November 2015. Mr. Darman is a Managing Director with the U.S. Equity Opportunity funds of TCG, focusing on a broad range of small and middle market equity transactions. Prior to joining TCG in 2008, Mr. Darman was a Vice President with the leveraged finance group at Goldman Sachs & Co. and a Managing Director with Fairfax Partners. Mr. Darman received an M.P.P. from the John F. Kennedy School of Government at Harvard University and an A.B from Harvard College with honors. Mr. Darman currently serves on the boards of directors of Accelerate Learning, Lift and The Great Pond Foundation. He has previously served on the boards of directors of Lakeland Holdings LLC, The National Cathedral Elementary School, Talent Partners Holdings, Inc. and Vubiquity. We believe that Mr. Darman is qualified to serve as a member of our board of directors due to his knowledge of our business and industry.

Ian Fujiyama has been a member of the board of directors of KLDiscovery since March 2020. Mr. Fujiyama is a Managing Director for TCG and a member of the firm’s aerospace, defense and government services sectors. Mr. Fujiyama is a 23-year veteran of TCG. Prior to joining TCG, Mr. Fujiyama was an Associate at Donaldson Lufkin and Jenrette Securities Corp, with a focus on high yield and merchant banking transactions. Mr. Fujiyama currently serves on the board of directors of Booz Allen Hamilton, Inc., Dynamic Precision Group and Novetta Solutions LLC and as the Chairman of Carlyle’s Diversity and Inclusion Committee. Mr. Fujiyama previously served on the board of directors of ARINC, Dynamic Precision Group, Consulting Psychologists, Inc. and United Components. Mr. Fujiyama received his B.S. in economics, summa cum laude, from the Wharton School at the

University of Pennsylvania with a concentration in finance. We believe that Mr. Fujiyama is qualified to serve as a member of our board of directors due to his knowledge of technology solutions and corporate finance experience.

Kevin Griffin has served as a member of the board of directors of Pivotal since September 2018. Mr. Griffin has been designated as a director by Pivotal Spac Funding LLC, a managing member of the Founder, pursuant to our amended and restated certificate of incorporation. During Mr. Griffin’s 20-year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG Investment Group in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG Investment Group, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey, Howard & Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with Ernst & Young, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans.” Mr. Griffin received a BSBA in Finance from Georgetown University. We believe that Mr. Griffin is qualified to serve as a member of our board of directors due to his extensive business and operational experience and contacts.

Evan B. Morgan has been a member of the board of directors of KLDiscovery since December 2015. Mr. Morgan has served as Manager of The Radcliff Companies (“Radcliff”), a New York-based private investment partnership, since July 2016. Radcliff invests across the capital structure seeking long-term compounding at high rates of return primarily in privately held consumer and services businesses. Mr. Morgan joined RG, where he was a Partner, in 2011. In 2016, when he joined Radcliff, Mr. Morgan transitioned to Special Partner status with RG. From 2009 to 2011, Mr. Morgan worked for TCG. Mr. Morgan currently serves on the boards of directors of Shorecal Limited and JetLinx Global. Mr. Morgan previously served as a member of board of directors of Pivotal from December 2018 until April 2019. Mr. Morgan received a B.A. from the University of Pennsylvania. We believe that Mr. Morgan is qualified to serve as a member of our board of directors due to his knowledge of our business and industry.

Lawrence Prior III has been a member of the board of directors of KLDiscovery since March 2020. Mr. Prior is an Operating Executive for TCG and a member of the firm’s aerospace, defense and government services team. Prior to joining TCG, Mr. Prior was most recently president and chief executive officer of CSRA, Inc. Mr. Prior currently serves on the board of directors of Novetta Solutions LLC. Mr. Prior earned his B.S. degree from Loyola Marymount University and an M.A. in security studies from the Edmund A. Walsh School of Foreign Service at Georgetown University. We believe that Mr. Prior is qualified to serve as a member of our board of directors due to his knowledge of technology solutions and corporate finance experience.

Richard J. Williams has been a member of the board of directors of KLDiscovery since February 2018. In 2004, Mr. Williams co-founded WestView Capital Partners (“WestView”), a private equity firm focused on growth-oriented companies, and he currently serves as its Manager Partner. WestView currently manages approximately $1.7 billion of capital. Prior to co-founding WestView, he was a Partner in Tudor Investment Corporation’s (“Tudor”) private equity group from 2000 to 2004. Prior to joining Tudor, Mr. Williams was a Managing Director of Triumph Capital Group, a Boston-based private equity firm which managed more than $800 million in capital. In these positions, Mr. Williams has been responsible for investments in the technology services, software, business services and healthcare sectors. Mr. Williams currently serves on the boards of directors of

Park Place Technologies, CloudWave Healthcare Solutions, Mintz Group, Collaborative Solutions, Abacus Group, AccountabilIT and Health Monitor Network. Mr. Williams previously served on the boards of directors of numerous private and public companies, including VaultLogix, Thorne Research and LDiscovery. Mr. Williams received a B.S. in Computer Science from Yale University and a MBA from the Wharton School at the University of Pennsylvania. We believe that Mr. Williams is qualified to serve as a member of our board of directors due to his extensive experience with growth-oriented companies and other public companies.

Family Relationships

There are no family relationships between any of our executive officers and directors.

Independence of Directors

As a result of our Common Stock being quoted on the OTC Pink Sheet Market, we will adhere to the rules of such exchange in determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The OTC Pink Sheet Market listing standards generally define an “independent director” as a person, other than an executive officer or employee of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Donna Morea, Jonathan Ledecky, William Darman, Ian Fujiyama, Evan Morgan, Lawrence Prior III and Richard Williams are considered independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Our board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by our needs at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed our board of directors the flexibility to establish the most appropriate structure for us at any given time.

Our board of directors will oversee the risk management activities designed and implemented by our management. Our board of directors will execute its oversight responsibility both directly and through its committees. Our board of directors will also consider specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the Company and will provide appropriate updates to the board of directors and the audit committee. Our board of directors will delegate to the audit committee oversight of its risk management process, and our other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of a material or enterprise risk.

Meetings and Committees of the Board of Directors

Our board of directors held two meetings in 2019. We expect our directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our directors attended all of the meetings of the board of directors and meetings of committees of which he was a member. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

We have a separately standing audit committee, compensation committee and nominating committee. Each of the audit committee, the compensation committee and the nominating and corporate governance committee are composed solely of independent directors.

Audit Committee Information

William Darman (chairman), Evan Morgan and Kevin Griffin currently serve as members of our audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Darman qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board has determined that each of the members of the Audit Committee is an “independent director,” as defined under the OTC Pink Sheet Market listing standards. Such audit committee members shall also be “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The audit committee has a written charter.

The audit committee is responsible for:

•	meeting with our independent auditor regarding, among other issues, audits and the adequacy of our accounting and control systems;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•

reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Our audit committee held three meetings in 2019. Each of our audit committee members attended all of the meetings of the audit committee.

Nominating and Corporate Governance Committee Information

Our nominating and corporate governance committee currently consists of Donna Morea. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating and corporate governance committee considers persons identified by its members, management, stockholders, investment bankers and others. The nominating and corporate governance committee has a written charter.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee Charter, generally provide that persons to be nominated should:

•	have demonstrated notable or significant achievements in business, education or public service;

•

possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Our nominating committee acted by unanimous written consent one time in 2019.

Compensation Committee Information

Our compensation committee currently consists of Donna Morea (chair), William Darman and Richard Williams. The compensation committee has a written charter.

The compensation committee’s duties include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Our compensation committee did not meet in 2019.

Code of Ethics

Effective the Closing Date, we adopted a code of ethics that applies to all executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of the code of ethics should be sent in writing to KLDiscovery, 8201 Greensboro Dr., Suite 300, McLean, VA 22102.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Stockholder and Interested Party Communications

Prior to the Merger, our board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of our Common Stock at that time. However, following the Business Combination, we adopted a Shareholder Communications Policy. Interested Parties of the Company may communicate directly with the independent members of our board of directors and the chairman of the board of directors about corporate governance, corporate strategy, board-related matters or other substantive matters that our company secretary and Chairman of the board of directors consider to be important for the director(s) to know, by addressing any communications to the intended recipient by name or position in care of: Company Secretary, 8201 Greensboro Drive, Suite 300, McLean, VA 22102 or andrew.southam@kldiscovery.com.

EXECUTIVE COMPENSATION

Company Named Executive Officer and Director Compensation

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to LD Topco, Inc. and its consolidated subsidiaries. The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Executive Compensation

Overview

Our “Named Executive Officers” for the year ended December 31, 2019, include Christopher J. Weiler, our Chief Executive Officer, Dawn M. Wilson, our Chief Financial Officer, and Krystina L. Jones, our Executive Vice President, Global Legal Technologies Sales & Marketing (collectively, the “Named Executive Officers” or “NEOs”).

As we transition from a private company to a publicly-traded company, the combined company will evaluate its compensation program as circumstances require. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how our Named Executive Officers will be compensated in the future.

2019 Summary Compensation Table

The following table presents summary information regarding the total compensation for the year ended December 31, 2019 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Christopher J. Weiler	2019	493,269		—		425,447	—	(4)	12,037	(6)	930,753
Chief Executive Officer	2018	453,846		75,000		1,031,049	—		11,000		1,570,895
Dawn M. Wilson	2019	355,769		240,000	(2)	1,063,599	—	(4)	7,461	(6)	1,666,829
Chief Financial Officer	2018	300,000		75,000		—	—		689		375,689
Krystina L. Jones	2019	569,230	(1)	—		319,076	1,666,151	(5)	11,200	(6)	2,565,658
EVP, Global LT Sales & Marketing	2018	470,192		30,000		—	1,514,430		11,000		2,025,622

(1)

Amounts include Ms. Jones’s annual base salary and annualized monthly draw earned pursuant to the KLDiscovery 2019 Americas Legal Technology Sales Commission Plan (the “2019 Commission Plan”), which is described below under the heading “Executive Compensation—Sales Commission Plan.”

(2)	Amount reflects the cash bonus earned in recognition of Ms. Wilson’s efforts in connection with the Business Combination.
(3)

Amounts in this column reflect the estimated aggregate grant date fair value of stock options granted, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The Black-Scholes option model is used to determine the grant date fair value of these stock options. The assumptions used by the Company in calculating these amounts for 2019 include a grant date fair value of $9.90 per share, expected volatility of 37.72%, expected life of five years, a dividend yield of 0% and a risk free interest rate of 1.65%.

(4)

Amounts payable to Mr. Weiler and Ms. Wilson in respect of 2019 pursuant to our annual cash bonus program have not yet been determined as of the date of this filing. We will update the information presented in this 2019 Summary Compensation Table in accordance with Securities and Exchange Commission rules at such time as the actual payout amounts are determined.

(5)

Amounts reflect commissions earned by Ms. Jones pursuant to the 2019 Commission Plan and 2019 Commission Plan’s Sales Performance Addendum. Refer to further description of these payments under the heading “Executive Compensation—Sales Commission Plan.”

(6)	Consists of Company matching contribution payments pursuant to the Company’s 401(k) Plan and, for Mr. Weiler, a wellness gift card of $837.

Narrative to 2019 Summary Compensation Table

In 2019, the primary elements of compensation for the Company’s Named Executive Officers were base salary, annual cash bonuses and an award of stock options. Ms. Jones was also eligible to participate in a sales commission program. The Company’s Named Executive Officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Base Salaries

The Company’s Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salary for 2018 and 2019 for our Named Executive Officers are set forth in the table below. The annual base salaries for our Named Executive Officers have not been increased for 2020.

Name	2018 Annual Base Salary ($)	2019 Annual Base Salary ($)
Christopher J. Weiler	500,000	490,000	(1)
Dawn M. Wilson	300,000	400,000	(2)
Krystina L. Jones (4)	375,000	425,000	(3)

(1)	Effective April 15, 2019. Until April 15, 2019, Mr. Weiler’s annual base salary for 2019 was $500,000.
(2)	Effective August 26, 2019. Until August 26, 2019, Ms. Wilson’s annual base salary for 2019 was $300,000.
(3)	Effective January 28, 2019. Until January 28, 2019, Ms. Jones’s annual base salary for 2019 was $375,000.
(4)

Amounts do not include the irrecoverable draw payable to Ms. Jones pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan and the KLdiscovery 2019 Americas Legal Technology Sales Commission Plan. Refer to further description of these payments under the heading “Executive Compensation—Sales Commission Plans.”

Annual Cash Bonuses

In addition to base salaries, the Company’s Named Executive Officers are eligible to receive annual discretionary cash bonuses which are designed to motivate executives to achieve corporate goals and to reward our executives for their contributions towards achievement of these goals. The NEOs’ 2019 target annual cash bonuses, expressed as a percentage of base salary, were 75% for Mr. Weiler and 60% for Ms. Wilson. The Company’s board of directors annually approves the Company’s annual budget, which includes an amount for a discretionary bonus pool. After the year is completed, the senior executives review the Company’s performance and individual employee’s performance to determine the individual employee and executive bonus amounts. Amounts payable to Mr. Weiler and Ms. Wilson in respect of 2019 pursuant to our annual cash bonus program have not yet been determined as of the date of this filing. We will update the information presented in the 2019 Summary Compensation Table in accordance with Securities and Exchange Commission rules at such time as the actual payout amounts are determined.

Sales Commission Plans

Ms. Jones is eligible to earn sales commissions pursuant to the 2019 Commission Plan. Under the 2019 Commission Plan, Ms. Jones is eligible to earn a draw, payable in equal monthly installments as well as additional, monthly commission that is based on invoiced revenue multiplied by specified commission rates, payable in arrears to the extent that they exceed her monthly draw.

Equity Compensation

We have historically offered stock options as the long-term incentive component of our compensation program. The Company’s stock options generally allow employees, including our Named Executive Officers, to purchase shares of our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant, as determined by the board of directors. Generally, stock options granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. In connection with the Business Combination, we granted stock options that vest in three equal annual installments, subject to the participant’s continued employment on each applicable vesting date. Stock options generally expire ten years from the date of the grant. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees.

We awarded stock options to our NEOs in 2019 upon the closing of the Business Combination in the following amounts and subject generally to vesting in accordance with our standard time-based vesting schedule described above:

Name	Options Granted (#)
Christopher J. Weiler	121,110
Dawn M. Wilson	302,770
Krystina L. Jones	90,830

Executive Employment Arrangements

The Company has entered into employment arrangements with each of the Named Executive Officers. The material terms and conditions of these arrangements are described below.

Christopher J. Weiler. LDiscovery, LLC entered into an employment agreement with Mr. Weiler, dated September 30, 2011, pursuant to which Mr. Weiler serves as the Chief Executive Officer of the Company. The current term of the employment agreement will expire on September 30, 2020, subject to automatic one-year renewals unless either party gives written notice of non-renewal at least ninety days prior to the then-scheduled expiration of the term. Pursuant to his employment agreement, Mr. Weiler is entitled to an annual base salary, currently $490,000, and is eligible to participate in an incentive program established by the Board under which Mr. Weiler may earn a bonus, currently targeted at 75% of his annual base salary, based on achievement of performance metrics as determined by the Board.

In the event that Mr. Weiler’s employment is terminated either by the Company without “Cause” (as defined in his employment agreement) or by Mr. Weiler for “Good Reason” (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Weiler would be entitled to an amount in cash equal to the sum of: (i) 100% of his base salary and (ii) 12 times the Company’s monthly contributions to Mr. Weiler’s health insurance, dental insurance and other employee benefit plans, payable over a twelve month period. Mr. Weiler has also agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for one year following termination of his employment.

Dawn M. Wilson

The Company entered into an offer letter agreement, dated August 25, 2017, with Ms. Wilson pursuant to which she serves as the Chief Financial Officer of the Company. Pursuant to her offer letter, Ms. Wilson is entitled to an annual base salary, currently $400,000, and is eligible to earn a discretionary bonus currently targeted at 60% of her annual base salary based on the achievement of key performance objectives and company performance. In the event that Ms. Wilson is terminated by the Company without “cause” (as such term is defined in her offer letter), Ms. Wilson will be entitled to receive continuation of base salary for six months.

Krystina L. Jones

Legis Discovery, LLC entered into an offer letter agreement, dated September 30, 2006, pursuant to which Ms. Jones has been employed by the Company. Pursuant to her offer letter, Ms. Jones is entitled to an annual base salary, currently $425,000, and is eligible to receive monthly commissions under the Company’s current commission plan.

Severance Arrangements

In connection with the Business Combination, we approved, and expect to implement, new severance arrangements with each of our Named Executive Officers that will supersede their prior severance arrangements (if any).

Under these new arrangements, we expect that, in the event that Mr. Weiler’s employment is terminated either by the Company without cause or by Mr. Weiler for good reason, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to the sum of his base salary and a pro-rated bonus for the year in which his termination occurs, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months. In the event that Mr. Weiler’s employment is terminated either by the Company without cause or by Mr. Weiler for good reason, in either case, within three months prior to or twelve months following a change in control, then we expect that, in lieu of the severance benefits described above, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to 1.5 times the sum of his base salary plus his target annual bonus for the year of termination, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 18 months and (iii) accelerated vesting of all unvested equity or equity-based awards held by him that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Under these new arrangements, we expect that, in the event that Ms. Wilson or Ms. Jones’s employment is terminated by the Company without cause, subject to her execution and non-revocation of a general release of claims, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of (A) 50% of her base salary and (B) a pro-rated bonus for the year in which her termination occurs, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 6 months. In the event that Ms. Wilson’s or Ms. Jones’s employment is terminated either by the Company without cause or by Ms. Wilson or Ms. Jones, as applicable, for good reason, in either case, within three months prior to or twelve months following a change in control, then we expect that, in lieu of the severance benefits described above, subject to her execution and non-revocation of a general release of claims and continued compliance with her restrictive covenant obligations, as described above, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of her base salary plus her target annual bonus for the year of termination, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months and (iii) accelerated vesting of all unvested equity or equity-

based awards held by her that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2019.

		Option Awards (1)
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Christopher J. Weiler	12/19/19	—	121,110	$9.90	12/18/29
Chief Executive Officer
Dawn M. Wilson	12/19/19	—	302,770	$9.90	12/18/29
Chief Financial Officer
Krystina L. Jones	12/19/19	—	90,830	$9.90	12/18/29
EVP, Global LT Sales & Marketing

(1)

The option vests in three equal annual installments beginning on the first anniversary of the closing of the Business Combination, subject, in each case, to the participant’s continued employment on each applicable vesting date.

Retirement, Health, Welfare and Additional Benefits

The Company’s Named Executive Officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits and life insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans. The Company also sponsors a 401(k) defined contribution plan in which its Named Executive Officers may participate, subject to limits imposed by the Code, to the same extent as all of our other full-time employees. During 2019, the Company generally made discretionary employer matching contributions equal to 100% of the first 3% and 50% of the next 2% of a participant’s deferral. These matching contributions are fully vested as of the date on which the contribution is made. However, the Company does not plan to make employer matching contributions for at least the first six months of 2020. The Company believes that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

2019 Director Compensation Table

The table below shows all compensation to our non-employee directors for the year ended December 31, 2019.

Name	Stock Awards ($) (3)	Total ($)
Christopher Weiler	—	—
Jonathan J. Ledecky (1)	—	—
Kevin Griffin (1)	—	—
Daniel Akerson (2)	500,040	540,000
Donna Morea	150,030	150,030
William Darman	—	—
Richard Williams	—	—
Evan Morgan	—	—

(1)	Messrs. Ledecky and Griffin were appointed to our board of directors as of December 19, 2019.
(2)	Mr. Akerson served as a director until January 21, 2020
(3)

Amounts reflect the full grant-date fair value of stock awards granted during 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. All stock awards granted to directors during 2019 were fully vested. Amounts shown were calculated by multiplying the number of shares awarded by $90 per share (representing the grant date value per share).

Director Compensation

Members of our board of directors who are not our employees (other than William Darman and Richard Williams) are eligible to participate in a compensation program, which we refer to as the Non-Employee Director Compensation Program, under which a director will receive the following amounts as compensation for his or her services on our board of directors:

•

upon the director’s initial election or appointment to the board of directors that occurs after the Business Combination, a number of restricted stock units determined by dividing (A) $350,000 by (B) the closing price per share of Common Stock on the date of grant, rounded down to the nearest whole share;

•

if the director has served on our board of directors (i) for at least six months as of the date of an annual meeting of stockholders or (ii) on the date of the Business Combination, a number of restricted stock units determined by dividing (A) $175,000 by (B) the closing price per share of Common Stock on the date of grant, rounded down to the nearest whole share;

•	an annual director fee of $30,000; and

•	if the director serves on a committee of our board of directors, an additional annual fee as follows:

•	lead independent director, $45,000;

•	chairman of the audit committee, $20,000;

•	audit committee member other than the chairman, $10,000;

•	chairman of the compensation committee, $14,000;

•	compensation committee member other than the chairman, $7,000;

•	chairman of the nominating and corporate governance committee, $7,500;

•	nominating and corporate governance committee member other than the chairman, $4,000.

However, William Darman and Richard Williams will not be eligible to participate in the Non-Employee Director Compensation Program, and Evan Morgan will not be eligible to receive any cash compensation under the Non-Employee Director Compensation Program, but will be eligible to receive equity-based compensation under the Non-Employee Director Compensation Program.

The restricted stock units granted upon a director’s initial election or appointment will vest as to one-third of the restricted stock units on each of the first three anniversaries of the date of grant, such that the award will be fully vested on the third anniversary of the date of grant, subject to continued service. The restricted stock units granted annually to directors will vest in a single installment on the day before the next annual meeting, subject to continued service. In addition, all unvested restricted stock units will vest in full upon the occurrence of a change in control, subject to continued service.

Director fees under the program will be payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board of directors and no fee will be payable in respect of any period prior to the closing of the Business Combination.

Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table is presented as of December 31, 2019 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders (2)	514,710	(3)	$9.90	8,235,290	(4)
Equity compensation plans not approved by security holders	—		—	—

Total	514,710		$9.90	8,235,290

(1)

Pursuant to the terms of the 2019 Plan, the number of shares of Common Stock available for issuance under the 2019 Plan automatically increases on each January 1 until and including January 1, 2029, by an amount equal to the lesser of: (a) 5% of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our board of directors. Pursuant to the terms of the 2019 Employee Stock Purchase Plan (the “ESPP”), the number of shares of Common Stock available for issuance under the ESPP automatically increases on each January 1 until and including January 1, 2029, by an amount equal to the least of: (a) 1% of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our board of directors.

(2)	Consists of the 2019 Plan and the ESPP.
(3)	Consists of outstanding options to purchase Common Stock under the 2019 Plan.
(4)

As of December 31, 2019, a total of 1,250,000 shares of Common Stock were available for future issuance under the ESPP and 6,985,290 shares of Common Stock were available for issuance under the 2019 Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Closing Date by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

The amount of beneficial ownership for each individual or entity includes (i) shares of Common Stock issuable upon exercise of the Warrants, as such Warrants will become exercisable within 60 days of the Closing Date, (ii) shares of Common Stock issuable upon conversion of the Debentures, as the Debentures are convertible by the holders thereof at any time at a price of $18 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions), and (iii) shares of Common Stock that may be issuable to certain of our stockholders if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination (the “Contingent Shares”), as such conditions may occur within 60 days. The number of shares and percentages of beneficial ownership set forth below are based on 42,528,017 shares of our Common Stock issued and outstanding immediately following the closing of the Business Combination, which does not include any shares issuable upon exercise of Warrants or conversion of Debentures or any Contingent Shares.

Beneficial ownership is determined under SEC rules and regulations and generally includes voting or investment power over securities. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate percentage of Outstanding Shares
Directors and Executive Officers (1)
Jonathan J. Ledecky (2)	9,655,889	20.5%
Kevin Griffin (2)(3)	15,563,292	29.5%
Evan Morgan (4)	40,228	*
Richard J. Williams (5)	1,607,823	3.8%
Donna Morea (6)	55,806	*
Christopher J. Weiler (7)	2,248,803	5.3%
Dawn Wilson	—	—
Krystina Jones (8)	134,974	*
William Darman	—	—
All executive officers and directors as a group (nine individuals)	20,172,809	42.6%
Five Percent Holders
Pivotal Acquisition Holdings LLC (2)	9,655,889	18.5%
The Carlyle Group Inc. (10)	21,260,970	48.5%
OTPP (11)	7,416,079	15.3%
MGG (12)	5,907,407	12.2%
Revolution (13)	4,357,752	10.2%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o KLDiscovery Inc., 8201 Greensboro Dr., Suite 300, McLean, Virginia 22102.

(2)

Represents shares held by the Founder, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal Spac Funding LLC, an affiliate of Mr. Griffin, is a managing member. Includes 4,585,281 shares of Common Stock that may be acquired upon the exercise of Private Warrants held by the Founder, which will become exercisable 30 days after the consummation of the Business Combination. The business address of the Founder is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

(3)

Includes (i) 250,000 shares of Common Stock held of record and (ii) 5,657,407 shares of Common Stock that may be acquired upon conversion of Debentures held by investment funds affiliated with MGG, which are controlled by Mr. Griffin, the Chief Executive Officer of MGG, and Gregory Racz, the President and Chief Legal Officer of MGG. Each of Mr. Griffin and Mr. Racz disclaims beneficial ownership of the securities held by the investment funds affiliated with MGG.

(4)

Includes (i) 4,984 shares of Common Stock held by Conifer Partners, (ii) 315 Contingent Shares that may be issuable to Conifer Partners, (iii) 32,852 shares of Common Stock held by Radcliff Principal Holdings LLC and (iv) 2,077 Contingent Shares that may be issuable to Radcliff Principal Holdings LLC. Mr. Morgan has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of Common Stock and Contingent Shares.

(5)

Includes (i) 1,512,223 shares of Common Stock held by Westview and (ii) 95,600 Contingent Shares that may be issuable to Westview. Mr. Williams is a co-managing partner of this entity and has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of Common Stock and Contingent Shares.

(6)	Includes 52,488 shares of Common Stock held by Ms. Morea and 3,318 Contingent Shares that may be issuable to Ms. Morea.
(7)	Includes 2,115,090 shares of Common Stock held by Mr. Weiler and 133,713 Contingent Shares that may be issuable to Mr. Weiler.
(8)	Includes 126,949 shares of Common Stock held by Ms. Jones and 8,025 Contingent Shares that may be issuable to Ms. Jones.
(9)

Includes (i) 18,261,123 shares of Common Stock held of record by CEOF II DE I AIV, L.P., (ii) 1,154,439 Contingent Shares that may be issuable to CEOF II DE I AIV, L.P., (iii) 1,658,789 shares of Common Stock held of record by CEOF II Coinvestment (DE), L.P., (iv) 104,866 Contingent Shares that may be issuable to CEOF II Coinvestment (DE), L.P., (v) 76,892 shares of Common Stock held of record by CEOF II Coinvestment B (DE), L.P. (together with CEOF II DE I AIV, L.P. and CEOF II Coinvestment (DE), L.P., the “CEOF Funds”) and (vi) 4,861 Contingent Shares that may be issuable to CEOF II Coinvestment B (DE), L.P. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group Inc., which is a publicly traded entity listed on NASDAQ. The Carlyle Group Inc. is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole member of CEOF II DE GP AIV, L.L.C., which is the general partner CEOF II DE AIV GP, L.P., which is the general partner of each of the CEOF Funds. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by, or that may be issuable to, the CEOF Funds. The address of each of the persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(11)

Includes 1,478,379 shares of Common Stock held of record directly by 1397225 Ontario Limited (“1397225”), a wholly owned subsidiary of Ontario Teachers’ Pension Plan Board (“OTPP” and, together with 1397225, the “OTPP Entities”). Also includes (i) 1,411,775 shares of Common Stock that may be acquired upon the exercise of Debenture Holder Warrants held directly by 1397225, which will become exercisable 30 days after the consummation of the Business Combination, and (ii) 4,525,925 shares of Common Stock that may be acquired upon conversion of Debentures held directly by 1397225. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Christopher Witkowski and Mr. Michael Merkoulovitch the authority to implement disposition decisions with respect to the shares of Common Stock that are held by or may be acquired by 1397225; however, approval of such decisions is made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Witkowski and Merkoulovitch expressly disclaims beneficial ownership of the shares of Common Stock that are held by or may be acquired by 1397225. The business address of the OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.
(12)

Includes (i) 26,281 shares of Common Stock held of record and 594,731 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG Specialty Finance Fund II LP, (ii) 47,773 shares of Common Stock held of record and 1,081,090 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Evergreen Fund LP, (iii) 19,334 shares of Common Stock held of record and 437,518 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG Canada Fund LP, (iv) 837 shares of Common Stock held of record and 18,936 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., (v) 24,919 shares of Common Stock held of record and 563,917 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Evergreen Unlevered Fund LP, (vi) 1,672 shares of Common Stock held of record and 37,836 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Drawdown Unlevered Fund II LP, (vii) 33,333 shares of Common Stock held of record and 754,320 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp, (viii) 72,001 shares of Common Stock held of record and 1,629,348 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Evergreen Master Fund (Cayman) LP, (ix) 6,787 shares of Common Stock held of record and 153,590 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Drawdown Master Fund (Cayman) LP, (x) 12,154 shares of Common Stock held of record and 275,033 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Drawdown Unlevered Master Fund II (Cayman) LP and (xi) 4,909 shares of Common Stock held of record and 111,084 shares of Common Stock that may be acquired upon conversion of Debentures held by MGG SF Evergreen Unlevered Master Fund II (Cayman) LP (together with MGG Specialty Finance Fund II LP, MGG SF Evergreen Fund LP, MGG Canada Fund LP, MGG Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., MGG SF Evergreen Unlevered Fund LP, MGG SF Drawdown Unlevered Fund II LP, MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp, MGG SF Evergreen Master Fund (Cayman) LP, MGG SF Drawdown Master Fund (Cayman) LP and MGG SF Drawdown Unlevered Master Fund II (Cayman) LP, the “MGG Funds”). The business address of the MGG Funds is One Penn Plaza, New York, New York 10119. MGG is the investment advisor to the MGG Funds. Mr. Griffin is the Chief Executive Officer of MGG and Mr. Racz is the President and Chief Legal Officer of MGG. Mr. Griffin and Mr. Racz each disclaim beneficial ownership of the securities held by the MGG Funds.

(13)

Includes 4,098,642 shares of Common Stock held of record by Revolution Growth III, LP and 259,110 Contingent Shares that may be issuable to Revolution Growth III, LP. Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC, the general partner of Revolution Growth GP III, LP, which is the general partner of Revolution Growth III, LP. Revolution Growth UGP III, LLC, Revolution Growth GP III, LP and Mr. Murray may be deemed to have voting and dispositive power with respect to these shares of Common Stock and Contingent Shares. The business address of these accounts is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our Common Stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 5% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

In August 2018, we issued 5,570,000 shares of Class B common stock to the Founder for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with our organization. The Founder transferred 50,000 founder shares to each independent director in December 2018 and transferred 100,000 founder shares to Pivotal’s chief financial officer in December 2018, in each case at the same per-share purchase price paid by the Founder.

The founder shares were designated as Class B common stock and were automatically converted into shares of our single class of common stock on the first business day following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Any conversion of Class B common stock described herein will take effect as a redemption of Class B common stock and an issuance of Class A common stock as a matter of Delaware law. Notwithstanding the foregoing, this provision was not triggered in connection with the Business Combination.

The Founder and our officers and directors purchased an aggregate of 6,350,000 Private Warrants (for a total purchase price of $6,350,000) from us on a private placement basis simultaneously with the consummation of our IPO. The Private Warrants are identical to the Public Warrants included in the units sold in our IPO except that the Private Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for our IPO, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in our IPO. The initial purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the Private Warrants, including the Common Stock issuable upon exercise of the Private Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

Other than as described above, no compensation of any kind was paid by us to our Founder, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Pivotal Spac Funding LLC, a managing member of the Founder, agreed in connection with our IPO, pursuant to the Forward Purchase Contract, to purchase, in a private placement to occur concurrently with the consummation of our initial business combination, and under certain conditions, up to $150,000,000 of our securities.

Securities Purchase Agreement

On December 16, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Ontario Teachers’ Pension Plan, another large global financial institution and affiliates of MGG Investment Group, LP, an affiliate of Kevin Griffin, a director of Pivotal (the “Purchasers”). Pursuant to the Purchase Agreement, on the Closing Date, we sold to the Purchasers an aggregate of $200 million of Debentures. The Debentures will have a term of 5 years and will be repayable at any time prior to maturity without any prepayment penalty. However, in the event we elect to pre-pay the Debentures, the holders will have a right to purchase common stock from us in an amount commensurate in value to the pre-payment at a price of $18 per share, subject to adjustment (the “conversion price”). Additionally, the holders will have the option to convert the Debentures into shares of our Common Stock at the conversion price at any time. The Debentures will mature on December 19, 2024 unless earlier converted, redeemed or repurchased. The Debentures will bear interest at an annual rate of 4.00% in cash and 4.00% in kind, payable quarterly on the last business day of March, June, September and December. In addition, on each anniversary of the Closing Date, Pivotal will add to the principal amount (subject to reduction for any principal amount repaid) of the Debentures an amount equal to 3.00% of the original aggregate principal amount of the Debentures outstanding (the “Additional Payment”). The Additional Payment will accrue from the last payment date for the Additional Payment (or the Closing Date if no prior payment has been made), and will also be payable at maturity, upon conversion and upon an optional redemption. In connection with the issuance of the Debentures, certain of the Purchasers also purchased from us on the Closing Date an aggregate of 2,097,974 shares of our Common Stock and 1,764,719 Debenture Holder Warrants for the aggregate price of approximately $1.77 million.

An affiliate of our Founder previously loaned $125,000 to us. This loan was non-interest bearing, unsecured and was repaid upon the closing of our IPO.

Stockholders’ Agreement

On the Closing Date, affiliates of Carlyle and Revolution entered into the Stockholders’ Agreement with us, pursuant to which the holders of a majority of the shares of our Common Stock held by such Carlyle affiliates and Revolution will have the right to designate up to six directors (or such other number as permitted pursuant to the terms of the Stockholders’ Agreement) for election to our board of directors for so long as such Carlyle affiliates and Revolution maintain collective ownership of a certain percentage interest in us.

Founder Lockup Agreement

On the Closing Date, in connection with the consummation of the Business Combination, 550,000 shares of our Common Stock held by the Founder became subject to an additional lockup that will be released only if the last reported sale price of the Common Stock equals or exceeds $15.00 for a period of 20 consecutive trading days during the five-year period following the Closing Date. If the last reported sale price of our Common Stock does not equal or exceed $15.00 within five years from the Closing Date, such shares will be forfeited to us for no consideration.

Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, LD Topco’s stockholders, the Founder, a Delaware limited liability company and an affiliate of certain of our former officers and directors, and the other holders of our Class B common stock that were issued prior to our IPO (which were converted upon consummation of the Business Combination into our single class of Common Stock on a one-for-one basis) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, LD Topco’s stockholders, the Founder and the other holders of founder shares will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the securities of us held by such holders, subject to certain conditions set forth therein.

Related Person Transactions

Consulting Services Agreement

On December 22, 2015, LDisc Holdings, LLC (“LDisc”), an indirect subsidiary of LD Topco, entered into a consulting services agreement (the “Consulting Services Agreement”) with Carlyle Investment Management (“CIM”), an affiliate of TCG, in connection with the acquisition of LDisc by an affiliate of CIM. In exchange for providing LDisc and its subsidiaries with certain ongoing strategic and financial advisory and consulting services pursuant to the Consulting Services Agreement, CIM is entitled to a quarterly fee, determined each calendar quarter, equal in the aggregate to the greater of (i) 0.5% of the trailing 12-month consolidated EBITDA of LDisc and its subsidiaries and (ii) $250,000. For the year ended December 31, 2017, approximately $1.5 million of fees remained payable to CIM. For the year ended December 31, 2018, approximately $2.6 million of fees remained payable to CIM. As of March 31, 2019, approximately $2.947 million of fees remained payable to CIM. Further, under the Consulting Services Agreement, CIM was entitled to additional fees and compensation agreed upon by the parties for any other services provided by CIM to LDisc from time to time. CIM did not provide any additional services under the Consulting Services Agreement beyond the advisory and consulting services for the years ended December 31, 2018 and 2017. The Consulting Services Agreement provides that LDisc will indemnify CIM against any claims arising out of or in connection with its performance under the Consulting Services Agreement and will reimburse CIM for its reasonable out-of-pocket expenses incurred in connection with its performance of the services provided under the Consulting Services Agreement. The Consulting Services Agreement terminates automatically immediately prior to an initial public offering of LDisc or LD Topco or the completion of certain sale transactions involving LDisc. The Consulting Services Agreement may be terminated (i) by LDisc in the event that CIM and its affiliates collectively beneficially own less than 25% of the outstanding voting securities of LDisc or LD Topco or (ii) by CIM at any time. The Consulting Services Agreement was terminated in connection with the Business Combination and all unpaid amounts thereunder as of the consummation of the Business Combination were paid to CIM.

PLAN OF DISTRIBUTION

We are registering the issuance of shares of Common Stock underlying the Warrants. The prices at which the shares of Common Stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will receive the proceeds from the exercise of the Warrants to the extent they are not exercised on a cashless basis, but not from the sale of the underlying Common Stock.

Pursuant to the terms of the Warrants, the shares of Common Stock will be distributed to those warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent (to the extent such holder of Warrants is not exercising on a cashless basis), Continental Stock Transfer & Trust Company.

DESCRIPTION OF SECURITIES

General

Our charter provides for 200,000,000 authorized shares of a single class of Common Stock and 1,000,000 authorized shares of preferred stock.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.

Warrants

Each of our outstanding Warrants enables the holder to purchase one share of Common Stock at a price of $11.50 per share (subject to cashless exercise under certain circumstances), beginning the later of (i) 30 days from the Closing Date and (ii) one year after the date of our IPO, subject to adjustment as discussed below. The Warrants will expire at 5:00 p.m., New York City time, five years after the Closing Date or earlier upon redemption or liquidation.

We may call the Warrants for redemption (excluding the Founder Warrants), in whole and not in part, at a price of $0.01 per Warrant,

•	at any time while the Warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

•

if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of shares of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of our Common Stock or any voting rights unless and until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), or (c) to satisfy the conversion rights of the holders of Common Stock in connection with a proposed initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. We will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of Common Stock other than dividends paid in Common Stock as described above.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, we will, upon exercise, follow the requirements of the DGCL.

The Founder Warrants are identical to the Public Warrants included in the units sold in our IPO except that the Founder Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to our IPO, so long as they are held by the initial purchasers or any of their permitted transferees. If the Founder Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in our IPO. The initial purchasers of the Founder Warrants have agreed not to transfer, assign or sell any of the Founder Warrants, including the Common Stock issuable upon exercise of the Founder Warrants (except to certain permitted transferees), until 30 days after the Closing Date.

Certain Anti-Takeover Provisions of Delaware Law and Our Second Amended and Restated Certificate of Incorporation

We have certain anti-takeover provisions in place as follows:

Staggered board of directors

Our second amended and restated certificate of incorporation provides that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because the board of directors will be classified, directors may be removed only with cause by a majority of our outstanding shares.

Special meeting of stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action by written consent

Our second amended and restated certificate of incorporation and bylaws provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent.

Exclusive forum selection

Our second amended and restated certificate of incorporation require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

We are not subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 will not apply to us.

Limitation on Liability and Indemnification of Directors and Officers

Our second amended and restated certificate of incorporation provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pivotal against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Pivotal pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ON OUR SECURITIES AND DIVIDENDS

Market Price of Common Stock and Public Warrants

Our Common Stock and Public Warrants are quoted on the OTC Pink Sheet Market under the symbols KLDI and KLDIW, respectively. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of February 3, 2020, there were approximately 69 holders of record of our Common Stock and approximately 8 holders of record of our Warrants.

Dividends

We have not paid any cash dividends on shares of Common Stock to date. The payment of cash dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. It is the present intention of our board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for our shares of Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of KLDiscovery Inc. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pivotal for the period from August 2, 2018 (inception) through December 31, 2018 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We have filed this prospectus as part of a Registration Statement on Form S-1 with the SEC under the Securities Act. The Registration Statement contains exhibits and other information that are not contained in this prospectus. The descriptions in this prospectus of the provisions of documents filed as exhibits to the Registration Statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information we file with the SEC at the SEC’s website: http://www.sec.gov.

INDEX TO UNAUDITED FINANCIAL STATEMENTS

PIVOTAL ACQUISITION CORP.

INDEX TO AUDITED FINANCIAL STATEMENTS

PIVOTAL ACQUISITION CORP.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

KLDISCOVERY INC. AND SUBSIDIARIES

Pivotal Acquisition Corp.

Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets
Cash	$477,134	$19,168
Prepaid expenses and other current assets	118,884	—

Total Current Assets	596,018	19,168
Deferred offering costs	—	133,174
Marketable securities held in Trust Account	233,279,783	—

Total Assets	$233,875,801	$152,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$305,845	$969
Income taxes payable	555,319	—
Accrued offering costs	—	2,500
Promissory note—related party	—	125,000

Total Current Liabilities	861,164	128,469
Deferred underwriting fee	8,050,000	—

Total Liabilities	8,911,164	128,469

Commitments
Class A Common Stock, subject to possible redemption, 21,752,975 and no shares at redemption value as of September 30, 2019 and December 31, 2018, respectively	219,964,630	—
Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 75,000,000 shares authorized; 1,247,025 and no shares issued and outstanding (excluding 21,752,975 and no shares subject to possible redemption) as of September 30, 2019 and December 31, 2018, respectively	125	—
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018	575	575
Additional paid-in capital	3,293,092	24,425
Retained earnings (accumulated deficit)	1,706,215	(1,127)

Total Stockholders’ Equity	5,000,007	23,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$233,875,801	$152,342

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019	For the Period from August 2, 2018 (Inception) Through September 30, 2018
Operating costs	$274,695	$1,017,122	$993

Loss from operations	(274,695)	(1,017,122)	(993)
Other income:
Interest income	1,141,748	3,279,783	—
Unrealized loss on marketable securities held in Trust Account	(15,659)	—	—

Other income, net	1,126,089	3,279,783	—

Income (loss) before provision for income taxes	851,394	2,262,661	(993)
Provision for income taxes	(196,896)	(555,319)	—

Net income (loss)	$654,498	$1,707,342	$(993)

Weighted average shares outstanding, basic and diluted (1)	6,979,761	6,701,184	5,000,000

Basic and diluted net loss per share (2)	$(0.03)	$(0.11)	$(0.00)

(1)

Excludes an aggregate of 21,752,975 shares subject to possible redemption at September 31, 2019. Excludes an aggregate of up to 750,000 shares subject to forfeiture if the underwriters’ option to purchase additional units was not exercised in full or in part at September 30, 2018.

(2)

Net loss per share—basic and diluted excludes interest income attributable to shares subject to possible redemption of $831,541 and $2,434,928 for the three and nine months ended September 30, 2019, respectively (see Note 2).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

For the Period from August 2, 2018 (Inception) Through September 30, 2018

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance—August 2, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(993)	(993)

Balance—September 30, 2018 (unaudited)	—	$—	5,750,000	$575	$24,425	$(993)	$24,007

(1)	Included 750,000 shares subject to forfeiture if the underwriters’ option to purchase additional units was not exercised in full or in part.

Three and Nine Months Ended September 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit) / Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance—January 1, 2019	—	$—	5,750,000	$575	$24,425	$(1,127)	$23,873
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	—	—	216,881,122	—	216,883,422
Sale of 6,350,000 Private Placement Warrants	—	—	—	—	6,350,000	—	6,350,000
Common stock subject to possible redemption	(21,810,992)	(2,181)	—	—	(218,711,906)	—	(218,714,087)
Net income	—	—	—	—	—	456,797	456,797

Balance—March 31, 2019 (unaudited)	1,189,008	119	5,750,000	575	4,543,641	455,670	5,000,005
Change in value of common stock subject to possible redemption	40,753	4	—	—	(596,047)	—	(596,043)
Net income	—	—	—	—	—	596,047	596,047

Balance—June 30, 2019 (unaudited)	1,229,761	123	5,750,000	575	$3,947,594	1,051,717	5,000,009
Change in value of common stock subject to possible redemption	17,264	2	—	—	(654,502)	—	(654,500)
Net income	—	—	—	—	—	654,498	654,498

Balance—September 30, 2019 (unaudited)	1,247,025	$125	5,750,000	$575	$3,293,092	$1,706,215	$5,000,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2019	For the Period from August 2, 2018 (Inception) Through September 30, 2018
Cash Flows from Operating Activities:
Net income (loss)	$1,707,342	$(993)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(3,279,783)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(118,884)	—
Accounts payable and accrued expenses	304,876	969
Income taxes payable	555,319	—

Net cash used in operating activities	(831,130)	(24)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000	—
Proceeds from sale of Private Placement Warrants	6,350,000	—
Proceeds from promissory note—related party	—	125,000
Repayment of promissory note—related party	(125,000)	—
Payment of offering costs	(335,904)	(67,500)

Net cash provided by financing activities	231,289,096	82,500

Net Change in Cash	457,966	82,476
Cash—Beginning	19,168	—

Cash—Ending	$477,134	$82,476

Non-cash Investing and Financing Activities:
Deferred underwriting fee payable	$8,050,000	$—

Initial classification of common stock subject to possible redemption	$218,257,180	$—

Change in value of common stock subject to possible redemption	$1,707,450	$—

Deferred offering costs included in accrued offering costs	$—	$2,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

Note 1—Organization and Plan of Business Operations

Pivotal Acquisition Corp. (the “Company”) was incorporated in Delaware on August 2, 2018 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through September 30, 2019 relates to the Company’s formation, the Company’s initial public offering of 23,000,000 units (the “Offering”), the simultaneous sale of 6,350,000 warrants (the “Private Placement Warrants”) in a private placement to Pivotal Acquisition Holdings LLC (the “Sponsor”), an entity affiliated with the Company’s executive officers, the Company’s search for a target business with which to complete a Business Combination and the proposed acquisition of LD Topco, Inc. (“LD”), as more fully described in Note 6.

The Company has one subsidiary, Pivotal Merger Sub Corp., a wholly owned subsidiary of the Company incorporated in Delaware on May 17, 2019 (“Merger Sub”), which was formed solely to effectuate the Merger described in Note 6.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Offering and such amount of proceeds from the Offering that were placed in an account outside of the Trust Account for working capital purposes. As of September 30, 2019, the Company had $477,134 of cash held outside of the Trust Account.

Note 2—Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period from August 2, 2018 (inception) through December 31, 2018 as filed with the SEC on April 1, 2019, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the period from August 2, 2018 (inception) through December 31, 2018. The interim results for the three and nine months ended September 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and marketable securities held in Trust Account

At September 30, 2019, the assets held in the Trust Account were substantially invested in money market funds.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 29,350,000 shares of Class A common stock that were sold in the Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019	For the Period from August 2, 2018 (Inception) Through September 30, 2018
Net income (loss)	$654,498	$1,707,342	$(993)
Less: Income attributable to common stock subject to possible redemption	(831,541)	(2,434,928)	—

Adjusted net loss	$(177,043)	$(727,586)	$(993)

Weighted average shares outstanding, basic and diluted	6,979,761	6,701,184	5,000,000

Basic and diluted net loss per common share	$(0.03)	$(0.11)	$(0.00)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Note 3—Public Offering

Pursuant to the Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Note 4—Commitments

The underwriters of the Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Offering, or $8,050,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement executed in connection with the Offering.

On February 4, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities subject to certain conditions. In connection with the signing of the Merger Agreement (defined below), the managing member of the Sponsor indicated that up to $50,000,000 of the commitment could be utilized in connection with the Merger (defined below) if necessary, to satisfy the minimum cash requirement under the Merger Agreement. Except as discussed in Note 8, there is currently no binding commitment or agreement to purchase any securities and the amount, type and number of securities to be purchased by the managing member of the Sponsor, if any, will not be known until a later date. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

The Company’s stockholders prior to the Offering (the “Initial Stockholders”), the holders of the Private Placement Warrants (and underlying shares of Class A common stock) and the holders of any securities issued upon conversion of working capital loans made by the Company’s Sponsor, officers, directors or their affiliates or pursuant to the forward purchase contract, are entitled to registration rights with respect to their securities pursuant to an agreement dated as of January 31, 2019. The holders of the majority of the securities are entitled to demand that the Company register these securities at any time commencing after expiration of the transfer restrictions. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5—Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2019 and December 31, 2018, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 75,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, both with a par value of $0.0001 per share. As of September 30, 2019 and December 31, 2018, there were 1,247,025 and no shares of Class A common stock issued and outstanding, respectively, excluding 21,752,975 and no shares subject to possible redemption, respectively, and 5,750,000 shares of Class B common stock issued and outstanding.

Note 6—Merger Agreement

On May 20, 2019, as amended on October 30, 2019, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, Merger Sub, LD and Carlyle Equity Opportunity GP, L.P. (solely as representative of the stockholders of LD).

Pursuant to the Merger Agreement, Merger Sub will merge with and into LD, with LD surviving the merger (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, LD will become a wholly owned subsidiary of the Company, with the stockholders of LD becoming securityholders of the Company. In connection with the Merger Agreement, the stockholders of LD will receive an aggregate of 34,800,000 shares of the Company’s common stock. The stockholders of LD will also have the right to receive up to 2,200,000 shares of the Company’s common stock if the reported closing sale price of the Company’s common stock exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Transactions.

The Transactions will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

Note 7—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019
Assets:
Marketable securities held in Trust Account	1	$233,279,783

Note 8—Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On October 30, 2019, the Company entered into an amendment to the Merger Agreement to extend the outside date which would allow a party to terminate the agreement under certain circumstances if the Merger had not been consummated by such date from October 31, 2019 to November 6, 2019.

On November 7, 2019, Pivotal, the Company and MGG Investment Group, LP (“MGG”) entered into a commitment letter pursuant to the Forward Purchase Contract. The commitment letter provides that, subject to the terms and conditions set forth therein, Pivotal and MGG may enter into definitive documentation pursuant to which Pivotal may borrow, and MGG and/or certain of its affiliates have agreed to lend, up to $150 million of 5-year convertible notes (the “Convertible Notes”), with that principal amount being reduced to the extent that more than $80 million remains in the trust account after giving effect to any redemptions by the public stockholders. As an example, if the trust account holds $130 million in cash after giving effect to such redemptions, then Pivotal may issue $100 million in Convertible Notes. The Convertible Notes will pay interest at a rate of 8% per year, with 4% being paid in cash and 4% being paid in additional Convertible Notes. Pivotal

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

will have the option to require the Convertible Notes to be converted into shares of Pivotal common stock at the then-current stock price if the last reported sale price of the Pivotal common stock equals or exceeds $18.00 per share for any 20 trading days in a 30 trading-day period. Pivotal may repay all or a portion of the Convertible Notes (including any paid-in kind interest) at any time without any prepayment penalty. In the event of such a prepayment, the holders of the Convertible Notes will have the option to purchase shares of Pivotal common stock, at any time prior to the maturity of the Convertible Notes, in an amount equal to the amount of Convertible Notes prepaid at a price equal to the average closing share price for Pivotal common stock for the five trading days prior to the date of the repayment. All principal and accrued but unpaid interest will be due and payable on the fifth anniversary of the consummation of the Business Combination. The commitment letter provides that under the definitive documentation governing the Convertible Notes, Pivotal will be restricted from selling any additional senior or junior debt securities while the Convertible Notes are outstanding without the prior consent of the holders of the Convertible Notes. Such definitive documentation will also contain certain other affirmative covenants customarily included in similar debt instruments issued by public companies. The closing of the issuance of the Convertible Notes (the “Note Closing”) is conditioned upon the consummation of the Business Combination being scheduled to occur immediately following the Note Closing, with the proceeds from the Convertible Notes able to be used to fund the minimum cash consideration set forth in the Merger Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Pivotal Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pivotal Acquisition Corp. (the “Company”) as of December 31, 2018 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 2, 2018 (inception) through December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from August 2, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

April 1, 2019

Pivotal Acquisition Corp.

Balance sheet

December 31, 2018

ASSETS
Current asset—cash	$19,168
Deferred offering costs	133,174

Total Assets	152,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$969
Accrued offering costs	2,500
Promissory note—related party	125,000

Total Current Liabilities	128,469

Commitments
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common stock, $0.0001 par value; 75,000,000 shares authorized; none issued and outstanding	—
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	24,425
Accumulated deficit	(1,127)

Total Stockholders’ Equity	23,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$152,342

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of operations

For the period from August 2, 2018 (inception) to December 31, 2018

Formation and operating costs	$1,127

Net Loss	$(1,127)

Weighted average shares outstanding, basic and diluted (1)	5,000,000

Basic and diluted net loss per common share	$(0.00)

(1)	Excludes an aggregate of up to 750,000 shares subject to forfeiture if the underwriters’ option to purchase additional units was not exercised in full or in part (see Note 5).

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of changes in stockholder’s equity

	Common stock (1)		Additional paid-in capital	Accumulated deficit	Total stockholder’s equity
	Shares	Amount
Balance—August 2, 2018 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(1,127)	(1,127)

Balance—December 31, 2018	5,750,000	$575	$24,425	$(1,127)	$23,873

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of cash flows

For the period from August 2, 2018 (inception) to December 31, 2018

Cash Flows from Operating Activities:
Net loss	$(1,127)
Changes in operating assets and liabilities:
Accounts payable	969

Net cash used in operating activities	(158)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from promissory note—related party	125,000
Payment of offering costs	(130,674)

Net cash provided by financing activities	19,326

Net Change in Cash	19,168
Cash—Beginning

Cash—Ending	$19,168

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$2,500

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Notes to financial statements

Note 1—Description of Organization and Business Operations

Pivotal Acquisition Corp. (the “Company”) was incorporated in Delaware on August 2, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2018, the Company had not commenced any operations. All activity through December 31, 2018 relates to the Company’s formation and preparation for its initial public offering (“Initial Public Offering”), which is described below.

The registration statement for the Company’s Initial Public Offering became effective under Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), on January 31, 2019. On February 4, 2019, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 Units subject to the underwriters’ over-allotment option, generating total gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,350,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Pivotal Acquisition Holdings LLC (the “Sponsor”), generating total gross proceeds of $6,350,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 4, 2019, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $13,203,283 as of March 8, 2019, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fee and $553,283 of other costs. In addition, as of March 22, 2019, $1,058,539 of IPO proceeds was held as cash outside of the Trust Account and is available for working capital purposes as of March 22, 2019.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Pivotal Acquisition Corp.

Notes to financial statements

Note 1—Description of Organization and Business Operations (continued)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined below in Note 5) have agreed to vote such Founder Shares and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until August 4, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further

Pivotal Acquisition Corp.

Notes to financial statements

Note 1—Description of Organization and Business Operations (continued)

liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their right to any distribution from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of the Founder Shares acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party (including target businesses) who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced

Pivotal Acquisition Corp.

Notes to financial statements

Note 2—Summary of Significant Accounting Policies (continued)

disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of balance sheet in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be

Pivotal Acquisition Corp.

Notes to financial statements

Note 2—Summary of Significant Accounting Policies (continued)

recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 4, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company did not have any deferred tax assets or liabilities at December 31, 2018 and the provision for income taxes was deemed to be immaterial at December 31, 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Public Offering

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,350,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,350,000. Each Private Placement Warrant is identical to the Public Warrants except that they are non-redeemable and exercisable on a cashless basis as long as they are held by the Sponsor or its permitted transferees. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Pivotal Acquisition Corp.

Notes to financial statements

Note 5—Related Party Transactions

Founder Shares

On August 2, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The 5,750,000 Founder Shares included an aggregate of 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7. The Sponsor subsequently transferred certain Founder Shares to the officers and directors of the Company. In connection with the full exercise of the underwriters’ over-allotment option at the closing of the Initial Public Offering, the 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On August 24, 2018, an affiliate of the Sponsor loaned the Company an aggregate of $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of September 30, 2019, the date on which the Initial Public Offering was completed or the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on February 4, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Note 6—Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on January 31, 2019, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement

Pivotal Acquisition Corp.

Notes to financial statements

Note 6—Commitments (continued)

Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans or pursuant to the Forward Purchase Agreement (described below) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,600,000 after completion of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward purchase agreement

On February 4, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities. The type and amount of securities to be purchased by the managing member of the Sponsor will be determined by the Company and the managing member of the Sponsor at the time the Company enters into the definitive agreement for the proposed Business Combination. This agreement would be independent of the percentage of stockholders electing to convert their public shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The agreement is also conditioned on the Company’s board of directors, including an affiliate of the managing member of the Sponsor, having unanimously approved the proposed initial Business Combination. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

Note 7—Stockholder’s Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock—The Company is authorized to issue 75,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2018, no shares of Class A common stock were issued or outstanding. Upon the Company’s IPO, 23,000,000 Units, each consisting of a share of Class A common stock and a redeemable warrant for Class A common stock, were issued.

Pivotal Acquisition Corp.

Notes to financial statements

Note 7—Stockholder’s Equity (continued)

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2018, there were 5,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business

Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60thbusiness day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

Pivotal Acquisition Corp.

Notes to financial statements

Note 7—Stockholder’s Equity (continued)

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units sold in the Initial Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8—Subsequent Events

On February 4, 2019, the Company completed its Initial Public Offering, discussed in Note 1.

On February 5, 2019, the Company utilized $229,999,834 of cash in the Trust Account to purchase U.S. Government Treasury Bills, due March 5, 2019. Upon maturity of such Treasury Bills, on March 5, 2019, the Company utilized $230,399,020 of cash in the Trust Account to purchase U.S. Government Treasury Bills, due April 2, 2019.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of KLDiscovery Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KLDiscovery Inc. (the Company) as of December 31, 2019 and December 31, 2018, the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Tysons, Virginia

March 26, 2020

KLDiscovery Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$43,407	$23,439
Accounts receivable, net of allowance for doubtful accounts of $7,486 and $5,564, respectively	96,994	80,641
Prepaid expenses	7,296	9,825
Other current assets	556	310

Total current assets	148,253	114,215

Property and equipment
Computer software and hardware	72,228	68,474
Leasehold improvements	26,963	25,389
Furniture, fixtures and other equipment	3,794	4,239
Accumulated depreciation	(64,682)	(49,761)

Property and equipment, net	38,303	48,341
Intangible assets, net	130,568	151,918
Goodwill	395,171	394,167
Other assets	2,617	1,739

Total assets	$714,912	$710,380

Current liabilities
Current portion of long-term debt, net	$11,689	$12,355
Accounts payable and accrued expense	31,270	41,135
Current portion of contingent consideration	340	—
Deferred revenue	4,851	4,160

Total current liabilities	48,150	57,650
Long-term debt, net	468,932	413,064
Contingent consideration	482	—
Deferred tax liabilities	6,294	6,075
Other liabilities	7,289	4,635

Total liabilities	531,147	481,424

Commitments and contingencies
Stockholders’ equity
Common stock
$0.0001 par value, shares authorized—200,000,000 shares authorized as of December 31, 2019 and December 31, 2018; shares issued and outstanding—42,529,017 and 42,288,870 as of December 31, 2019 and December 31, 2018, respectively	4	4
Preferred Stock
$0.0001 par value, 1,000,000 shares authorized, zero issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	381,952	372,316
Treasury stock	—	(2,406)
Accumulated deficit	(205,498)	(147,954)
Accumulated other comprehensive income	7,307	6,996

Total stockholders’ equity	183,765	228,956

Total liabilities and stockholders’ equity	$714,912	$710,380

The accompanying notes are an integral part of these consolidated financial statements.

KLDiscovery Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share amounts)

(in thousands)	Year ended December 31, 2019	Year ended December 31, 2018
Revenues	$312,054	$296,282
Cost of revenues	160,845	159,617

Gross profit	151,209	136,665

Operating expenses
General and administrative	55,005	54,633
Research and development	5,945	7,100
Sales and marketing	48,517	58,273
Depreciation and amortization	39,149	41,519

Total operating expenses	148,616	161,525

Income (loss) from operations	2,593	(24,860)
Other expenses
Other expense	308	29
Loss on extinguishment of debt	7,203	—
Interest expense	48,377	46,591

Loss before income taxes	(53,295)	(71,480)
Income tax (benefit) provision	719	(3,741)

Net loss	$(54,014)	$(67,739)

Other comprehensive income (loss), net of tax
Foreign currency translation	311	(870)

Total other comprehensive income (loss), net of tax	311	(870)

Comprehensive loss	$(53,703)	$(68,609)

Net loss per share—basic and diluted	$(1.27)	$(1.68)

Weighted average shares outstanding—basic and diluted	42,425,295	40,382,578

The accompanying notes are an integral part of these consolidated financial statements.

KLDiscovery Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except for share amounts)

	Common Stock Issued
	Shares	Amount	Additional paid-in capital	Treasury Stock	Stock subscription receivable	Accumulated deficit	Accumulated other comprehensive (loss) income	Total
Balance as of December 31, 2017	3,268,718	$33	$330,931	$(2,319)	$(1,350)	$(80,175)	$7,866	$254,986
Retroactive application of recapitalization	35,141,195	(29)	29	—	—	—	—	—

Adjusted balance as of December 31, 2017	38,409,913	4	330,960	(2,319)	(1,350)	(80,175)	7,866	254,986
Issuance of common stock	3,826,151	—	39,191	—	—	—	—	39,191
Share based compensation	61,010	—	2,125	—	—	—	—	2,125
Foreign exchange translation	—	—	—	—	—	—	(870)	(870)
Stock subscription receivable	—	—	—	—	1,350	—	—	1,350
Repurchases of treasury stock	(8,204)	—	—	(87)	—	—	—	(87)
Adoption of new accounting principle	—	—	40	—	—	(40)	—	—
Net loss	—	—	—	—	—	(67,739)	—	(67,739)

Balance as of December 31, 2018	42,288,870	4	372,316	(2,406)	—	(147,954)	6,996	228,956
Issuance of common stock	172,350	—	1,655	—	—	—	—	1,655
Recapitalization transaction	—	—	8,122	—	—	(3,530)	—	4,592
Retirement of treasury stock	—	—	(2,406)	2,406	—	—	—	—
Share based compensation	67,797	—	2,265	—	—	—	—	2,265
Foreign exchange translation	—	—	—	—	—	—	311	311
Net loss	—	—	—	—	—	(54,014)	—	(54,014)

Balance as of December 31, 2019	42,529,017	$4	$381,952	$—	$—	$(205,498)	$7,307	$183,765

The accompanying notes are an integral part of these consolidated financial statements.

KLDiscovery Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2019	Year ended December 31, 2018
Operating activities
Net loss	$(54,014)	$(67,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	50,407	54,749
Non-cash interest	5,320	4,564
Loss on extinguishment of debt	7,203	—
Stock-based compensation	2,265	2,125
Provision for losses on accounts receivable	3,104	2,226
Deferred income taxes	219	(6,686)
Change in fair value of contingent consideration	48	—
Changes in operating assets and liabilities:
Accounts receivable	(16,712)	(12,126)
Prepaid expenses and other assets	2,404	9,864
Accounts payable and accrued expenses	(8,937)	1,540
Deferred revenue	396	(459)

Net cash used in operating activities	(8,297)	(11,942)

Investing activities
Acquisitions, net of cash	(1,950)	—
Purchases of property and equipment	(13,268)	(12,387)

Net cash used in investing activities	(15,218)	(12,387)

Financing activities
Recapitalization transaction	186,503	—
Revolving credit facility—draws	54,500	21,000
Revolving credit facility—repayments	(54,500)	(21,000)
Payments for capital lease obligations	(1,427)	(544)
Payments on long-term debt	(142,000)	(8,500)
Issuance of common stock	414	40,541
Treasury share repurchases	—	(87)
Payments of contingent consideration	—	(2,380)

Net cash provided by financing activities	43,490	29,030

Effect of foreign exchange rates	(7)	(158)
Net increase in cash	19,968	4,543
Cash at beginning of period	23,439	18,896

Cash at end of period	$43,407	$23,439

Supplemental disclosure:
Cash paid for interest	$42,693	$41,596

Income taxes paid, net of refunds	$470	$1,229

Significant noncash investing and financing activities
Assumption of Pivotal Debentures	$200,000	$—

Equity issued for acquisitions	$1,241	$—

Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$129	$489

The accompanying notes are an integral part of these consolidated financial statements.

KLDiscovery Inc.

Notes to Consolidated Financial Statements

Note 1 – Organization, business and summary of significant accounting policies

Organization

KLDiscovery Inc., (the “Company”) provides technology-based litigation support solutions and services including computer e-discovery, data hosting, and managed review predominantly to top law firms, corporations and government agencies. The majority of the Company’s current business is derived from these services. The Company’s headquarters is located in McLean, Virginia and has more than 40 locations in 19 countries, 10 data centers and 22 data recovery labs around the globe.

The Company was originally incorporated under the name Pivotal Acquisition Corp. (“Pivotal”) as a blank check company on August 2, 2018 under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, stock purchase, reorganization or similar business combination with one or more businesses or entities.

On December 19, 2019, Pivotal acquired of the outstanding shares of LD Topco, Inc. via a reverse capitalization (the “Business Combination”) and was renamed KLDiscovery Inc.

Principles of consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of KLDiscovery and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

The Business Combination was accounted for as a reverse recapitalization (the “Recapitalization Transaction”) in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations. For accounting and financial reporting purposes, LD Topco, Inc. is considered the acquirer based on facts and circumstances, including the following:

•	LD Topco, Inc.’s operations comprise the ongoing operations of the combined entity;

•	The officers of the newly combined company consist of LD Topco, Inc.’s executives, including the Chief Executive Officer, Chief Financial Officer and General Counsel; and,

•	The former shareholders of LD Topco, Inc. own a majority voting interest in the combined entity.

As a result of LD Topco, Inc. being the accounting acquirer, the financial reports filed with the SEC by the Company subsequent to the Business Combination are prepared “as if” LD Topco, Inc. is the predecessor and legal successor to the Company. The historical operations of LD Topco, Inc. are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of LD Topco, Inc. prior to the Business Combination; (ii) the combined results of the Company and LD Topco, Inc. following the Business Combination on December 19, 2019; (iii) the assets and liabilities of LD Topco, Inc. at their historical cost; and (iv) KL Discovery Inc.’ equity structure for all periods presented. The recapitalization of the number of shares of common stock attributable to the purchase of LD Topco, Inc. in connection with the Business Combination is reflected retroactively to January 1, 2018 and will be utilized for calculating earnings per share in all prior periods presented. No step-up basis of intangible assets or goodwill was recorded in the Business Combination transaction consistent with the treatment of the transaction as a reverse capitalization of LD Topco, Inc.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Although actual results could differ from those estimates, management does not believe that such differences would be material.

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets, and other long-lived assets, the impairment of goodwill, the valuation and realization of deferred income taxes, the fair value of the Company’s common stock and stock option awards, and acquisition-related contingent consideration.

Segments, concentration of credit risk and major customers

The Company operates in one business segment, providing technology-based litigation support solutions and services.

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with a banking institution where the balances, at times, exceed federally insured limits. Management believes the risks associated with these deposits are limited.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses. As of and for the years ended December 31, 2019 and 2018, the Company did not have a single customer that represents more than five percent (5%) or more of its consolidated revenues or accounts receivable. The Company believes that the geographic and industry diversity of the Company’s customer base throughout the U.S. and internationally minimizes the risk of incurring material losses due to concentrations of credit risk. Our foreign revenues, principally from businesses in the UK and Germany, totaled approximately $69.8 million in 2019 and $62.2 million in 2018. Our long-lived assets in foreign countries, principally in the UK and Germany, totaled approximately $21.8 million at December 31, 2019 and $20.6 million at December 31, 2018.

Foreign currency

Results of operations for the Company’s non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on the Company’s Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts receivable

Accounts receivable are recorded at original invoice amount less an estimate for doubtful receivables based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

A rollforward of the allowance for doubtful accounts is presented below (in thousands):

Balance at December 31, 2017	$4,182
Charged to/reversed from expense	2,226
Charged to/from other accounts	—
Deductions (write offs)	(844)

Balance at December 31, 2018	$5,564
Charged to/reversed from expense	3,104
Charged to/from other accounts	—
Deductions (write offs)	(1,182)

Balance at December 31, 2019	$7,486

Computer software, property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Computer software and hardware	3 to 5 years
Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and other equipment	3 to 5 years

Gains or losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Costs for replacements and betterments are capitalized, while the costs of maintenance and repairs are expensed as incurred. Property under capital leases are depreciated using the straight-line method over the lease term.

Depreciation expense totaled $18.6 million and $24.7 million for the years ended December 31, 2019 and 2018, respectively, and includes amortization of assets recorded under capital leases.

Internal-use software development costs

The Company capitalizes certain internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditure will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis. The Company’s estimated useful life of capitalized software costs varies between three and five years, depending on management’s expectation of the economic life of various software. Capitalized software depreciation costs are recorded as a component of cost of revenue.

Capitalized software costs are reflected as part of the “Intangible assets, net line” in the Company’s Consolidated Balance Sheets and totaled $13.5 million and $7.6 million, net of accumulated amortization, as of December 31, 2019 and 2018, respectively.

Intangible assets and other long-lived assets

The Company evaluates the recoverability of its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the fair value of the asset compared to its carrying amount. No impairment losses were recognized in the accompanying consolidated financial statements.

Amortization expense totaled $31.8 million and $30.0 million for the years ended December 31, 2019 and 2018, respectively; $11.3 million and $13.2 million of which was classified as part of the “Cost of revenues” line in the Company’s Consolidated Statements of Comprehensive Loss.

The Company allocates the purchase price of an acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company recognizes as goodwill the amount by which the purchase price of an acquired entity exceeds the net of the fair values assigned to the assets acquired and liabilities assumed. In determining the fair values of assets acquired and liabilities assumed, the Company uses various recognized valuation methods including the income and market approaches. Further, the Company makes assumptions within certain valuation techniques, including discount rates, royalty rates, and the amount and timing of future cash flows. The Company records the net assets and results of operations of an acquired entity in the financial statements from the acquisition date. The Company initially performs these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under its supervision, where appropriate, and make revisions as estimates and assumptions are finalized. The Company expenses acquisition-related costs as they are incurred.

Goodwill

Goodwill represents the excess of the total consideration paid over identified intangible and tangible assets of the Company and its acquisitions. The Company tests its goodwill for impairment at the reporting unit level on an annual basis on October 1, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the October 1 testing date the Company determined there is one entity-wide reporting unit.

In January 2017, Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-04 which simplifies the subsequent measurement of goodwill to eliminate Step 2 from the goodwill impairment test, removing the need to determine the implied fair value of goodwill and comparing it to the carrying amount of that goodwill to measure the impairment loss, if any. The Company has early adopted ASU 2017-04 during the fourth quarter of 2017.

Goodwill impairment exists when the estimated fair value of the reporting unit is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced by the excess through an impairment charge recorded in the Company’s statements of operations. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis.

The fair value of each reporting unit is estimated using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business combinations. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on the Company’s best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans and recent operating performance. The carrying value of the reporting unit includes the assets and liabilities employed in its operations and goodwill.

Accordingly, the Company has not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill resulting from the annual impairment test.

The following table provides a rollforward of the carrying amount of goodwill (in thousands):

Balance at December 31, 2017	$395,062
Foreign currency translation	(895)

Balance at December 31, 2018	394,167
Acquisitions	263
Foreign currency translation	741

Balance at December 31, 2019	$395,171

Debt issuance costs

Debt issuance costs are stated at cost, net of accumulated amortization, and are amortized over the term of the debt using both the straight-line and the effective yield methods. U.S. GAAP requires that the effective yield method be used to amortize debt acquisition costs; however, if the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method, the straight-line method may be used. The amortization for funded term debt is calculated according to the effective yield method and revolving and unfunded term debt is calculated according to the straight-line method. Debt issuance costs related to funded term debt is presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts or premiums. Debt issuance costs related to revolving and unfunded term debt is presented in the Consolidated Balance Sheets within “Other (current) assets.”

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2019, utilizing the modified retrospective method. The Company’s adoption of ASC 606 did not result in material changes to the Company’s revenue recognition.

Revenues are recognized when we satisfy a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those services. Performance obligations in our contracts represent distinct or separate service streams that we provide to our customers.

We evaluate our revenue contracts with customers based on the five-step model under ASC 606: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

The following table summarizes revenue from contracts with customers for the year ended December 31, 2019 (in thousands):

Year Ended December 31, 2019
eDiscovery services	$215,560
Managed review	50,290

Legal technology services	265,850
Data recovery	46,204

Total revenue	$312,054

Share-based compensation

The Company measures and recognizes compensation expense for all share-based awards to employees based on estimated grant date fair values on a straight-line basis over the requisite service period. The Company uses the Black-Scholes valuation model, depending on terms, facts and circumstances of each share-based award.

Advertising

Advertising costs consist of marketing, advertising through print and other media, professional event sponsorship and public relations. These costs are expensed as incurred. Advertising costs totaled $7.1 million and $7.4 million for the years ended December 31, 2019 and 2018, respectively. Advertising costs are reflected within “Sales and marketing” in the accompanying Consolidated Statements of Comprehensive Loss.

Research and development expense

Costs incurred in the research and development of the Company’s technologies primarily consist of developer salaries. Research and development expenses were $5.9 million and $7.1 million for the years ended December 31, 2019 and 2018, respectively.

Income taxes

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Excess tax benefits and tax deficiencies are recognized in the income tax provision in the period in which they occur.

The Company records a valuation allowance when it determines, based on available positive and negative evidence, that it is more-likely-than-not that some portion, or all its deferred tax assets will not be realized. The Company determines the realizability of its deferred tax assets primarily based on the reversal of existing taxable temporary differences and projections of future taxable income (exclusive of reversing temporary differences and carryforwards). In evaluating such projections, the Company considers its history of profitability, the competitive environment, and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.

For certain tax positions, the Company uses a more-likely-than-not threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2019 and December 31, 2018, the Company is not aware of any material uncertain tax positions requiring adjustment to or disclosure in the financial statements.

Net Loss per Common Share

Basic net loss per common share is determined by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is determined by dividing net loss by the weighted average number of common shares outstanding during the year, plus the dilutive effect of common stock equivalents, including stock options and restricted shares. Common stock and common stock equivalents included in the computation represent shares issuable upon assumed exercise of outstanding stock options and release of restricted shares, except when the effect of their inclusion would be antidilutive.

On December 19, 2019, the Company completed a reverse merger with Pivotal Acquisition Corp. whereby the Company received 34,800,000 shares for its outstanding 3,707,564 shares, effecting 1-to-9.3862 stock exchange.

The per share amounts have been updated to show the effect of the exchange on earnings per share as if the exchange occurred at the beginning of both years for the annual financial statements of the Company. The impact of the stock exchange is also shown on the Company’s Statements of Stockholders’ Equity.”

Recently Adopted Accounting Standards

The Company adopted on January 1, 2018 ASU 2016-09, Compensation – Stock Compensation (Topic 718) (ASU 2016-09). This ASU provides amended guidance which simplifies the accounting for share-based payment transactions involving multiple aspects of the accounting for share-based transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company now recognizes forfeitures of stock options as they occur. The impact of the adoption of ASU 2016-09 was $0.04 million which was not material to the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” (Topic 740). ASU 2016-16 requires companies to recognize the income tax effects of intercompany sales of assets other than inventory when the transfer occurs. This standard was effective for the Company beginning January 1, 2019 and the adoption did not have a material impact on its consolidated financial statements.

We adopted ASC 606, effective January 1, 2019, utilizing the modified retrospective method. Under this method of adoption, a company is required to recognize the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of accumulated deficit. The adoption of ASC 606 did not result in an adjustment to the opening balance of accumulated deficit.

As an emerging growth company, the JOBS Act allowed us to delay adoption of new or revised accounting pronouncements applicable to public companies until December 31, 2019, which is when such pronouncements are made applicable to private companies. We elected to use this extended transition period, therefore, the quarters presented in future fillings will not be directly comparable.

When we adopted ASC 606, we applied the following expedients and exemptions, which are allowed by the standard, to our prior period Financial Statements and disclosures:

•	We used the transaction price at the date of contract completion for our contracts that had variable consideration and were completed before January 1, 2019.

•

We considered the aggregate effect of all contract modifications that occurred before January 1, 2019 when: (1) identifying satisfied and unsatisfied performance obligations; (2) determining the transaction price; and (3) allocating the transaction price to the satisfied and unsatisfied performance obligations.

•

We did not: (1) disclose the amount of the transaction price that we allocated to remaining performance obligations; or (2) include an explanation of when we expect to recognize the revenue allocated to remaining performance obligations.

In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires customers in a hosting arrangement that is a service contract to follow existing internal-use software guidance to determine which implementation costs to capitalize and which costs to expense. Under this model, customers would need to determine the nature of the implementation costs and the project stage in which they are incurred to determine which costs to capitalize or expense. Customers would be required to amortize the capitalized implementation costs over the term of the hosting arrangement, which might extend beyond the noncancelable period if there are options to extend or terminate. ASU 2018-15 specifies the financial statement presentation of capitalized implementation costs and related amortization in addition to required disclosures for material capitalized implementation costs related to hosting arrangements that are service contracts. The standard is effective for interim and annual periods beginning January 1, 2020. Early adoption is permitted. Entities can choose to adopt this guidance prospectively to eligible costs incurred on or after the date the guidance is first applied, or to adopt the guidance retrospectively. The Company is implemented this standard beginning on January 1, 2019 and this implementation did not have a material impact on its consolidated financial position, results of operations, and cash flows.

Accounting Standards Not Yet Adopted

In connection with the transaction with Pivotal (see Note 2), the Company elected to be an Emerging Growth Company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and take advantage of the extended transition period of delaying the adoption of new or revised accounting standards until such time as those standards apply to private companies. This may make the comparison of the Company’s consolidated financial statements to other public companies not meaningful due to the differences in accounting standards being applied.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. This standard is effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and the Company is currently evaluating the impact that Topic 842 will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This guidance is intended to introduce a revised approach to the recognition and measurement of credit losses, emphasizing an updated model based on expected losses rather than incurred losses. The Company is required to adopt ASC 326 effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and the Company is currently evaluating the impact that Topic 326 will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles for income taxes. The new standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption, including the adoption in any interim period, is permitted for all entities. The Company is currently evaluating the potential impact of adoption of the pronouncement on its consolidated financial statements but does not expect the impact to be material.

Note 2 – Acquisitions

Pivotal Acquisition Corp.

On December 19, 2019, Pivotal, the legal predecessor company, consummated the Business Combination with LD Topco, Inc. The stockholders of LD Topco, Inc. received an aggregate of 34,800,000 shares of Pivotal common stock. The former stockholders of LD Topco, Inc. also have the right to receive up to 2,200,000 shares of the Company’s common stock if (i) a change in control occurs or (ii) the reported closing sale price of the Company’s common stock exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination. The Company also assumed 29,500,000 warrants which entitles the holder to purchase shares of the Company’s common stock beginning December 18, 2019 at an exercise price of $11.50 per share as part of this transaction.

As part of the transaction, on December 19, 2019, the Company assumed 8% convertible debentures (“Debentures”) due 2024 in an aggregate principal amount of $200 million. The proceeds of the Debentures were used in part to repay the Company’s outstanding Second Lien Facility and amounts outstanding under its revolving credit facility.

The net proceeds from the Business Combination, as reported in the consolidated statements of cash flows for the year ended December 31, 2019 within the financing section are summarized below:

Gross cash received by KLDiscovery from Business Combination	$201,657
Less: fees to underwriters	(6,500)
Less: other transaction costs	(8,654)

Net cash received by KLDiscovery from Business Combination	$186,503

Note 3 – Fair value measurements

The Company accounts for recurring and non-recurring fair value measurements in accordance with ASC 820, Fair Value Measurements. ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 – Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

Level 2 – Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

Level 3 – Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity – e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires significant judgments to be made by the Company.

The Company believes that the fair values of its current assets and current liabilities (cash, accounts receivable, accounts payable, and other current liabilities) approximate their reported carrying amounts. The Company believes that the interest rates on its debt are current market rates.

The Company estimates the fair value of contingent purchase consideration based on the present value of the consideration expected to be paid during the remainder of the earn-out period, based on management’s assessment of the acquired operations’ forecasted earnings. This fair value measure is based on significant inputs not observed in the market and thus represents a Level 3 measurement. As of December 31, 2018, all acquisition related contingent consideration was fully paid. During 2019, the Company acquired three companies for total consideration of $5.5 million, of which $2.0 million was in cash, $1.5 million was in deferred payments, $1.2 million was in stock and $0.8 million related to future earnouts. The fair value of future expected acquisition-related contingent consideration obligations was $0.8 million at December 31, 2019.

The significant unobservable inputs used in the fair value measurements of the Company’s contingent purchase consideration include its measures of the future profitability and related cash flows of the acquired business or assets, impacted by appropriate discount rates. Significant increases (decreases) in any of these individual inputs would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumptions used for the discount rates is indirectly proportional to the fair value of contingent purchase consideration and a change in the assumptions used for the future cash flows is directly proportional to the fair value of contingent purchase consideration. The Company, using additional information as it becomes available, reassesses the fair value of the contingent purchase consideration on an annual basis.

Any change in the fair value of contingent consideration liability results in a remeasurement gain or loss that is recorded as income or expense on the Consolidated Statements of Comprehensive Loss.

The following table provides a reconciliation of liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2019 and 2018 (in thousands):

Balance at December 31, 2017	$2,380
Payment of contingent consideration	(2,380)

Balance at December 31, 2018	—
Contingent consideration	774
Change in fair value of contingent consideration	48

Balance at December 31, 2019	$822

Management estimates the carrying amount of the Company’s long-term debt approximates its fair value because the interest rates on these instruments are subject to changes in market interest rates or are consistent with prevailing interest rates.

Note 4 – Intangible assets

Intangible assets consist of the following (in thousands):

Description	Weighted Average Remaining Useful Life in Years	December 31, 2019	December 31, 2018
Trademark and tradenames	6.5	$66,311	$66,219
Accumulated amortization		(21,504)	(14,340)

Trademark and tradenames, net		44,807	51,879

Developed technology	3.3	71,327	52,891
Accumulated amortization		(36,838)	(23,264)

Developed technology, net		34,489	29,627

Non-compete agreements	2.0	1,467	1,402
Accumulated amortization		(1,242)	(992)

Non-compete agreements, net		225	410

Customer relationships	6.9	95,693	94,285
Accumulated amortization		(44,646)	(31,922)

Customer relationships, net		51,047	62,363

Intangible assets, net of amortization		$130,568	$144,279

Future amortization of intangible assets is as follows (in thousands):

December 31,	Amount
2020	$29,435
2021	25,138
2022	20,925
2023	15,177
2024	10,877
Thereafter	22,772
In process	6,244

Total	$130,568

Note 5 – Accrued expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2019	2018
Accrued expenses:
Accrued interest	$7,000	$5,783
Accrued salaries	9,509	16,222
Current taxes payable	535	327
Other accrued expenses	2,847	2,109

Total	$19,891	$24,441

Note 6 – Leasing arrangements

The Company leases office space and certain equipment under operating and capital lease agreements, expiring in various years through 2027. Certain leases contain annual rent escalation clauses.

Rent expense totaled $14.7 million and $13.0 million for the years ended December 31, 2019 and 2018, respectively.

The amortization expense recorded for capital leases totaled $0.7 million and $0.4 million, respectively, for the years ended December 31, 2019 and 2018.

For years subsequent to December 31, 2019, future minimum payments for all operating and capital lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income from subleases are as follows (in thousands):

December 31,	Capital Leases	Operating Leases
2020	$1,586	$12,057
2021	1,586	6,970
2022	1,346	5,709
2023	722	5,290
2024	—	5,000
Thereafter	—	4,416

Total	$5,240	$39,442

Less: interest on lease obligations	(726)

Net amount	4,514
Less: current portion	(1,587)

Non-current	$2,927

Note 7 – Long term debt

The table below summarizes the components of the Company’s long-term debt (in thousands):

	December 31,
	2019	2018
First lien facility due 2022	306,000	323,000
Second lien facility due 2023	—	125,000
Convertible debenture notes due 2024	200,000	—

Total debt	506,000	448,000
Less: unamortized original issue discount	(19,806)	(13,043)
Less: unamortized debt issuance costs	(5,573)	(9,538)

Total debt, net	480,621	425,419
Current portion of debt	17,000	17,000
Less: current portion of unamortized original issue discount	(3,687)	(2,678)
Less: current portion of unamortized debt issuance costs	(1,624)	(1,967)

Total current portion of debt, net	11,689	12,355

Total long term debt, net	$468,932	$413,064

2016 Credit Agreement

On December 9, 2016, KLDiscovery entered into a Credit Agreement with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (“First Lien Facility”) and $125.0 million (“Second Lien Facility”) were to mature on December 9, 2022 and December 9, 2023, respectively The Second Lien Facility was repaid on December 19, 2019.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter beginning on March 31, 2017 of $2.1 million. Quarterly principal payments increase to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At December 31, 2019, the balance due was $306.0 million with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%. At December 31, 2018, the balance due was $323.0 million with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Second Lien Facility required a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusted every interest rate period, which could have been one, two, three or six months in duration and was decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates included the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeded three months, the respective dates that fall every three months after the beginning of an interest period was also an interest payment date. For each interest period, the interest rate per annum was 10.0% plus the Adjusted Eurocurrency Rate which was defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At December 19, 2019, the Second Lien Facility was paid off and closed. A loss on debt extinguishment was recognized related to the Second Lien Facility closing in the amount of $7.2 million in 2019 related to the write off of deferred financing costs and original issue discounts on the Second Lien Facility. At December 31, 2019 the balance due was zero. At December 31, 2018, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.61463%.

The First and Second Lien Facilities are secured by substantially all the Company’s assets and contain financial covenants. As of December 31, 2019 and 2018, the Company was in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the year ending December 31, 2016, in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, as defined in the agreement. There were no mandatory prepayments with respect to 2019 and 2018.

Revolver

The 2016 Credit Agreement also provides for unfunded revolver commitment for borrowing up to $30.0 million, maturing December 9, 2021. Borrowings under the revolver commitment may be limited by certain financial covenants of the Credit Agreement including the First Lien Net Leverage Ratio. The Company may draw up to $30.0 million, on a term loan basis, with an adjustable interest rate of 5.375%, 5.625%, or 5.875% based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR. No amounts were outstanding under the revolving loan as of December 31, 2019 and 2018.

As of December 31, 2019, there was approximately $29.1 million available capacity for borrowing under the revolving loan commitment due to $0.9 million of letters of credit outstanding (See Note 15).

Convertible Debentures

On December 19, 2019, the Company assumed 8% convertible debentures (“Debentures”) due 2024 in an aggregate principal amount of $200 million. The proceeds of the Debentures were used in part to repay the Company’s outstanding Second Lien Facility and amounts outstanding under the Revolving Credit Facility.

The Debentures will mature on December 19, 2024 unless earlier converted, redeemed or repurchased. The Debentures will bear interest at an annual rate of 4.00% in cash, payable quarterly, and 4.00% in kind, accrued quarterly, on the last business day of March, June, September and December. In addition, on each anniversary of the Closing Date, the Company will add to the principal amount (subject to reduction for any principal amount repaid) of the Debentures an amount equal to 3.00% of the original aggregate principal amount of the Debentures outstanding. The additional payment will accrue from the last payment date for the additional payment (or the Closing Date if no prior payment has been made), and will also be payable at maturity, upon conversion and upon an optional redemption.

At any time, upon notice as set forth in the Debentures, the Debentures will be redeemable at the Company’s option, in whole or in part, at a price equal to 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest thereon.

Subject to approval to allow for the full conversion of the Debentures into common stock, the Debentures will be convertible into shares of the Company’s common stock at the option of the Debenture Holders at any time and from time to time at a price of $18 per share, subject to certain adjustments. However, in the event the Company elects to redeem any Debentures, the holders will have a right to purchase common stock from the Company in an amount equal to the amount redeemed at the conversion price.

The Debentures contain covenants that limit the Company’s ability to, among other things: (i) incur additional debt; (ii) create liens on assets; (iii) engage in certain transactions with affiliates; or (iv) designate the Company’s subsidiaries as unrestricted subsidiaries. The Debentures provide for customary events of default, including non-payment, failure to comply with covenants or other agreements in the Debentures and certain events of bankruptcy or insolvency. If an event of default occurs and continues, the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal amount of all the Debentures to be due and payable immediately. As of December 31, 2019, the Company was in compliance with all covenants.

Future principal payments, including in kind interest, are as follows (in thousands):

December 31,	Amount
2020	$17,000
2021	17,000
2022	272,000
2023	—
2024	277,287
Thereafter	—

Total	$583,287

The initial term loan borrowings related to the 2016 Credit Agreement were issued at an original issue discount of $11.9 million and $6.3 million for the First Lien Facility and Second Lien Facility, respectively. The Debentures were issued at an original discount of $13.7 million. The original issue discount is amortized using the effective yield method over the respective term of each facility or debenture. Accretion of the original issue discount totaled $2.7 million and $2.5 million during the years ended December 31, 2019 and 2018. Amortization is recorded as interest expense in the accompanying Consolidated Statements of Comprehensive Loss.

The Company incurred term loan facilities and revolver closing fees related to the 2016 Credit Agreement of $13.6 million. The term loan facilities and revolver closing fees were deferred on December 9, 2016, along with fees of $0.6 million related to the 2016 Credit Agreement and are amortized over their respective terms. The Company incurred closing fees related to the Debentures of $0.9 million which were deferred on December 19, 2019 and are amortized over the term of the debentures. Amortization of debt issuance costs totaled $2.1 million and $1.8 million during the years ended December 31, 2019 and 2018, respectively. Amortization is recorded as interest expense in the accompanying Consolidated Statements of Comprehensive Loss. A loss on debt extinguishment was recognized related to the closing of the Second Lien Facility in the amount of $7.2 million for deferred financing costs and original issue discounts in 2019.

The future amortization of debt issuance costs and original issue discount related to the 2016 Credit Agreement, the revolver and Convertible Debentures are as follows (in thousands):

December 31,	Amount
2020	$5,311
2021	5,907
2022	6,618
2023	3,527
2024	4,016

Total	$25,379

Note 8 – Employee benefit plan

The Company’s 401(k) plan covers employees who are at least 21 years of age, have completed one year of employment and worked a minimum of 1,000 hours. Employees may elect to defer a percentage of their salary up to the maximum allowed under the Internal Revenue Service Code. The Company makes matching contributions to its 401(k) plan equal to 100% of the first 3% of salary deferred plus 50% of the next 2% of an employee’s contribution for a total maximum Company match of 4% of the salary deferred by the employee, subject to Internal Revenue Service Code limitations. Contributions to the 401(k) plan were $3.7 million and $2.8 million for the years ended December 31, 2019 and 2018, respectively.

Note 9 – Equity incentive plan

On December 19, 2019, the Company adopted the 2019 Incentive Award Plan (the “2019 Plan”) under which eligible employees, officers, directors and consultants of the Company may be granted incentive or non-qualified stock options, restricted stock, restricted stock units, or other stock-based awards, including shares of common stock. As of December 31, 2019, 7,500,000 shares of Common Stock were reserved under the 2019 Plan, of which 6,985,290 shares of Common Stock remained available for issuance.

On March 29, 2016, the Company adopted the 2016 Equity Incentive Plan (as amended, the “2016 Plan”) under which eligible employees, officers, directors and consultants of the Company may be granted incentive or non-qualified stock options, restricted stock, restricted stock units, or other stock-based awards, including shares of common stock. The 2016 Plan was terminated on December 19, 2019 and all outstanding awards were cancelled.

Stock option activity

The following table summarizes the Company’s stock option activity under the 2019 Plan:

Description	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2018	—
Granted	514,710	$9.90
Forfeited	—
Expired	—
Cancelled	—

Balance at December 31, 2019	514,710	$9.90	10.0	$—

Vested and expected to vest	514,710	$9.90	10.0	$—

Exercisable	—	$—	10.0	$—

The following table summarizes the Company’s stock option activity under the 2016 Plan:

Description	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2017	410,310	$100	8.8	$—
Granted	84,270	100
Forfeited	(74,255)	100
Expired	(8,845)	100

Balance at December 31, 2018	411,480	$100	8.3	$—
Granted	67,050	$90
Forfeited	(32,860)	$99
Expired	(8,640)	$99
Cancelled	(437,030)	$100
Balance at December 31, 2019	—

Vested and expected to vest	—	$—	—	$—

Exercisable	—	$—	—	$—

(1)

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. There were no in-the-money options as of December 31, 2019 and 2018.

No stock options were exercised during the years ended December 31, 2019 and 2018.

The following table summarizes additional information on stock option grants and vesting (in thousands):

	2016 Plan		2019 Plan
	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Total fair value of stock options granted	$2,492	$3,473	$974	$—
Total fair value of options vested	1,439	1,924	—	—

Time-based vesting stock options

Under the 2016 Plan, time-based vesting stock options vested over a five-year period, subject to graded vesting schedules, and expired ten years from the date of grant or within 90 days of termination. The weighted-average fair value per share of time-based vesting stock options granted by us was $37.16 and $41.20 during the years ended December 31, 2019 and 2018, respectively.

Under the 2016 Plan, for the years ended December 31, 2019 and 2018, the Company recognized $2.3 million and $1.5 million of stock-based compensation expense in connection with time-based stock options, respectively. As of December 31, 2019, there was $0 million of unrecognized stock-based compensation expense as the plan was terminated during 2019.

Under the 2019 Plan, time-based vesting stock options generally vest over a three-year period, are subject to graded vesting schedules, and expire ten years from the date of grant or within 90 days of termination. The weighted-average fair value per share of time-based vesting stock options granted by us was $1.89, during the year ended December 31, 2019.

Under the 2019 Plan, for the year ended December 31, 2019, the Company recognized $0.01 million of stock-based compensation expense in connection with time-based stock options, respectively. As of December 31, 2019, there was $1.0 million of unrecognized stock-based compensation expense related to unvested time-based stock options that is expected to be recognized over a weighted-average period of three years.

Performance-based vesting stock options

Performance-based vesting stock options generally vested upon the satisfaction of performance- and market-based criteria, based on the Principal Stockholders’ (as defined in the 2016 Plan) internal rate of return on their investment in the Company as measured following their sale of at least 70% of the Principal Stockholders total holdings in the Company, and expire ten years from the date of grant. The weighted-average fair value per share of performance-based vesting stock options granted by us was $37.16 and $41.20 during the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, there were no stock options with performance-based vesting outstanding as the plan was terminated.

Award Valuation

The Company used valuation models to value both time and performance-based vesting stock options granted during 2019 and 2018. The following table summarizes the assumptions used in the valuation models to determine the fair value of awards granted to employees and non- employees under both the 2019 Plan and the 2016 Plan:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Expected volatility	36.92-37.70%	35.51-36.39%
Expected term (in years)	6-6.5	6.5
Dividend yield	0%	0%
Risk free interest rate	1.79-2.89%	2.59-2.89%

A discussion of management’s methodology for developing each of the assumptions used in the valuation model follows:

•

Expected volatility – Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses an estimated volatility based on the historical and implied volatilities of comparable companies.

•

Expected term – This is the period that the options granted are expected to remain unexercised. For options granted during the years ended December 31, 2019 and 2018, the Company derived the expected life of the option based on the average midpoint between vesting and the contractual term as there is little exercise history.

•	Dividend yield – The Company has never declared or paid dividends and have no plans to do so in the foreseeable future.

•	Risk-free interest rate – This is the U.S. Treasury rate for securities with similar terms that most closely resembles the expected life of the option.

Stock award activity

During the years ended December 31, 2019 and 2018, the Company granted to certain non- employee directors 7,223 and 6,500 stock awards, respectively. These stock awards were issued to non-employee directors in satisfaction of their annual retainer payments and are not subject to any vesting conditions, and thus became issued and outstanding shares on the grant date. Accordingly, the Company recognized the grant-date fair value of the stock awards of $0.7 million and $0.6 million as stock-based compensation expense concurrent with the grant date of the awards during the years ended December 31, 2019 and 2018, respectively.

Stock-based compensation expense

Stock-based compensation expense is included in the Consolidated Statements of Comprehensive Loss within the following line items (in thousands):

	December 31,
	2019	2018
Cost of revenues	$573	$869
General and administrative	1,161	1,023
Research and development	87	14
Sales and marketing	444	219

Total	$2,265	$2,125

Restricted stock units

Certain employees may be eligible to receive restricted stock unit awards in the event of an change in control (as defined in the respective employment agreements) with a market value equal to the greater of (1) $3.5 million or (2) an amount determined using a formula-based model (as defined in the respective employment agreements), as of the date of such grants.

As of December 31, 2019, no such awards were issued under the 2019 Plan.

Note 10 – Equity

The Company is authorized to issue up to 200,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, $0.0001 par value per share. Each holder of Common Stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The holders of the Common Stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the Company’s Board of Directors may from time to time determine. In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed ratably among the holders of the then outstanding common stock.

During 2019, the Company issued 172,350 shares of Common Stock in exchange for $1.7 million. During 2018, the Company issued 3,826,151 shares of Common Stock in exchange for $39.2 million, adjusted for the recapitalization.

Warrants

On December 19, 2019, in connection with the consummation of the Business Combination, the Company assumed 23,000,000 warrants (the “Public Warrants”), 4,585,281 warrants (the “Private Warrants”) and (iii) 1,764,719 warrants (the “Debenture Holder Warrants”). These warrants qualified for equity accounting as the warrants did not fall within the scope of ASC Topic 480, Distinguishing Liabilities from Equity. The warrants were measured at fair value at the time of issuance and classified as equity.

Each warrant entitles the holder to purchase one share of common stock for $11.50 per share. If held by the initial purchaser of the Private Warrant or certain permitted transferees, the purchase can occur on a cashless basis. The warrants will expire on December 19, 2024 or earlier upon redemption or liquidation.

If the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, the Company may redeem all the Public Warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. The warrants will not be adjusted for issuance of common stock at a price below its exercise price. The Company will not be required to net cash settle the warrants.

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Shares Subject to Forfeiture

On December 19, 2019, in connection with the consummation of the reverse merger transaction, 550,000 shares of common stock held by Pivotal Acquisition Holdings LLC are subject to an additional lockup that will be released only if the last reported sale price of the common stock equals or exceeds $15.00 for a period of 20 consecutive trading days during the five-year period following the Closing Date. If the last reported sale price of common stock does not equal or exceed $15.00 within five years from the Closing Date, such shares will be forfeited to the Company for no consideration. These shares are reported as outstanding in our financial statements.

Note 11 – Earnings (loss) per share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing the net earnings (loss) for the year by the weighted-average number of common shares outstanding during the period. Due to the Company’s net loss for the years ended December 31, 2019 and 2018, all potential common stock equivalents were anti-dilutive.

The following table summarizes basic and diluted earnings (loss) per share or the years ended December 31, 2019 and 2018 (in thousands, except per share amounts):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Basic and diluted loss per share:
Net loss	$(54,014)	$(67,739)

Weighted average common shares outstanding—basic	42,425,295	40,382,578
Dilutive effect of potentially issuable shares	—	—

Weighted average common shares outstanding—diluted	42,425,295	40,382,578

Basic loss per share	$(1.27)	$(1.68)
Dilutive effect of potentially issuable shares	—	—

Diluted loss per share	$(1.27)	$(1.68)

Common share equivalents excluded due to anti-dilutive effect	—	—

Note 12 – Foreign currency

The Company had immaterial foreign currency losses that are reflected in “Other expense” on the Company’s Consolidated Statements of Comprehensive Loss for years December 31, 2019 and 2018, respectively. Transaction gains and losses, both realized and unrealized, relate to the remeasurement or settlement of monetary assets and liabilities that are denominated in a currency other than an entity’s functional currency. These monetary assets and liabilities include cash as well as third party receivables and payables.

Note 13 – Income taxes

The components of income tax expense for the years ended December 31, 2019 and 2018 are presented below (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Current
Federal	$(37)	$—
State	61	—
Foreign	447	2,808
Deferred
Federal	332	(4,049)
State	705	49
Foreign	(789)	(2,549)

Total income tax (benefit) provision	$719	$(3,741)

The actual income tax expense amounts for the years ended December 31, 2019 and 2018 differed from the expected tax amounts computed by applying the U.S. federal corporate income tax rate of 21% for 2019 and 2018 to the amounts of loss before income taxes as presented below (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Pre-tax book loss	$(53,295)	$(71,480)
Tax at Federal statutory rate of 21% in 2019 and 2018	(11,192)	(15,011)
Stock-based compensation	1,060	—
State taxes	766	49
Foreign rate differential	(871)	(713)
Deferred rate change	—	(80)
TCJA impact	—	(7,712)
Other adjustments	(1,707)	1,578
Valuation allowance	12,663	18,148

Total income tax (benefit) provision	$719	$(3,741)

The domestic and foreign components of loss before income taxes from continuing operations for the years ended December 31, 2019 and 2018 are as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Domestic	$(52,438)	$(65,356)
Foreign	(857)	(6,124)

Total	$(53,295)	$(71,480)

The tax effects of temporary differences at December 31, 2019 and 2018 are as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net operating losses and other carryforwards	$41,299	$38,010
Interest expense carryforward	20,070	9,276
Property and equipment	2,221	—
Accrued expenses	82	701
Allowance for doubtful accounts	1,517	1,194
Stock-based compensation	—	916
Other	633	1,028

Deferred tax asset	65,822	51,125
Valuation allowance	(51,895)	(36,595)

Total deferred tax assets, net of valuation allowance	13,927	14,530
Property and equipment	—	(510)
Intangible assets	(20,098)	(19,283)
Prepaid expenses	(73)	(812)
Other	(50)	—

Deferred tax liability	(20,221)	(20,605)

Net deferred tax liability	$(6,294)	$(6,075)

At December 31, 2019 and 2018, the Company had tax effected U.S. federal net operating loss carryforwards of approximately $31.0 million and $29.0 million, respectively. At December 31, 2019 and 2018, the Company had tax effected state net operating loss carryforwards of approximately $6.5 million and $6.6 million, respectively. At December 31, 2019 and 2018, the Company also had U.S. tax credit carryforwards of approximately $0.9 million and $0.9 million, respectively. The net operating loss and credit carryforwards, if not used, will begin to expire in 2024

The tax effected foreign net operating loss at December 31, 2019 and 2018 is approximately $2.9 million and $1.5 million, respectively, the majority of which has an unlimited carryforward period.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2015. The Company is also subject to examination in various foreign jurisdictions. In material foreign jurisdictions, the statute of limitations ranges one – four years from the filing of a tax return.

No provision was made for U.S. taxes on the undistributed earnings of the foreign subsidiaries, as such earnings are considered to be permanently reinvested. Such earnings have been, and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

Valuation Allowance

As of December 31, 2019 and 2018, the Company had a valuation allowance of $51.9 million and $36.6 million, respectively, against certain deferred tax assets. The valuation allowance relates to the deferred tax assets of the Company’s U.S. entities, including federal and state tax attributes and timing differences, as well as the deferred tax assets of certain foreign subsidiaries. The increase in the valuation allowance during 2019 is primarily related to operating losses incurred during the year and the limitation on deductibility of interest expense. To the extent the Company determines that, based on the weight of available evidence, all or a portion of its valuation allowance is no longer necessary, the Company will recognize an income tax benefit in the period such determination is made for the reversal of the valuation allowance. If management determines that, based on the weight of available evidence, it is more-likely-than-not that all or a portion of the net deferred tax assets will not be realized; the Company may recognize income tax expense in the period such determination is made to increase the valuation allowance. It is possible that such reduction of or addition to the Company’s valuation allowance may have a material impact on the Company’s results from operations.

A summary of the deferred tax asset valuation allowance is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Beginning Balance	$36,595	$22,513
Additions	$15,622	$22,636
Reductions	(322)	(8,554)

Ending Balance	$51,895	$36,595

Note 14 – Severance and retention

In connection with the Company’s continued integration and realignment efforts following the 2016 acquisition of Kroll Ontrack, LLC, the Company recorded severance and retention expense of $1.4 million during the years ended December 31, 2019 and 2018, comprised of employee severance and other employee-related costs associated with a reduction in workforce of 33 and 47 employees for 2019 and 2018, respectively. Severance and retention expense are included in the Consolidated Statements of Comprehensive Loss as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Costs of revenues	$301	$8
General and administrative	567	799
Sales and marketing	516	616
Research and development	19	—

Total	$1,403	$1,423

The activity and balance of severance-related liabilities, which are recorded within Accounts payable and accrued expense in our Consolidated Balance Sheet, are as follows (in thousands):

Balance at December 31, 2017	$1,071
Payments	(1,939)
Expense	1,423

Balance at December 31, 2018	$555
Payments	(1,600)
Expense	1,403

Balance at December 31, 2019	$358

Note 15 – Commitments and contingencies

The Company is involved in various legal proceedings, which may arise occasionally in the normal course of business. While the ultimate results of such matters generally cannot be predicted with certainty, management does not expect such matters to have a material effect on the financial position and results of operations as of December 31, 2019. The Company has four letters of credit totaling $0.9 million as additional security for lease guarantees related to four leased properties.

Note 16 – Related parties

On December 22, 2015, the Company entered into a consulting agreement with Carlyle Investment Management, LLC, an affiliate of Carlyle, for advisory, consulting and other services in relation to the strategic and financial management of the Company. For each of the years ended December 31, 2019 and 2018, the Company recognized $1.0 million in management consulting fees, reflected within “General and administrative expenses” in the accompanying consolidated Statements of Comprehensive Loss. As of December 31, 2018, there was $2.3 million outstanding. In connection with the Business Combination, all previously accrued amounts were paid and the agreement was terminated.

In connection with the Business Combination, The Company assumed $200.0 million of Debentures of which $100.0 million are owed to affiliates of MGG Investment Group, an affiliate of Kevin Griffin, a director of the Company. For the year ended December 31, 2019, the Company recognized $0.4 million in interest expense related to the $100 million Debentures.

Note 17 – Subsequent events

The Company has evaluated subsequent events through the dates on which this Form 10-K was filed, the date on which these financial statements were issued, and identified the below items for discussion.

On February 18, 2020 the Company issued an additional 3.5 million time-based options and 1 million performance/market-based restricted stock units to its employees under the 2019 Plan.

On March 25, 2020, the Company borrowed $29.0 million under its Revolving Credit Facility.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$	43,810.75
Transfer agent’s fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

*	Estimated expenses not presently known.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of our second amended and restated certificate of incorporation provides:

“The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

On December 16, 2019, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors identified therein (the “Purchasers”). Pursuant to the Purchase Agreement, on December 19, 2019, we offered and sold $200 million aggregate principal amount of our Debentures in a private placement to certain “accredited investors” pursuant to an exemption from registration under Section 4(a)(2) of the Securities

Act. Neither the Debentures nor the underlying shares of Common Stock (or shares subject to purchase by the Purchasers following an optional redemption) have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition, in connection with the issuance of the Debentures and pursuant to the Purchase Agreement, we issued and sold to certain of the Purchasers an aggregate of 2,097,974 shares of our Common Stock and 1,764,719 Debenture Holder Warrants to purchase shares of our Common Stock in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither such shares of Common Stock nor such Warrants (or the shares of Common Stock for which the Warrants are exercisable) have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We do not intend to file a shelf registration statement for the resale of the Debentures, any shares of common stock issuable pursuant to the terms of the Debentures or any shares of Common Stock or Warrants to purchase Common Stock sold or issuable pursuant to the terms of the Purchase Agreement.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.	Undertakings

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on

Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit	Description

2.1+	Agreement and Plan of Merger, dated as of May 20, 2019, by and among Pivotal Acquisition Corp., Pivotal Merger Sub Corp., LD Topco, Inc., and Carlyle Equity Opportunity GP, LP (solely as representative of the stockholders of LD Topco, Inc.) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed May 21, 2019)

2.2	Amendment to Agreement and Plan of Merger, dated as of October 30, 2019, by and among Pivotal Acquisition Corp., Pivotal Merger Sub Corp., LD Topco, Inc., and Carlyle Equity Opportunity GP, LP (solely as representative of the stockholders of LD Topco, Inc.) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed November 1, 2019)

2.3	Amendment No. 2, dated as of December 16, 2019, to Agreement and Plan of Reorganization, dated as of May 30, 2019, as amended on October 30, 2019, by and among Pivotal Acquisition Corp., Pivotal Merger Sub Corp., LD Topco, Inc. and Carlyle Equity Opportunity GP, L.P. (solely as representative of the stockholders of LD Topco, Inc.) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed December 17, 2019)

3.1	Second Amended and Restated Certificate of Incorporation of KLDiscovery Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed December 26, 2019)

3.2	Amended and Restated Bylaws of KLDiscovery Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 26, 2019)

4.1	Specimen Common Stock Certificate of KLDiscovery Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed December 26, 2019)

4.2	Specimen Warrant Certificate of KLDiscovery Inc. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed December 26, 2019)

4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Pivotal Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed February 1, 2019)

4.4	Form of 8.00% Convertible Debenture due 2024 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed December 26, 2019)

4.5	Securities Purchase Agreement, dated as of December 16. 2019, by and among Pivotal Acquisition Corp. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 17, 2019)

4.6	Registration Rights Agreement, dated December 19, 2019, by and among Pivotal Acquisition Corp., affiliates of Carlyle Equity Opportunity GP, L.P. and Revolution Growth III, LP and certain other signatories thereto (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed December 26, 2019)

5.1**	Opinion of Latham & Watkins LLP regarding the Offered Securities

10.1	KLDiscovery Inc. 2019 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 26, 2019)

10.2	Employment Agreement, dated as of September 30, 2011, between LDiscovery, LLC and Christopher Weiler (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-232238) filed on June 21, 2019)

10.3	Offer Letter, dated as of September 30, 2006, between LegisDiscovery, LLC and Krystina Jones (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (File No. 333-232238) filed on June 21, 2019)

10.4	Offer Letter, dated as of August 25, 2017, between KrolLDiscovery and Dawn Wilson (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 (File No. 333-232238) filed on June 21, 2019)

Exhibit	Description

10.5	First Lien Credit Agreement, dated as of December 9, 2016, among LD Intermediate Holdings, Inc. and LD Lower Holdings, Inc., as co-borrowers, LD Topco, Inc., as Holdings, Royal Bank of Canada, as administrative agent, collateral agent, swing line lender and L/C issuer, the other lenders party thereto, and RBC Capital Markets and TD Securities (USA) LLC, as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (File No. 333-232238) filed on June 21, 2019)

10.6	Second Lien Credit Agreement, dated as of December 9, 2016, among LD Intermediate Holdings, Inc. and LD Lower Holdings, Inc., as co-borrowers, LD Topco, Inc., as Holdings, Royal Bank of Canada, as administrative agent and collateral agent, the other lenders party thereto, and RBC Capital Markets, Northwestern Mutual Investment Management Company, LLC and TD Securities (USA) LLC, as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (File No. 333-232238) filed on June 21, 2019)

10.7*	Software License Agreement, dated as of January 1, 2018, between LDiscovery, LLC and Relativity ODA LLC (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (File No. 333-232238) filed on July 26, 2019)

10.8	KLDiscovery Inc. 2019 Incentive Award Plan—Form of Stock Option Agreement (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (File No. 333-232238) filed on September 16, 2019)

10.9	KLDiscovery Inc. 2019 Incentive Award Plan—Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (File No. 333-232238) filed on September 16, 2019)

10.10	KLDiscovery Inc. 2019 Incentive Award Plan—Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 (File No. 333-232238) filed on September 16, 2019)

10.11	KLDiscovery Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (File No. 333-232238) filed on September 16, 2019)

10.12	KLDiscovery Inc. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed December 26, 2019)

10.13	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed December 26, 2019)

10.14	Stockholders’ Agreement, dated December 19, 2019, by and among Pivotal Acquisition Corp., affiliates of Carlyle Equity Opportunity GP, L.P. and Revolution Growth III, LP and certain other signatories thereto (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed December 26, 2019)

10.15	Amendment to Stockholders’ Agreement, dated as of March 23, 2020, by and among KLDiscovery Inc., affiliates of Carlyle Equity Opportunity GP, L.P. and Revolution Growth III, LP

16.1	Letter from Marcum LLP to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed December 26, 2019)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed December 26, 2019)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Marcum LLP

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of Registration Statement)

+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*	Certain confidential information contained in this agreement has been omitted because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on this 30th day of March, 2020.

By	/s/ Christopher J. Weiler
Christopher J. Weiler
Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher J. Weiler Christopher J. Weiler	Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2020

/s/ Dawn Wilson Dawn Wilson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2020

* Donna Morea	Director (Chair)	March 30, 2020

* Jonathan J. Ledecky	Director (Vice-Chairman)	March 30, 2020

* William Darman	Director	March 30, 2020

Ian Fujiyama	Director

Kevin Griffin	Director

* Evan Morgan	Director	March 30, 2020

Lawrence Prior III	Director

* Richard Williams	Director	March 30, 2020

*By:	/s/ Dawn Wilson
Name: Dawn Wilson Title: Chief Financial Officer